As filed with the Securities and Exchange Commission on April 2, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Enerpulse Technologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada	3714	27-2969241
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2451 Alamo Ave SE
Albuquerque, New Mexico 87106
(505) 842-5201

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bryan C. Templeton
Chief Financial Officer and Treasurer
2451 Alamo Ave SE
Albuquerque, New Mexico 87106
(505) 842-5201

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark C. Lee
Greenberg Traurig, LLP
1201 K Street, Suite 1100
Sacramento, California 95814
(916) 442-1111

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	22,484,531	$ 0.13	$ 2,922,989.06	$ 339.65

(1)	In the event of a stock split, stock dividend or other similar transaction involving the registrant’s common stock, in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically increased to cover the additional common shares in accordance with Rule 416(a) under the Securities Act of 1933.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. Based on the average of the high and low sales prices of the registrant’s common stock ($0.13 per share) on the OTCQB marketplace on March 27, 2015.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 2, 2015

PRELIMINARY PROSPECTUS

Enerpulse Technologies, Inc.

22,484,531 Shares of Common Stock

This prospectus relates to the offer and sale from time to time by the selling stockholders identified in this prospectus of up to 22,484,531 shares of our common stock, par value $0.01 per share. The shares of common stock covered by this prospectus include shares of common stock issued or issuable upon conversion of our senior secured convertible notes in an aggregate principal amount of $3,048,750 (the “Convertible Notes”) which were issued in connection with a private placement financing. We are registering the resale of the shares of common stock underlying the Convertible Notes as required by the Registration Rights Agreement that we entered into with the selling stockholders on February 19, 2015 (the “Registration Rights Agreement”).

The shares offered by this prospectus may be sold from time to time by the selling stockholders at prevailing market prices or prices negotiated at the time of sale. See “Plan of Distribution” and “Principal Stockholders and Selling Stockholders.” The shares offered by this prospectus were issued or are issuable upon conversion of securities issued to the selling stockholders in transactions exempt from registration under the Securities Act of 1933, or Securities Act.

We will not receive any cash proceeds from the sale of shares by the selling stockholders. We will pay the expenses of registering the shares. These shares will be offered for sale by the selling stockholders in accordance with the “Plan of Distribution.”

Our common stock is currently quoted on the OTCQB under the symbol “ENPT”. The closing price of our common stock on the OTCQB on March 31, 2015 was $0.118 per share.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2015.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Some of the industry and market data contained in or incorporated by reference in this prospectus are based on independent industry publications or other publicly available information, while other information is based on our internal sources. Although we believe that each source is reliable as of its respective date, the information contained in such sources has not been independently verified, and we cannot assure you as to the accuracy or completeness of this information.

All trade names used in this prospectus are either our registered trademarks or trademarks of their respective holders. Throughout this prospectus, we refer to various trademarks, service marks and trade names that we use in our business. n-PAC® is one of our registered trademarks. We also have a number of other registered trademarks, service marks and pending applications relating to our products. Other trademarks and service marks appearing in this prospectus are the property of their respective holders.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus or incorporated by reference herein. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the risks related to our business and investing in our common stock discussed under “Risk Factors” beginning on page 10 and the other information and documents incorporated by reference into this prospectus, including our consolidated financial statements and related notes thereto.

Overview

Enerpulse Technologies, Inc. was incorporated in the State of Nevada on May 3, 2010 and currently conducts our operations primarily through our wholly-owned subsidiary, Enerpulse, Inc. Enerpulse, Inc. was originally incorporated under the laws of the State of New Mexico in 1998 under the name “Combustion Technology Products, Corp.” On January 20, 2004, Combustion Technology Products, Corp. changed its name to Enerpulse, Inc., merged with Enerpulse, Inc. a Delaware corporation, and became a Delaware corporation.

We completed a reverse acquisition with Enerpulse, Inc. on September 4, 2013 when our wholly-owned subsidiary, Enerpulse Merger Sub, Inc., merged with and into Enerpulse, Inc. We refer to this transaction as the “Merger.” The Merger was accounted for as a reverse acquisition and, as a result, our Company’s (the legal acquirer) consolidated financial statements are now those of Enerpulse, Inc. (the accounting acquirer), with the assets and liabilities and revenues and expenses of ENPT being included effective from September 4, 2013, the date of the closing of the Merger.

Enerpulse Technologies, Inc. has designed, developed and commercialized a high-power, capacitor-based technology that improves performance of spark-ignited internal combustion (IC) engines in such areas of horsepower, torque, fuel economy, acceleration, combustion stability and emissions. Our patented technology is called Nano-Plasma Assisted Combustion (n-PAC®) technology. We believe our n-PAC® technology will enable fuel consumption and emissions improvements. Furthermore, we believe n-PAC® technology will enhance vehicle performance by increasing engine torque and improving throttle response and combustion stability.

In addition to the benefits in gasoline-fueled vehicles, we believe our n-PAC® technology has similar or greater benefits in IC engines operating on alternative combustion fuels including natural gas, CNG, LNG, LPG and landfill gas (collectively referred to as “natural gas”). Enerpulse n-PAC® technology installed on natural gas (CNG, CNG or LNG) engines show combustion benefits that result in increased performance by way of greater engine power output, reduced fuel consumption and lower emissions. While testing is currently being conducted on engines fueled by landfill gas and LPG and we believe the results on these fuels should be similar to natural gas results, there is no assurance or guarantee that this will occur.

To our knowledge, our patented n-PAC® technology is the only n-PAC® technology in the market and there are no other n-PAC® products or similar technology under development or for sale by others.

Enerpulse initially commercialized its n-PAC® technology for the automotive aftermarket as it represented the fastest path to market and validation of the technology’s potential. Through this channel, we have developed brand awareness, customer base, manufacturing capability and distribution channels. The aftermarket has also provided a platform for large-scale field tests to validate performance and durability that will serve as a strong foundation for our move into the larger original equipment manufacturer (OEM) automotive and burgeoning natural gas engine markets. Our n-PAC® technology is a direct replacement for automotive spark plugs. To date, over one million n-PAC® technology units have been deployed on IC engines through the automotive aftermarket channels. We have registered trademarks for Pulstar®, Pulse Plug®, EcoPulse®, n-PAC® and Spark of Genius®.

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We are headquartered in Albuquerque, New Mexico. Our proprietary n-PAC® products are manufactured at our facility in Albuquerque, New Mexico.

Target Markets

We have identified the stationary and mobile natural gas markets, automotive OEM market and automotive and power sports aftermarkets for initial implementation of our n-PAC® technology. Enerpulse initially commercialized its n-PAC® technology for the automotive aftermarket as it represented the fastest path to market and validation of the technology’s potential. Through this channel, we have developed brand awareness, customer base, manufacturing capability and distribution channels. The aftermarket has also provided a platform for large-scale field tests to validate performance and durability that will serve as a strong foundation for our move into the larger OEM automotive and burgeoning natural gas engine markets. We made our initial push into the automotive OEMs in late 2011, and are now testing with four major manufacturers. We first identified the natural gas engine market in 2009 and have been nominated as part of two vehicular natural gas engine platforms and are in active discussions with several natural gas stationary OEMs.

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Natural Gas Markets (Stationary and Mobile)

Natural gas is used in large stationary IC engines for a variety of applications such as compression on natural gas pipelines; base load, distributed and peak demand generation of electricity; and for pumping oil and other liquids. Manufacturers of stationary natural gas engines include companies such as Rolls-Royce, General Electric, Kawasaki, Caterpillar and Cummins. Estimates from the United States Department of Energy and the United States Energy Information Administration indicate that there are over 15,000 natural gas fueled engines in these two markets. According to Argonne National Laboratories, stationary natural gas engines require spark plug replacement three to four times per year.

The use of natural gas in vehicular applications such as passenger cars and medium/heavy duty commercial trucks is growing rapidly due to the long-term operational savings associated with the lower cost of natural gas as compared to gasoline or diesel fuels. In addition, according to the London Economic Institute, the maintenance cost of a natural gas vehicle is also lower than that of a gasoline or diesel fueled vehicle. We have run internal tests, and have supported independent third party tests, which demonstrate that our n-PAC® technology improves engine stability, reduces fuel consumption and lowers emissions in natural gas IC engines when compared to conventional spark plugs. We have also published SAE and ASME technical papers, which support these findings. According to Natural Gas Vehicles for America and forecasts from Navigant Consulting, Inc., the market for NGVs is projected to reach 34.9 million vehicles by 2020.

We have established distribution in this segment through performance based exclusive agreements with LPG and CNG conversion companies, Icom in the US and Imega in Europe. Both companies have significant market share in vehicular natural gas engine conversion systems and vehicular fleet natural gas conversion services. Initial orders have been placed by Icom and initial orders will be placed by Imega once engine certifications are complete in the second quarter of 2015.

Automotive OEM Market

All major automotive OEMs that produce passenger vehicles, light duty trucks, or motorcycles use spark-ignited IC engines. In the OEM segment, we believe our n-PAC® technology will provide benefits for all gasoline and/or natural gas spark-ignited IC engine, regardless of manufacturer or vehicular platform. According to the International Organization of Motor Vehicle Manufacturers (OICA), total passenger car, light and heavy duty truck production in the United States consisted of 11.7 million units in 2014 with another 17.0 million units in the European Union.

We are actively engaged in collaborative testing programs of our n-PAC® technology at four major automotive OEMs, with expressions of interest to test from three others; however, we have not yet entered into any sale agreements. We believe our n-PAC® technology benefits are additive to any major modifications that OEMs may make to their engines such as turbo or supercharging, direct gas injection or variable valve timing. Unlike other solutions utilizing electric and/or hybrid propulsion systems in order to meet regulatory standards, our n-PAC® technology does not rely on massive changes to vehicle drive systems, fuel distribution systems or electric power infrastructures for its success.

To date, we have not earned any revenues from sales of our n-PAC® technology in the automotive OEM market.

Automotive and Power Sports Aftermarket

We believe the automotive aftermarket also represents a meaningful opportunity for Enerpulse’s n-PAC® technology. Our Pulstar® branded aftermarket products utilize Enerpulse’s patented n-PAC® technology and can be used in all spark-ignited IC engines, including passenger cars, light trucks, commercial trucks and motorcycles. Our Pulstar® pulse plugs fit directly into existing IC engine ignition systems and utilize existing fuel delivery infrastructures. We believe Pulstar® pulse plugs are compatible with approximately 75% of the current North American car parc. According to Ward’s Automotive, there are currently over one billion passenger vehicles on the road today and Frost & Sullivan estimated that aftermarket sales for vehicle spark plugs in North America for 2010 were 249 million units generating $523 million in revenues. We have sold over one million n-PAC® technology based units into the automotive and power sports aftermarket.

We currently sell our Pulstar® pulse plugs in the “Plug-and-Play” automotive aftermarket through multiple “big box” and internet automotive parts retailers including Advance Auto Parts, O’Reilly Auto Parts, AutoZone, Pep Boys, Amazon.com, USAutopart.com, Autoanything.com, SparkPlugs.com and a variety of international distributors. We are also selling in the power sports aftermarket through specialized motorcycle parts and accessories dealers and retailers including J&P Cycle, Custom Chrome and Tucker Rocky.

While specific customizations can be made for OEM needs, n-PAC® technology utilized for aftermarket and OEM products are similar.

Currently our sources of revenue include automotive and power sports vehicles aftermarket, natural gas industrial engine aftermarket, and natural gas engine conversion sales

Potential Competitive Strengths

We believe our n-PAC® technology improves fuel ignitability, combustion efficiency and combustion stability of IC engines, thus enabling engines to operate with consistent ignition using less fuel in the fuel mixture and/or precise ignition with more exhaust gas in the fuel mixture resulting in improved engine starting, lower fuel consumption, and reduced exhaust emissions while, at the same time, delivering increased power (torque) and throttle response.

n-PAC® pulse plugs are a direct replacement for conventional spark plugs, requiring no changes to a vehicle’s ignition systems or engine compartment geometry. In the automotive market, we believe our n-PAC® technology will also reduce tailpipe emissions by shortening the amount of time required for the catalytic converter to reach peak capacity. This improvement provides an elegant and low cost solution for automotive OEMs looking to meet government mandated emissions regulations at less cost than alternative technologies. Unlike electric or hybrid-electric drive trains, n-PAC® technology does not require massive changes to vehicle drive systems or fuel/power infrastructures for its success. In addition, n-PAC® technology integrates with all advanced engine control systems and can be optimized through normal calibration processes.

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On-site testing of n-PAC® technology on natural gas fueled engines, in both stationary and vehicular applications, has demonstrated improved fuel consumption and reduced exhaust emissions. This offers a significant cost reduction opportunity to stationary natural gas engine operators and further enables the adoption of natural gas fuels in the transportation sector.

In the automotive aftermarket, our Pulstar® n-PAC® plugs are Plug-and-Play, offering consumers a simple and cost-effective engine performance upgrade. Furthermore, aftermarket distribution channels appreciate that Pulstar® n-PAC® plugs cover up to 75% of existing North American vehicles with far fewer SKUs than offered by conventional spark plug manufacturers.

Growth Strategy

Utilize Compelling Field Test Data To Rapidly Expand Sales in the Natural Gas IC Engine Market

We believe that natural gas IC engine manufacturers, service providers and engine operators are looking to aggressively adopt new technologies in pursuit of reduced fuel consumption and engine maintenance. Our strategy is to continue supplying stationary natural gas fueled IC engine service providers and owner-operators with n-PAC® technology test data that demonstrates improved fuel economy, reduced emissions, durability, and engine stability utilizing Enerpulse’s n-PAC® technology when compared to conventional spark plugs. To accelerate penetration in this segment, we have entered into an exclusive North American distribution agreement with Freepoint Commerce Marketing LLC, or Freepoint, a subsidiary of Freepoint Commodities LLC. Freepoint has strong established business relationships throughout the energy sector.

We are also engaged in substantive technical discussions with several natural gas engine OEMs and engine converters based on favorable combustion and engine tests. Business development in this sector is carried out by our in-house engineering and commercial sales staff.

Continue Collaborative Testing with Automotive OEMs

We are actively engaged in collaborative testing programs of our n-PAC® technology with five major automotive OEMs, and have received expressions of interest from three others. One major automotive OEM has indicated a strong interest in adopting n-PAC® technology on a high-volume engine platform, contingent upon our partnering with an existing Tier-1 spark plug manufacturer. Although no major automotive OEMs are currently using n-PAC® technology, our strategy is to secure adoption on one or two existing major automotive OEM engine platforms. We believe this approach will quickly convince other major automotive OEMs to adopt n-PAC® technology, but there is no guarantee that this will occur. The major automotive OEMs referenced herein exclude Valor and the collaborative testing discussed does not include our relationship with Valor under our letter agreement with Valor.

Major automotive OEM adoption cycles on new vehicle or powertrain platforms can take four years or more. However, adoption timing of a new product is highly dependent on the complexity of system integration. n-PAC® technology is relatively easy for an automotive OEM to adopt since it is a direct replacement for conventional spark plugs requiring no changes to engine geometry. Furthermore, n-PAC® technology can be adopted as a “running change” on existing engine platforms and optimized with recalibration of engine control parameters.

Establish Strategic Relationships with Tier-1 Spark Plug Manufacturers

We are currently in discussions with several Tier-1 spark plug manufacturers, with the goal of establishing long-term manufacturing relationships. To support this goal, we will continue our third party testing. We believe that our test data is compelling and will influence the OEMs and Tier-1 spark plug manufacturers to partner with us in development and manufacturing programs. As referenced above, one automotive OEM has asked its current Tier-1 spark plug providers to explore a manufacturing relationship with Enerpulse and we believe other similar requests will happen in the near future.

Utilize Print and Online Advertising to Drive Aftermarket Sales

Enerpulse has already established an extensive distribution network for our branded Pulstar® pulse plugs. To grow this channel further, we intend to drive consumers to our established automotive parts retailers through extensive and consistent advertising. In 2013, we hired The Marx Group, an automotive industry marketing communication firm, to advise us on implementing an aftermarket consumer-focused media plan. As part of this media plan, we are placing advertisements in consumer magazines geared towards automotive enthusiasts. The automotive publications we have advertised in thus far include Motor Magazine, Performance Business, Dsport, Super Street, Mopar Muscle, Trucking and Off-Road.

Expand Aftermarket Channels to Drive Growth in All Markets

Aftermarket sales channels are an important part of our overall business strategy as they provide the following benefits:

•  facilitate integration of pulse power technology into a commercial product applicable to a broad range of vehicles;

•  introduce our Pulstar® brand and heightens public awareness of n-PAC® technology in vehicular applications;

•  enable serial production scale-up; and

•  provide field tests to validate the performance and durability of n-PAC® technology in operating conditions.

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Recent Developments

On February 19, 2015, we entered into a purchase agreement (the “Purchase Agreement”) with various institutional and individual accredited investors and certain of our officers and directors to raise gross proceeds of $3,048,750 million in a private placement of the Convertible Notes and warrants (the “Warrants”) to purchase up to 7,621,875 shares of our common stock (the “Private Placement”).

On February 20, 2015, we completed the Private Placement. We received net proceeds of approximately $3 million from the Private Placement, after paying placement agent fees and estimated offering expenses, which we will use for working capital purposes.

Roth Capital Partners, LLC acted as the exclusive placement agent for the Private Placement and, as compensation therefor, we paid Roth Capital Partners, LLC and/or its designees placement agent fees of approximately $210,000 in the form of (i) $50,000 in cash, (ii) 800,000 shares of our common stock and (iii) a Warrant to purchase up to 1,050,000 shares of our common stock.

We filed the registration statement of which this prospectus is a part to fulfill certain of our contractual obligations under the Registration Rights Agreement that we entered into contemporaneously with the Purchase Agreement.

The Private Placement, including the Purchase Agreement, the Registration Rights Agreement and the Convertible Notes and the Warrants we issued to the investors and the placement agent, are further described in the section entitled “Summary—Description of Private Placement” of this prospectus.

Company Information

Our principal executive offices are located at 2451 Alamo Ave SE, Albuquerque, New Mexico, 87106 and our telephone number is (505) 842-5201. Information regarding our operations may be found at www.enerpulse.com . Information contained in or accessible through this website does not constitute part of this prospectus.

Stock Transfer Agent

Our stock transfer agent is Securities Transfer Corporation, and is located at 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034. The agent’s telephone number is (469) 633-0101.

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The Offering

Common stock offered by the selling stockholders
Up to 22,484,531(1) shares issuable upon the conversion of the Convertible Notes
Common stock offered by us
None.
Common stock outstanding immediately after the offering
29,776,130(2) shares (assuming conversion of all Convertible Notes into common stock)
Use of Proceeds
We will not receive any of the proceeds from the sale by the selling stockholders of the securities. See “Use of Proceeds.”
OTCQB symbol
“ENPT”
Risk factors
See “Risk Factors” beginning on page 10 of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus for a discussion of factors you should consider before investing in shares of our common stock.

(1)	We are registering 125% of (i) the aggregate number of shares issuable upon conversion of the Convertible Notes (or 15,243,750 shares) and (ii) an aggregate number of shares issuable as interest on the principal amount of the Convertible Notes from the issuance date through the scheduled maturity date (or 2,743,875 shares) for resale as required by the Registration Rights Agreement.

(2)	The number of shares of our common stock to be outstanding immediately after this offering is based on 14,532,380 shares outstanding as of March 27, 2015 and the total number of shares being registered pursuant to the Registration Rights Agreement. Such number of shares excludes:

•	1,091,124 shares of common stock issuable upon the exercise of options outstanding as of March 27, 2015, with a weighted average exercise price of $0.63 per share;
•	9,850,471 shares of common stock issuable upon the exercise of warrants outstanding as of March 27, 2015, with a weighted average exercise price of $0.64 per share; and
•	408,876 shares of common stock reserved for future issuance under our 2013 Equity Incentive Plan.

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Description of Private Placement

On February 19, 2015, we entered into a purchase agreement (the “Purchase Agreement”) with various institutional and individual accredited investors and certain of our officers and directors to raise gross proceeds of $3,048,750 million in a private placement of the Convertible Notes and warrants (the “Warrants”) to purchase up to 7,621,875 shares of our common stock (the “Private Placement”).

On February 20, 2015, we completed the Private Placement. We received net proceeds of approximately $3 million from the Private Placement, after paying placement agent fees and estimated offering expenses, which we will use for working capital purposes.

Roth Capital Partners, LLC acted as the exclusive placement agent for the Private Placement and, as compensation therefor, we paid Roth Capital Partners, LLC and/or its designees placement agent fees of approximately $210,000 in the form of (i) $50,000 in cash, (ii) 800,000 shares of our common stock and (iii) a Warrant to purchase up to 1,050,000 shares of our common stock.

In connection with the sale of the Convertible Notes and the Warrants, (i) we entered into a registration rights agreement with the investors (the "Registration Rights Agreement"), (ii) we and our subsidiary entered into a security and pledge agreement in favor of the collateral agent for the investors (the "Security Agreement"), and (iii) our subsidiary entered into a guaranty in favor of the collateral agent for the investors (the “Guaranty”).

 The Purchase Agreement provides, among other things, that we will not (i) issue any securities from the period commencing on the date of the Purchase Agreement and ending on May 21, 2015, subject to certain exceptions, (ii) enter into a variable rate transaction at any time while the Convertible Notes are outstanding, or (iii) file any registration statement, or grant registration rights that can be exercised, prior to the earlier of (A) the date that the registration statement for the resale of all of the registrable securities covered by the Registration Rights Agreement becomes effective and remains in effect and (B) the date that such registrable securities are eligible for resale under Rule 144.

Description of the Convertible Notes

Unless earlier converted or redeemed, the Convertible Notes will mature on February 20, 2018 (“Maturity Date”), subject to the right of the noteholders to extend the date under certain circumstances. The Convertible Notes bear interest at a rate of 6% per annum, subject to increase to 14% per annum upon the occurrence and continuance of an event of default (as described below). Interest on the Convertible Notes is payable in arrears on the Maturity Date in shares of common stock or cash, at our option.

All amounts due under the Convertible Notes are convertible at any time, in whole or in part, at the option of the noteholders into shares of common stock at a fixed, initial conversion price of $0.20 per share (the “Conversion Price”), which is subject to adjustment for stock splits, stock dividends, combinations or similar events. If and whenever after the issuance date we issue or sell, or are deemed to have issued or sold, any shares of common stock for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such issue or sale or deemed issuance or sale (the foregoing a “Dilutive Issuance”), then, immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price.

 Subject to our fulfilling certain conditions, including beneficial ownership limits, we may require the mandatory conversion of all or any principal portion of the Convertible Notes (accompanied by a cash payment to the noteholders of an amount equal to all accrued and unpaid interest and all interest that would have accrued on such principal through the Maturity Date) if the closing price of our common stock for any 20 trading days during any 30 consecutive trading day period equals or exceeds $0.60, as adjusted for stock splits, stock dividends, combinations or similar events.

 A Convertible Note may not be converted and shares of common stock may not be issued under the Convertible Notes if, after giving effect to the conversion or issuance, the noteholder together with its affiliates would beneficially own in excess of 4.99% or 9.99%, at the election of the holder made as of issuance date, of the outstanding shares of common stock. At each noteholder’s option, the cap may be raised or lowered to any other percentage not in excess of 9.99%, except that any increase will only be effective upon 61-days’ prior notice to us.

The Convertible Notes contain certain covenants and restrictions, including, among others, that, for so long as the Convertible Notes are outstanding, we will not (i) incur any indebtedness or permit liens on its properties or assets other than permitted indebtedness and permitted liens under the Convertible Notes, as applicable, (ii) redeem or repay any indebtedness while an event of default has occurred and is continuing under the Convertible Notes or if such redemption or repayment will result in an event of default under the notes or (iii) redeem equity interests or pay cash dividends. Events of default under the Convertible Notes include, among others, failure to pay principal or interest on the Convertible Notes, failure to file or maintain an effective registration statement, or comply with certain covenants under the Convertible Notes.

Security Agreement and Guaranty

Our obligations under the Convertible Notes are secured by all of our assets and the assets of our subsidiary (the “Collateral”) pursuant to the terms of the Security Agreement which confers on the investors a first-priority security interest in the Collateral, subject to permitted liens which may have priority over such security interest.  In addition, all of our obligations under the Convertible Notes are guaranteed by our subsidiary pursuant to the terms of the Guaranty.

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Description of the Warrants

The Warrants are exercisable at any time on or after the date of the issuance of the Warrants and entitle the holders to purchase shares of our common stock for a period of five years from the initial date the warrants become exercisable. The Warrants may be exercised for cash or, six months after the issuance date, on a cashless basis.

 The Warrants will be exercisable at an initial exercise price equal to $0.20 per share, subject to adjustment for stock splits, stock dividends, combinations or similar events. If and whenever after the issuance date we issue or sell, or are deemed to have issued or sold, any shares of common stock in a Dilutive Issuance at a New Issuance Price that is less than the exercise price in effect immediately prior to such issuance, immediately after such Dilutive Issuance, the exercise price then in effect shall be reduced to the New Issuance Price.

The Warrants may not be exercised if, after giving effect to the exercise, the holder of the Warrant together with its affiliates would beneficially own in excess of 4.99% or 9.99%, at the election of the holder as of the issuance date, of the outstanding shares of common stock. At a holder’s option, the cap applicable to the exercise of the Warrants may be raised or lowered to any other percentage not in excess of 9.99%, except that any increase will only be effective upon 61-days’ prior notice to us.

Shares of our common stock that are issuable upon exercise of the Warrants are not being registered under the registration statement to which this prospectus is a part.

Registration Rights Agreement

In connection with the Purchase Agreement, we entered into the Registration Rights Agreement with the investors pursuant to which we agreed to file the registration statement of which this prospectus is a part with the U.S. Securities and Exchange Commission (the “SEC”) to register 125% of the shares of common stock issuable upon conversion of the Convertible Notes, or the Required Registration Amount. Pursuant to the Registration Rights Agreement, we are required to use our reasonable best efforts for the registration statement to be declared effective by the earlier of (i)(A) May 21, 2015 if the registration statement is not subject to a full review by the SEC or (B) July 20, 2015 if the registration statement is subject to full review by the SEC and (ii) the fifth business day after the date we are notified by the SEC that the registration statement will not be reviewed or is not subject to further review. If we are unable to meet our obligations to file, register the Required Registration Amount or obtain and maintain effectiveness of the registration statement under the Registration Rights Agreement, we are required to pay the investors liquidated damages in cash equal to 2.0% of the aggregate purchase price paid by the investors for the Convertible Notes and Warrants for every 30 days or portion thereof until the default is cured.

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Summary Financial Data

The following tables set forth our summary financial data for the periods presented and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Financial Data” and our consolidated financial statements and related notes appearing elsewhere in this prospectus. The summary financial data for the years ended December 31, 2014 and 2013 was derived from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results presented below are not necessarily indicative of the financial results that may be achieved in any future period.

	Years Ended December 31,
	2014	2013
Statement of Operations Data:
Sales	$311,898	$459,308
Cost of sales	316,580	395,978
Gross profit	(4,682)	63,330
Selling, general and administrative expenses	3,436,621	3,519,875
Loss from operations	(3,441,303)	(3,456,545)
Other expense	(387,108)	(495,045)
Net loss	$(3,828,411)	$(3,951,590)
Net loss per common share (basic and diluted)	$(0.32)	$(0.50)
Net loss per puttable common share (basic and diluted)	$(0.32)	$(0.50)
Weighted average number of shares outstanding (basic and diluted) – common	11,800,874	7,903,373
Weighted average number of shares outstanding (basic and diluted) – puttable common	85,247	25,538

	December 31,
	20l4	2013
Balance Sheet Data:
Cash and cash equivalents	$17,077	$281,607
Working capital	(264,525)	(34,001)
Total assets	1,227,429	1,378,464
Total liabilities	1,801,705	885,979
Accumulated deficit	(27,195,955)	(23,367,544)
Total stockholders’ equity	(574,276)	98,705

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RISK FACTORS

Investing in our common stock involves risks. Before making an investment in our company, you should carefully consider the risk factors set forth below, which contain important information about us and our business. You should also consider any other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference. Any of these risks, as well as other risks and uncertainties not known to us or that we believe to be immaterial, could harm our financial condition, results of operations or cash flows. We cannot assure you of a profit or protect you against a loss on the shares of our common stock that you purchase in our company ..

Risks Relating to Our Business

We have a history of losses and may continue to incur losses in the future, which raises substantial doubt about our ability to continue as a going concern.

We have a history of losses and may continue to incur losses in the future, which could negatively impact the trading value of our common stock. Specifically, we expect to sustain losses in the next few years due to expenses relating to research and development and testing activities incurred in the development of the automotive OEM business. We may continue to incur operating losses in future periods. These losses may increase and we may never achieve or sustain profitability on a quarterly or annual basis in the future for a variety of reasons, including increased competition, decreased growth in the automotive industry and other factors described elsewhere in this “Risk Factors” section.

Further, we may incur significant losses in the future due to unforeseen expenses, difficulties, complications and delays and other unknown events. If we cannot continue as a going concern, our stockholders may lose their entire investment.

These circumstances raise substantial doubt about our ability to continue as a going concern as described in an explanatory paragraph to our independent registered public accounting firm's report on our audited financial statements as of and for the year ended December 31, 2014. If we are unable to continue as a going concern, investors will likely lose all of their investment in our company. The consolidated financial statements included in this report do not include any adjustments that might result from the outcome of this uncertainty. Please see “Management's Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources,” for further information.

We anticipate that our cash on hand will be insufficient to fund our plan of operations for the next 12 months and if we are unable to raise additional capital, our business may fail and stockholders may lose their entire investment.

We intend to finance our business, in part, through the public offering of equity and debt securities as needed. On February 20, 2015, we closed on a private placement on a sale of senior secured convertible notes with an aggregate principal amount of $3,048,750 which notes accrue interest at a 6% per annum interest rate and mature in 36 months. The notes are convertible into 15,243,750 shares of our common stock. As part of the private placement, we also issued warrants exercisable for up to 7,621,875 common shares at an exercise price of $0.20 per share. If we fail to raise additional capital through the public offering of shares, obtain additional financing from other sources, including from sales revenues, loans or private investments, we may be required to change our planned business strategies. If we are unable to obtain adequate financing, we may not be able to successfully develop and market our products and services. As a result, we would need to curtail business operations, which would have a material negative effect on operating results, the value of our outstanding stock is likely to fall, and our business may fail, causing our stockholders to lose their entire investment.

Because we may never earn significant revenues from our operations, our business may fail and investors may lose all of their investment in our Company.

We have a history of limited revenues from operations. We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably. If our business plan is not successful and we are not able to operate profitably, then our stock may become worthless and investors may lose all of their investment in our Company.

Prior to achieving broad acceptance and distribution for our products, we anticipate that we will incur increased operating expenses without realizing any significant revenues. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from the sale of our products in the future, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide no assurance that we will generate sufficient revenues or ever achieve profitability. If we are unsuccessful in addressing these risks, our business will fail and investors may lose all of their investment in our company.

If we are unable to establish and maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.

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As a public company, we have significant requirements for enhanced financial reporting and internal controls. We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting, and, if we become an accelerated filer, a report by our independent registered public accounting firm would be required. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will not identify areas requiring improvement in our internal control over financial reporting. We cannot assure you that the measures we may take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth. If we are unable to establish and maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

Our future is dependent upon our ability to obtain financing. If we do not obtain such financing, we may have to cease our activities and investors could lose their entire investment.

There is no assurance that we will operate profitably or generate positive cash flow in the future. We will require additional financing in order to proceed with the manufacture and distribution of our products, including our Pulstar® pulse plugs. We will also need more funds if the costs of the development and operation of our existing technologies are greater than we have anticipated. We will also require additional financing to sustain our business operations if we are not successful in increasing revenues. We may not be able to obtain financing on commercially reasonable terms or terms that are acceptable to us when it is required, or at all. Our future is dependent upon our ability to obtain financing. If we do not obtain such financing, our business could fail and investors could lose their entire investment.

If adequate funds are not available, we could be forced to discontinue product development and reduce or forego attractive business opportunities. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. In addition, debt financing, if available, may involve restrictive covenants. We may seek to access the public or private capital markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time. Our access to the financial markets and the pricing and terms we receive in the financial markets could be adversely impacted by various factors, including changes in financial markets and interest rates.

Our forecasts regarding the sufficiency of our financial resources to support our current and planned operations are forward-looking statements and involve significant risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed elsewhere in this “Risk Factors” section. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently expect.

Our operating results may fluctuate due to factors that are difficult to forecast and not within our control.

Our past operating results may not be accurate indicators of future performance, and you should not rely on such results to predict our future performance. Our operating results have fluctuated significantly in the past, and could fluctuate in the future. Factors that may contribute to fluctuations include:

•      changes in aggregate capital spending, cyclicality and other economic conditions, or domestic and international demand in the industries we serve;

•      our ability to effectively manage our working capital;

•      our ability to satisfy consumer demands in a timely and cost-effective manner;

•      pricing and availability of labor and materials;

•      our inability to adjust certain fixed costs and expenses for changes in demand;

•      shifts in geographic concentration of customers, supplies and labor pools; and

•      seasonal fluctuations in demand and our revenue.

If we are unable to adequately control the costs associated with operating our business, including our costs of sales and materials, our business, financial condition, operating results and prospects will suffer.

If we are unable to maintain a sufficiently low level of costs for designing, manufacturing, marketing, selling and distributing our products relative to their selling prices, our operating results, gross margins, business and prospects could be materially and adversely impacted. We have made, and will be required to continue to make, significant investments for the design and sales of our products and technologies. There can be no assurances that our costs of producing and delivering our products will be less than the revenue we generate from sales or that we will achieve our expected gross margins.

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We may be required to incur substantial marketing costs and expenses to promote our products. If we are unable to keep our operating costs aligned with the level of revenues we generate, our operating results, business and prospects will be harmed.

We rely on independent distributors for a substantial portion of our sales.

We rely upon sales made by or through non-affiliated distributors to customers. Sales through distributors accounted for 88% of our net sales during 2014. The loss of, or business disruption at, one or more of these distributors may harm our business. If we are required to obtain additional or alternative distribution agreements or arrangements in the future, we cannot be certain that we will be able to do so on satisfactory terms or in a timely manner. Our inability to enter into satisfactory distribution agreements may inhibit our ability to implement our business plan or to establish markets necessary to expand the distribution of our products successfully.

We derive a significant portion of our revenue from a few customers and the loss of one of these customers, or a reduction in their demand for our services, could adversely affect our business, financial condition, results of operations and prospects.

Our customer base has been highly concentrated. One or a few customers have represented a substantial portion of our consolidated revenues and gross profits in any one year or over a period of several consecutive years. Advance Auto Parts accounted for 2% and 12% of our total revenues in the years ended 2014 and 2013, respectively. AutoZone accounted for 13% and 14% of our total revenues in the years ended 2014 and 2013, respectively. O’Reilly Auto Parts accounted for 9% and 12% of our total revenues in the years ended December 31, 2014 and 2013, respectively. Although our customer base was less concentrated during fiscal year 2014, a limited number of customers may continue to comprise a substantial portion of our revenue for the foreseeable future. We could lose business from a significant customer for a variety of reasons, including:

•     the consolidation, merger or acquisition of an existing customer, resulting in a change in procurement strategies employed by the surviving entity that could reduce the amount of orders we receive;

•    our performance on individual relationships with one or more significant customers are impaired due to another reason, which may cause us to lose future business with such customers and, as a result, our ability to generate income would be adversely impacted; and

•    the strength of our professional reputation.

We do not have contracts in the aftermarket. The customer business relationship is based on mutual benefits to both parties. Either party may terminate the relationship without cause, which could impair our business, financial condition, results of operations and prospects.

We may not be able to persuade potential customers of the merits of our products and justify their costs to increase our sales.

Because of technology in our pulse plug products, we have been, and will continue to be, required to educate potential customers and demonstrate that the merits of such products justify the costs associated with such products. We have relied on, and will continue to rely on, automobile manufacturers and manufacturers in other industries and their dealer networks to market our products. The success of any such relationship will depend in part on the other party’s own competitive, marketing and strategic considerations, including the relative advantages of alternative products being developed and/or marketed by any such party. There can be no assurance that we will be able to continue to market our products successfully so as to generate meaningful product sales increases or to continue at existing sales volumes.

We depend on intellectual property and the failure to protect our intellectual property could adversely affect our future growth and success.

We rely on patent, trademark, trade secret protection, and confidentiality and other agreements with employees, customers, partners and others to protect our intellectual property. Because of rapid technological developments in the automotive industry and the competitive nature of the market, the patent position of any component manufacturer is subject to uncertainties and may involve complex legal and factual issues. Consequently, although we own certain patents, and are currently processing several additional patent applications, we do not know whether any patents will be issued from these pending or future patent applications or whether the scope of the issued patents is sufficiently broad to protect our technologies or processes. There can be no assurance that others will not independently develop similar products or will not design around any patents that have been or may be issued to us. The failure to obtain patents in certain foreign countries may materially adversely affect our ability to compete effectively in those international markets.

Moreover, patent applications and issued patents may be challenged or invalidated. We could incur substantial costs in prosecuting or defending patent infringement suits. Furthermore, the laws of some foreign countries may not protect intellectual property rights to the same extent as do the laws of the United States.

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The patents protecting our proprietary technologies expire after a period of time. Currently, our patents have expiration dates ranging from 2018 through 2031. If we are not successful in protecting our proprietary technology, it could have a material adverse effect on our business, financial condition and results of operations.

There can be no assurance that we will be successful in protecting our proprietary rights. For example, from time to time we may become aware of competing technologies employed by third parties that may be covered by one or more of our patents. In such situations, we may seek to grant licenses to such third parties or seek to stop the infringement, including through the threat of legal action. There is no assurance that we would be successful in negotiating a license agreement on favorable terms, if at all, or able to stop the infringement. Any infringement upon our intellectual property rights could have an adverse effect on our ability to develop and sell commercially competitive systems and components.

If third parties claim that our products infringe upon their intellectual property rights, we may be forced to expend significant financial resources and management time litigating such claims and our operating results could suffer.

Third parties may claim that our products and systems infringe upon third-party patents and other intellectual property rights. These parties could bring legal actions against us claiming damages and seeking to enjoin manufacturing and marketing of our products for allegedly conflicting with patents held by them.

Identifying third-party patent rights can be particularly difficult, notably because patent applications are generally not published until up to 18 months after their filing dates. If a competitor were to challenge our patents, or assert that our products or processes infringe their patent or other intellectual property rights, we could incur substantial litigation costs, be forced to make expensive product modifications, pay substantial damages or even be forced to cease some operations. If any such actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture or market the affected products. There can be no assurance that we would prevail in any such action or that any license required under any such patent would be made available on acceptable terms, if at all. Failure to obtain needed patents, licenses or proprietary information held by others may have a material adverse effect on our business.

Third-party infringement claims, regardless of their outcome, would not only drain financial resources but also divert the time and effort of management and could result in customers or potential customers deferring or limiting their purchase or use of the affected products or services until resolution of the litigation.

The disruption or loss of relationships with vendors and suppliers for the components of our products could materially adversely affect our business.

Our ability to manufacture and market our products successfully is dependent on relationships with both third party vendors and suppliers. We rely on various vendors and suppliers for the components of our products and procure these components through purchase orders, with no guaranteed supply arrangements. Certain components are only available from a limited number of suppliers.

Our inability to obtain sufficient quantities of these components, if and as required in the future, may subject us to:

•     delays in delivery or shortages in components that could interrupt and delay manufacturing and result in cancellations of orders for our products;

•     increased component prices and supply delays as we establish alternative suppliers;

•     inability to develop alternative sources for product components;

•     required modifications of our products, which may cause delays in product shipments, increased manufacturing costs, and increased product prices; and

•     increased inventory costs as we hold more inventory than we otherwise might in order to avoid problems from shortages or discontinuance, which may result in write-offs if we are unable to use all such products in the future.

The loss of any significant supplier, in the absence of a timely and satisfactory alternative arrangement, or an inability to obtain essential components on reasonable terms or at all, could materially adversely affect our business, operations and cash flows.

Loss of any of our executive officers or key employees and our failure to attract and retain qualified personnel, will harm the ability of the business to grow.

Our success depends, in part, on our ability to retain current key personnel, attract and retain future key personnel, additional qualified management, marketing, scientific, and engineering personnel, and develop and maintain relationships with other outside consultants. Competition for qualified management, technical, sales and marketing employees is intense. In addition, some employees might leave our company and go to work for competitors.

If we lose any of our executive officers or key employees, including Joseph E. Gonnella, Louis S. Camilli and Bryan C. Templeton, which have many years of experience with us and within the automotive industry and other manufacturing industries, or are unable to recruit qualified personnel, our ability to manage the day-to-day aspects of our business may be materially adversely affected. We do not currently maintain “key person” life insurance on any of our executives or employees. Our senior management and key personnel are all employed on an at-will basis, which means that they could terminate their employment with us at any time, for any reason and without notice. The loss of the services of one or more executive officers or key employees, who also have strong personal ties with our customers and suppliers, could have a material adverse effect on the our business, financial condition and results of operations.

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Our operations are subject to hazards that may cause personal injury or property damage, thereby subjecting us to liabilities and possible losses, which may not be covered by insurance.

Our workers are subject to hazards associated with developing, manufacturing and testing our products. In such a case, we may be liable for fines and damages. These operating hazards can cause personal injury and loss of life, damage to or destruction of property, plant and equipment and environmental damage. Even though we believe that the insurance coverage we maintain is in amounts and against the risks that we believe are consistent with industry practice, this insurance may not be adequate to cover all losses or liabilities that we may incur in our operations. To the extent that we experience a material increase in the frequency or severity of accidents or workers’ compensation claims, or unfavorable developments on existing claims, our business, financial condition, results of operations and prospects could be adversely affected.

The Occupational Safety and Health Act of 1970, as amended, or OSHA, establishes certain employer responsibilities, including the maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by the Occupational Health and Safety and Health Administration and various recordkeeping, disclosure and procedural requirements. While we have invested, and will continue to invest, substantial resources in occupational health and safety programs, serious accidents or violations of OSHA rules may subject us to substantial penalties, civil litigation or criminal prosecution, which could adversely affect our business, financial condition, results of operations and prospects.

Any liability for damages resulting from technical faults or failures of our products could be substantial and could materially adversely affect our business and results of operations.

Our products are integrated into goods used by consumers and therefore a malfunction or the inadequate design of our products could result in product liability claims. Any liability for damages resulting from technical faults or failures could be substantial and could materially adversely affect our business and results of operations. In addition, a well-publicized actual or perceived problem could adversely affect the market’s perception of our products, which would materially impact our financial condition and operating results.

A significant product liability lawsuit, warranty claim or product recall involving us or one of our major customers could adversely affect our financial performance.

In the event that our products fail to perform as expected, whether allegedly due to our fault, and such failure results in, or is alleged to result in, bodily injury and/or property damage or other losses, we may be subject to product liability lawsuits and other claims. If available, product liability insurance generally is expensive. We presently have product liability coverage at amounts we currently consider adequate. There can be no assurance that we will be able to obtain or maintain such insurance on acceptable terms with respect to other products we may develop, or that any insurance will provide adequate protection against any potential liabilities. In the event of a successful claim against us, a lack or insufficiency of insurance coverage could have a material adverse effect on our business and operations. These types of claims could adversely affect our financial condition, operating results and cash flows.

As an “emerging growth company” under the JOBS Act, we are permitted to rely on exemptions from certain disclosure requirements.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to and may rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•       have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•       comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•       submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay”, “say-on-frequency” and “say-on-golden parachute;” and

•       disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

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We will remain an “emerging growth company” until the last day of our fiscal year following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration under the Securities Act, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Risks Related to Our Industry

The adoption cycle for our automotive products is lengthy and the lengthy cycle impedes growth in our sales.

The adoption cycle in the automotive components industry can be as long as four years or more for products that must be designed into a new vehicle or engine platform, because some companies take that long to design and develop a new vehicle or engine platform. Even when selling parts that are neither safety-critical nor highly integrated into the vehicle, there are still many stages that an automotive supply company must go through before achieving commercial sales. The sales cycle is lengthy because an automobile manufacturer must develop a high degree of assurance that the products it buys will meet customer needs, interface as easily as possible with the other parts of a vehicle and with the automobile manufacturer’s production and assembly process, and have minimal warranty, safety and service problems. As a result, from the time that a manufacturer develops a strong interest in our products, it normally will take several years before our products are available to consumers in that manufacturer’s vehicles.

In the automotive components industry, products typically proceed through five stages of research and development. Initial research on the product concept comes first, to assess its technical feasibility and economic costs and benefits. This stage often includes development of an internal prototype for the component supplier’s own evaluation. If the product appears feasible, the component supplier manufactures a functioning prototype to demonstrate and test the product’s features. These prototypes are then marketed and sold to automotive companies for testing and evaluation. If an automobile manufacturer shows interest in the product, it typically works with the component supplier to refine the product, then purchases second and subsequent generation engineering prototypes for further evaluation. Finally, the automobile manufacturer either decides to purchase the component for a production vehicle or terminates the program.

The time required to progress through these five stages to commercialization varies widely. Generally, the more a component must be integrated with other vehicle systems, the longer the process takes. Further, products that are installed by the factory usually require extra time for evaluation because other vehicle systems are affected, and a decision to introduce the product into the vehicle is not easily reversed. Because our products are a factory-installed item, the process may take a significant amount of time to commercialization.

Other pulse plug products that we develop are also likely to have a lengthy sales cycle. Because such technology is new and evolving, and because customers will likely require that any new product we develop pass certain feasibility and economic viability tests before committing to purchase, it is expected that any new products we develop will take some years before they are sold to automotive customers.

The automotive industry is subject to intense competition and our current automotive products may be rendered obsolete by future technological developments in the industry.

We operate in an extremely competitive industry, driven by global vehicle production volumes and part replacement trends. Business is typically awarded to the supplier offering the most favorable combination of cost, quality, technology and service. Many of our competitors are substantially larger in size and have substantially greater financial, marketing and other resources than we do. Some of our competitors have already achieved greater market penetration than we have in the markets in which we compete, and some have greater financial and other resources than we do. A number of national companies in our industry are larger than we are and, if they so desire, could establish a presence in our markets and compete with us for contracts. As a result of this competition, we may need to accept lower contract margins in order to compete against competitors that have the ability to accept awards at lower prices or have a pre-existing relationship with a customer.

Competitors are promoting ignition systems that may compete with our products. Competition extends to attracting and retaining qualified technical and marketing personnel. There can be no assurance that we will successfully differentiate our products from those of our competitors, that the marketplace will consider our current or proposed products to be superior or even comparable to those of our competitors, or that we can succeed in establishing new or maintaining existing relationships with automobile manufacturers. Furthermore, no assurance can be given that competitive pressures we face will not adversely affect our financial performance.

Due to the rapid pace of technological change, as with any technology-based product, our products may even be rendered obsolete by future developments in the industry. Our competitive position would be adversely affected if we were unable to anticipate such future developments and obtain access to the new technology.

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Adverse conditions in the automotive market may adversely affect future demand for our products.

Part of our revenues is tied to global OEM automobile sales, production levels, and independent aftermarket parts replacement activity. The OEM market is characterized by short-term volatility, with overall expected long-term growth in global vehicle sales and production. Automotive production in the local markets we serve can be affected by macro-economic factors such as interest rates, fuel prices, consumer confidence, employment trends, regulatory and legislative oversight requirements and trade agreements. A variation in the level of automobile production would affect not only our expected future sales to OEM customers but, depending on the reasons for the change, could impact demand from aftermarket customers. Our results of operations and financial condition could be adversely affected if we fail to respond in a timely and appropriate manner to changes in the demand for our products.

We may become subject to pricing pressure from our automotive OEM customers, which could adversely affect our earnings.

There is substantial and continuing pressure from automotive OEMs to reduce the prices they pay to suppliers. Virtually all OEMs have aggressive price reduction initiatives that they impose upon their suppliers, and such actions are expected to continue in the future. Since suppliers' prices cannot increase, suppliers must be able to reduce their operating costs in order to maintain profitability.

To the extent we are successful in expanding our business to provide products to automotive OEMs, we will be subject to this pricing pressure from the OEMs. If we are unable to offset customer price reductions that may be required by the automotive OEMs through improved operating efficiencies, new manufacturing processes, sourcing alternatives, technology enhancements and other cost reduction initiatives, our results of operations and financial condition would be adversely affected.

Because many of the largest automotive manufacturers are located in foreign countries, our business may be subject to the risks associated with foreign sales.

Many of the world’s largest automotive manufacturers are located in foreign countries. Accordingly, if these automotive OEMs become our customers our business may be subject to many of the risks of international operations, including governmental controls, tariff restrictions, foreign currency fluctuations and currency control regulations. No assurance can be given that future contracts will be honored by our foreign suppliers or customers.

Risks Related to Our Common Stock.

A limited public trading market exists for our common stock and warrants, which makes it more difficult for our stockholders to sell their common stock and warrants in the public markets.

There is currently a limited market for our common stock and warrants. Our common stock is currently traded under the symbol “ENPT,” but currently with low volume, based on quotations on the OTCQB marketplace, operated by OTC Markets Group, Inc., meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or occasionally non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is still relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our stock until such time as we became more viable. Additionally, many brokerage firms may not be willing to effect transactions in the securities. As a consequence, there may be periods of several days or more when trading activity in our stock is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that trading levels will be sustained.

We do not now, and are not expected to in the foreseeable future, meet the initial listing standards of the Nasdaq Stock Market or any other national securities exchange. We presently anticipate that our common stock and warrants will continue to be quoted on the OTCQB and the OTCPink, respectively, or other over-the-counter quotation systems. In those venues, our stockholders may find it difficult to obtain accurate quotations as to the market value of their shares of our common stock or warrants and may find few buyers to purchase their stock or warrants and few market makers to support their prices.

An active market for our common stock and warrants may never develop. As a result, investors must bear the economic risk of holding their shares of our common stock and warrants for an indefinite period of time.

A limited public trading market may cause volatility in the price of our common stock.

The quotation of our common stock on the OTCQB does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Many institutional investors have investment policies which prohibit them from trading in stocks on the OTCQB marketplace. As a result, stocks traded on the OTCQB marketplace generally have limited trading volume and exhibit a wide spread between the bid/ask quotations than stock traded on national exchanges. Our common stock is thus subject to significant volatility. Sales of substantial amounts of common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock and our stock price may decline substantially in a short time and our stockholders could suffer losses or be unable to liquidate their holdings. Our stock is thinly traded due to the limited number of shares available for trading on the market thus causing large swings in price.

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Even if a sustained active public trading market develops for our registered common stock, the market price of our common stock may also fluctuate significantly in response to the following factors, most of which are beyond our control:

•	variations in our quarterly operating results;
•	changes in general economic conditions and consumer spending habits;
•	announcements by us or our competitors of significant new contracts, acquisitions, strategic partnerships or joint ventures, or capital commitments;
•	loss of a significant distributor, retailer, partner or joint venture participant; and
•	the addition or loss of key managerial and collaborative personnel.

The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies.  Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance.  As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

We expect volatility in the price of our common stock, which may subject us to securities litigation and thereby divert our resources which may materially affect our profitability and results of operations or force us to cease operations.

If established, the market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will be more volatile than a seasoned issuer for the indefinite future.  In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities, could divert management's attention and resources, and could ultimately force us to cease operations whereby you could lose your entire investment.

The issuance of shares upon conversion of the Convertible Notes and exercise of outstanding warrants may cause immediate and substantial dilution to our existing stockholders.

The issuance of shares upon conversion of the Convertible Debentures and exercise of warrants may result in substantial dilution our existing stockholders. Although the selling stockholders may not convert their secured convertible notes and/or exercise their warrants or other convertible securities if such conversion or exercise would cause them to own more than 4.99% or 9.99%, as applicable to such security, of our outstanding common stock, this restriction does not prevent the selling stockholders from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholders could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock. Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to those of our common stock and which result in additional dilution of the existing ownership interests of our common stockholders.

Price protection in certain of our outstanding warrants may reduce the amount of capital we may receive upon exercise of such warrants.

Certain of our outstanding warrants contain price protection upon the future issuance of any shares of common stock or securities convertible or exercisable into our common stock at a price below the then-existing exercise price of the warrants (with certain exceptions). Because these price adjustment provisions will have the effect of lowering the price at which shares of our common stock are issued upon exercise of the warrants, if such warrants are exercised for cash, we will receive reduced proceeds. Any such reduction in proceeds may have an adverse effect on our future working capital requirements.

Our common stock is a “penny stock.”

The SEC has adopted regulations that generally define “penny stock” as an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is, and is expected to continue to be in the near term, less than $5.00 per share and is therefore a “penny stock.” Brokers and dealers effecting transactions in “penny stock” must disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. Those rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of our stockholders to sell their shares of our common stock. In addition, if our common stock continues to be quoted on the OTCQB as we expect, then our stockholders may find it difficult to obtain accurate quotations for our stock, and may find few buyers to purchase our stock and few market makers to support its price.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative low priced securities will not be suitable for at least some customers. These FINRA requirements make it more difficult for broker-dealers to recommend that at least some of their customers buy our common stock, which may limit the ability of our stockholders to buy and sell our common stock and could have an adverse effect on the market for our shares.

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There may be additional risks because the business of Enerpulse became public by means of a reverse merger transaction.

Additional risks may exist because the business of Enerpulse became a public company through a “reverse merger” transaction. Securities analysts of major brokerage firms may not provide coverage of the Company because there may be little incentive to brokerage firms to recommend the purchase of our common stock. There may also be increased scrutiny by the SEC and other government agencies and holders of our securities prior to the Merger due to the nature of the transaction, as there has been increased focus on transactions such as the Merger in recent years.

The elimination of monetary liability against our directors and officers under Nevada law and the existence of indemnification rights held by our directors, officers and employees may result in substantial expenditures by the Company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation eliminates the personal liability of our directors and officers to our Company and our stockholders for damages for breach of fiduciary duty as a director or officer to the extent permissible under Nevada law. Further, our amended and restated bylaws provide that we are obligated to indemnify any of our directors or officers to the fullest extent authorized by the Nevada law and, subject to certain conditions, advance the expenses incurred by any director or officer or director in defending any action, suit or proceeding prior to its final disposition. Those indemnification obligations could result in the Company incurring substantial expenditures to cover the cost of settlement or damage awards against our directors or officers, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against any of our current or former directors or officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit us or our stockholders.

Shares of our common stock that have not been registered under federal securities laws, regardless of whether such shares are restricted or unrestricted, are subject to resale restrictions imposed by Rule 144, including those set forth in Rule 144(i) which apply to a “shell company.” In addition, any shares of our common stock that are held by affiliates, including any received in a registered offering, will be subject to the resale restrictions of Rule 144(i).

Pursuant to Rule 144 (“Rule 144”) of the Securities Act, a “shell company” is defined as a company that has no or nominal operations and either no or nominal assets; assets consisting solely of cash and cash equivalents; or assets consisting of any amount of cash and cash equivalents and nominal other assets. We were a “shell company” pursuant to Rule 144 prior to the closing of the Merger, and as such, sales of our securities pursuant to Rule 144 are not permitted until a period of at least 12 months has elapsed from September 10, 2013, which was the date on which the Current Report on Form 8-K, reflecting our status as a non-“shell company” was filed with the SEC. Therefore, any restricted securities we sell after September 10, 2014 or issue to consultants or employees in consideration for services rendered or for any other purpose will have no liquidity until and unless such securities are registered under the Securities Act and/or unless we and the selling stockholders are in compliance with the other requirements of Rule 144. As a result, it may be more difficult for us to raise funding to support our operations through the sale of debt or equity securities unless we agree to register such securities under the Securities Act, which could cause us to expend additional time and cash resources. Further, it may be more difficult for us to compensate our employees and consultants with our securities instead of cash. Our previous status as a “shell company” could also limit our use of our securities to pay for any acquisitions we may seek to pursue in the future (although none are currently planned), which could cause the value of our securities, if any, to decline in value or become worthless. In addition, any shares held by affiliates, including shares received in any registered offering, will be subject to the resale restrictions of Rule 144(i).

We do not intend to pay cash dividends on our capital stock in the foreseeable future.

We have never declared or paid any dividends on our shares and do not anticipate paying any such dividends in the foreseeable future. Any future payment of cash dividends would depend on our financial condition, contractual restrictions, solvency tests imposed by applicable corporate laws, results of operations, anticipated cash requirements and other factors and will be at the discretion of the our Board of Directors. Our stockholders should not expect that we will ever pay cash or other dividends on our outstanding capital stock.

The sale or availability for sale of substantial amounts of our common stock could adversely affect the market price of our common stock.

Sales of substantial amounts of shares of our common stock could adversely affect the market price of our common stock and could impair our future ability to raise capital through common stock offerings.

The exercise of warrants at prices below the market price of our common stock could adversely affect the market price of shares of our common stock. Additional dilution may result from the issuance of shares of our capital stock in connection with acquisitions or in connection with other financing efforts. Any issuance of our common stock that is not made solely to then-existing stockholders proportionate to their interests, such as in the case of a stock dividend or stock split, will result in dilution to each stockholder.

If equity research analysts do not publish research or reports about our business, or if they issue unfavorable commentary or downgrade our common stock, the market price of our common stock and warrants will likely decline.

The trading market for our common stock and warrants relies in part on the research and reports that equity research analysts, over whom we have no control, publish about us and our business. We may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our Company, the market price for our common stock and warrants could decline. In the event we obtain securities or industry analyst coverage, the market price of our common stock and warrants could decline if one or more equity analysts downgrade our common stock or if those analysts issue unfavorable commentary, even if it is inaccurate, or cease publishing reports about us or our business.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including documents incorporated by reference into this document, contains information considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the safe harbor provided by Section 27A and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things: statements about our future results, the prospects of the combined company, and our plans, objectives and strategies. These forward-looking statements are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond our control), including those factors described under “Risk Factors” elsewhere in this prospectus and in the documents incorporated by reference in this prospectus. Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties. All forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update any statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus, in the case of forward-looking statements contained in this prospectus, or the dates of the documents incorporated by reference into this prospectus, in the case of forward-looking statements made in those incorporated documents.

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USE OF PROCEEDS

All securities sold pursuant to this prospectus will be offered and sold by the selling stockholders. We will not receive any of the proceeds from the sale by the selling stockholders of the securities offered hereby.

DETERMINATION OF OFFERING PRICE

There currently is a limited public market for our common stock. The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” below for more information.

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DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering.  Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in the as adjusted net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the as adjusted net tangible book value per share of common stock immediately after the consummation of this offering.

As of December 31, 2014, the net tangible book value was $(1,058,258) or approximately $(0.08) per share, based upon 13,732,381 shares outstanding.

After giving effect to the sale of the 15,243,750 shares of our common stock in this offering at an offering price of $0.20 per share, less estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2014 would have been approximately $1,766,742 or $0.06 per share. The following table illustrates this per share dilution:

The following table illustrates this calculation on a per share basis as of December 31, 2014:

Offering price per share of common stock	$0.20
Net tangible book value per share of common stock	$(0.08)
Increase in net tangible book value per share of common stock attributable to the offering	$0.14
Pro forma net tangible book value per share of common stock after giving effect to the offering	$0.06
Dilution in net tangible book value per share of common stock to purchasers	$0.06

The foregoing table and calculations are based on the number of shares of our common stock outstanding as of December 31, 2014.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTCQB under the symbol “ENPT” as of May 16, 2014, upon closing of our Initial Public Offering. Prior to then, no market existed for our common stock and we were listed on the OTCQB.

The following table shows the quarterly range of high and low bid information for our common stock over the fiscal quarters for the last fiscal year. We obtained the following high and low bid information from the OTC-Markets. These over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions. Investors should not rely on historical prices of our common stock as an indication of its future price performance.

	Price Range of Common Stock
Fiscal Year Ended December 31, 2014	High	Low
Fourth quarter	$0.50	$0.20
Third quarter	$0.72	$0.22
Second quarter (1)	$0.75	$0.51
First quarter	$-	$-

(1)      The figures for the second quarter 2014 are for the period from May 16, 2014 the closing of our Initial Public Offering, to June 30, 2014.

As of March 31, 2015, the closing price for shares of our common stock was $0.118 per share on the OTCQB.

Holders

As of March 31, 2015, we had approximately 590 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

Dividend Policy

We plan to retain any earnings for the foreseeable future for our operations. We have never paid any dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board of Directors, subject to limitations imposed by Nevada state law and dependent upon our financial condition, operating results, capital requirements, earnings and cash flow.

Securities Authorized for Issuance Under Equity Compensation Plans

As of the effective time of the Merger, our Board of Directors approved and adopted the Enerpulse Technologies, Inc. 2013 Equity Incentive Plan (the “Plan”) and authorized management to submit the Plan to our stockholders for approval. A majority of our stockholders approved the Plan on October 4, 2013.

The Plan permits us to grant a variety of forms of awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and dividend equivalent rights, to allow us to adapt our incentive compensation program to meet our needs. The number of shares of our common stock that may be issued under the Plan to employees, directors and/or consultants in such awards is 1,500,000 shares. Our Board of Directors currently serves as the administrator of the Plan. As of December 31, 2014, stock options to purchase an aggregate of 1,091,124 shares of our common stock have been granted under the Plan.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options granted to employees, directors and consultants, as well as the number of securities remaining available for future issuance our equity compensation plans as of December 31, 2014:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity Compensation plans approved by security holders	1,091,124	$0.63	408,876
Equity Compensation plans not approved by security holders	-	-	-
Total	1,091,124	$0.63	408,876

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

The statements contained in all parts of this document that are not historical facts are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, those relating to the following: our ability to secure necessary financing; expected growth; future operating expenses; future margins; fluctuations in interest rates; ability to continue to grow and implement growth, and regarding future growth, cash needs, operations, business plans and financial results and any other statements that are not historical facts.

When used in this document, the words “anticipate,” “estimate,” “expect,” “may,” “plans,” “project,” and similar expressions are intended to be among the statements that identify forward-looking statements. Our results may differ significantly from the results discussed in the forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, those relating to costs, delays and difficulties related to our dependence on our ability to attract and retain skilled managers and other personnel; the intense competition within our industry; the uncertainty of our ability to manage and continue our growth and implement our business strategy; our vulnerability to general economic conditions; accuracy of accounting and other estimates; our future financial and operating results, cash needs and demand for services; and our ability to maintain and comply with permits and licenses; as well as other risk factors described in this Registration Statement. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those projected.

Overview

We were incorporated in the state of Nevada on May 3, 2010 and currently conduct our operations primarily through our wholly-owned subsidiary, Enerpulse, Inc., which was incorporated in the state of Delaware on January 20, 2004. We designed, developed and commercialized a capacitor-based Precise Combustion Ignition (n-PAC®) technology for use in the automotive original equipment manufacturer (OEM) market and the automotive aftermarket. Our n-PAC® technology, found in Enerpulse’s Pulstar® units, fits directly into existing internal combustion (IC) engine systems and fuel delivery infrastructures. Unlike other solutions utilizing electric and/or hybrid propulsion systems, our technology does not rely on massive changes to vehicle drive systems or fuel or power infrastructures for its success. Our n-PAC® technology is ready for immediate deployment into existing vehicles (aftermarket) and the vast majority of new vehicles being produced around the world (OEM). Our headquarters are located in Albuquerque, New Mexico.

On September 4, 2013, our stockholders transferred 100% of their outstanding shares to L2 Medical Development Company (L2 MDC), a publicly traded US shell company that was a result of a series of transactions previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2013, filed on March 13, 2014, in exchange for 7,646,780 shares of common stock of L2 MDC (the “Merger”), equal to 93.5% of the issued and outstanding shares of L2 MDC on a fully diluted basis, after giving effect to the conversion of an all of our outstanding preferred stock. In addition, a convertible note automatically converted into 686,725 shares of L2 MDC common stock and a warrant to purchase 87,500 shares of common stock on the date of the Merger.

The Merger was accounted for as a reverse acquisition and a recapitalization. We were the acquirer for accounting purposes and L2 MDC is treated as the acquired company. As a result of the Merger, our historical financial statements for the periods prior to the acquisition have been retroactively restated for, and give effect to, the number of shares received in the Merger. Our accumulated deficit was carried forward after the acquisition.

Effective October 4, 2013, we changed our name to Enerpulse Technologies, Inc.

Recent Events

On November 3, 2014, we entered into an engagement letter with Roth Capital Partners, LLC (“Roth”) whereby Roth agreed to serve as our placement agent in connection with a potential capital raise from accredited investors of approximately $4.0 million of our equity or equity-linked securities. On February 20, 2015, we closed a private placement in which Roth acted as placement agent on a sale of senior secured convertible notes with an aggregate principle amount of $3,048,750 in which notes accrued interest at 6% per annum interest rate and maturity in 36 months. The notes are convertible into 15,243,750 shares of our common stock. As part of the private placement, we also issued warrants exercisable for up to 7,621,875 common shares at an exercise price of $0.20 per share. In its capacity as placement agent, we paid Roth and/or its designees a commission equal to $210,000 consisting of (i) $50,000 in cash, (ii) 800,000 shares of our common stock and (iii) warrants exercisable for up to 1,050,000 common shares at an exercise price of $0.20 per share.

Critical Accounting Policies and Estimates

Our consolidated financial statements and related notes included elsewhere in this Form 10-K are prepared in accordance with U.S. generally accepted accounting principles. The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, net revenue, and expenses, and any related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Changes in accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ significantly from the estimates made by our management. We evaluate our estimates and assumptions on an ongoing basis. To the extent that there are material differences between these estimates and our actual results, our future financial statement presentation, financial condition, results of operations, and cash flows will be affected.

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We believe that the following accounting policies involve a greater degree of judgment and complexity than our other accounting policies. Accordingly, these are the policies we believe are the most critical to understanding and evaluating our consolidated financial condition and results of operations.

Accounts Receivable

We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in our existing accounts receivable. We periodically review our accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets ranging from three to ten years. The estimated useful lives of the assets are as follows:

Description	Estimated Useful Lives
Vehicles, machinery and equipment	5 to 10 years

Office furniture and equipment	7 years

Software	3 years

Leasehold improvements	7 years or lease term, whichever is shorter

Revenue Recognition

We generate revenue from the sale of our aftermarket product Pulstar® and our automotive OEM and Gas n-PAC® technology. Revenue is recognized in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) subtopic 605-10, “Revenue” (ASC 605-10) which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the selling price is fixed or determinable; and (4) collectability is reasonably assured. With regard to the sale of products, delivery is not considered to have occurred, and, therefore, no revenues are recognized, until the customer has taken title to the products and assumed the risks and rewards of ownership of the products specified in the purchase order or sales agreement. This generally occurs upon shipment to the customer. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related revenue is recorded.

Research and Development Costs

Research and development costs are expensed as incurred.

Share Based Compensation

FASB ASC 718 “Compensation — Stock Compensation” prescribes accounting and reporting standards for all stock-based payments awarded to employees, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. We account for stock options to employees and nonemployee board members based on the estimated fair value at the date of the grant of the option. We measure the cost of employee services received in exchange for stock options based on the grant date fair value of the award and recognize the cost over the period the employee is required to provide services for the award.

We generally utilize the Black-Scholes option-pricing model to determine fair value of stock option awards. Key assumptions include applicable volatility rates, risk-free interest rates and the instrument’s expected remaining life. These assumptions require significant management judgment.

Income Taxes

We account for income taxes under FASB ASC 740 “Income Taxes.” Under the asset and liability method of FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that we will not realize tax assets through future operations.

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Intangible Assets

Intangible assets subject to amortization include trademarks and patents, which are being amortized on a straight-line basis over the shorter of their legal lives or estimated economic life.

Long-lived Assets

In accordance with FASB ASC 360, “Property, Plant, and Equipment,” we review for impairment of long-lived assets and certain identifiable intangibles whenever events or circumstances indicate that the carrying amount of assets may not be recoverable. We consider the carrying value of assets may not be recoverable based upon our review of the following events or changes in circumstances: the asset’s ability to continue to generate income from operations and positive cash flow in future periods; loss of legal ownership or title to the assets; significant changes in its strategic business objectives and utilization of the asset; or significant negative industry or economic trends. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset are less than its carrying amount.

Inventory

Inventory is stated at the lower of cost or market and consists of various ignition components, high voltage cables, spark plugs, and high voltage capacitors. Inventory is separated by raw goods, work in progress, and finished goods. The inventory cost method is first-in, first-out. Indirect overhead and indirect labor are allocated on a per unit basis during the work in progress and finished goods stage of production.

Financial Instruments

We determine the fair value of our financial instruments based on the hierarchy established FASB ASC 820, “Fair Value Measurements and Disclosures.” The three levels of inputs used to measure fair value are as follows:

•	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

•	Level 2: Quoted prices in markets that are not active, or inputs, which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

•	Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

The carrying amounts of the financial instruments are reasonable estimates of their fair values due to their short-term nature or proximity to market rates for similar debt.

Recent Accounting Pronouncements

For information on the recent accounting pronouncements, which may impact our business, see Note 2 of the Notes to the Consolidated Financial Statements included in prospectus.

Results of Operations

Year Ended December 31, 2014, Compared to Year Ended December 31, 2013

The following table sets forth our results of operations for the years ended December 31, 2014 and 2013:

	Years Ended December 31,		Dollar Increase/ (Decrease)	Percentage Increase/ (Decrease)
	2014	2013
Sales	$311,898	$459,308	$(147,410)	(32)%
Cost of sales	316,580	395,978	(79,398)
Gross profit	(4,682)	63,330	(68,012)
Selling, general and administrative expenses	3,436,621	3,519,875	(83,254)
Loss from operations	(3,441,303)	(3,456,545)	15,282
Other income (expense):
Interest income	2,029	2,001	28
Interest expense	(90,741)	(505,682)	(414,941)
Gain on sale/disposal of assets	0.00	0.00	0.00
Other income (expense)	(298,396)	8,636	(289,660)
Total other income (expense)	(387,108)	(495,045)	107.937
Net loss	$(3,828,411)	$(3,951,590)	$123,179	(3.1)%
Net loss per common share (basic and diluted)	$(0.32)	$(0.50)	$0.18	36.0%
Net loss per puttable common share (basic and diluted)	$(0.32)	$(0.50)	$0.18
Weighted average number of shares outstanding (basic and diluted) – common	11,800,874	7,903,373	3,897,501	49.3%
Weighted average number of shares outstanding (basic and diluted) – puttable common	85,247	25,538	59,709

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Sales

Our sales decreased by 32% from $459 thousand in 2013 to $312 thousand in 2014 as a result of fewer stocking orders by “big-box” automotive retailers. This was primarily due to (i) a delay in stocking orders for the Pulstar with PlasmaCore combined with returns and allowances related to lift of the old product line and (ii) the delay to the start of an aftermarket automotive advertising campaign originally scheduled for February, which was not launched until late July/early August 2014.

Cost of Sales

Our cost of sales decreased by 20% from $396 thousand in 2013 to $317 thousand in 2014, due to a corresponding decrease in sales offset by an increase in the overall cost of our production process due to lower manufacturing yields and higher allocation of unrecovered labor and overhead costs. Also, during 2013, we began to write off excess components associated with a phasing out a product line. We recorded $60,000 to cost of sales in 2013, associated with these inventory adjustments. We currently anticipate that our cost of sales will decrease as a percentage of sales with manufacturing process improvements and greater per unit volume and improved design and operating procedure related to the release of Pulstar with PlasmaCore. The raw materials “component costs” are primarily driven by a few key items. The center electrode, the shell containing the ground electrode, and the insulator are all standard components to a conventional spark plug, but can have the most negative impact to the cost of a finished good. Most materials are not unique and are easily obtained through various suppliers, but at low volume landed cost for each component can double the price if flown air freight versus on the ocean or by ground.

Gross (Loss) Profit

Our gross profit decreased by 107% from $63 thousand in 2013 to a gross loss of $5 thousand in 2014 as a result of a decrease in sales offset by a per unit increase to costs of sales driven by a greater amount of under recovered direct overhead and labor, and lower manufacturing yields. The gross loss margin was 2% in 2014, which is lower than that the gross profit margin of 14% in 2013, due primarily to increased cost of sales due to higher scrap from additional end of line testing protocols, transition to new components, lift of previous product from distribution, overhead and labor cost allocation, and locking in a new design in 2014.

Selling, General and Administrative Expenses

Our selling, general and administrative expenses decreased by 3% from $3.5 million in 2013 to $3.4 million in 2014, primarily as a result of reduced legal, consulting and professional fees associated with the reverse merger into a public shell in 2013 which were offset by an increase in advertising expense and staffing costs associated with hiring a marketing director and other new hires for technical positions incurred in 2013, as well as by the re-pricing and accelerated vesting of outstanding stock options to purchase approximately 676,000 shares of our common stock previously granted to officers, directors, employees and consultants, which resulted in additional stock-based compensation of approximately $32,000, as well as approximately $293,000 associated with accelerating the unvested stock-based awards granted.

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Other Income (Expense), Net

Other income (expense), net decreased to $387 thousand of net other expense in 2014 from $495 thousand in 2013. The decrease in net other expense is primarily related to modifications of derivative liabilities, changes in fair values of the associated assets of the derivative liabilities, and additional expense related to the repayment of debt with warrants outstanding incurred during 2014 versus the charges related to the warrant and beneficial conversion feature associated with the $1.75 million convertible note payable issued in August 2013.

Net Loss and Loss Per Share

In 2014, we had a net loss of $3.8 million compared to $4.0 million in 2013. The net loss for 2014 was primarily a result of the re-pricing and accelerated vesting of outstanding stock options to purchase approximately 676,000 shares of our common stock previously granted to officers, directors, employees and consultants, the modifications of derivative of liabilities, changes in fair values of the associated derivative liabilities, and additional expense related to the repayment of debt with warrants outstanding, the decrease in sales, offset by lower manufacturing yields and additional third-party testing incurred during 2013 which was not incurred during 2014. The net loss for 2013 was a result of the product and business development activities and costs associated with supporting our infrastructure combined with the charges related to the warrant and beneficial conversion feature associated with the $1.75 million convertible note payable issued in August 2013. Loss per share, both basic and diluted, for the years ended December 31, 2014 and 2013, was $0.32 and $0.50 per share, respectively.

Liquidity and Capital Resources

As of December 31, 2014, we had cash and cash equivalents on hand of $17 thousand and working deficit of $265 thousand. Management’s plans are to secure additional funding to cover working capital needs until positive cash flow from operations occurs, which is anticipated to commence in 2015. The Company has a history of securing funding from various venture capital firms (approximately $22 million) since 2004. In addition, the Company filed with the SEC, a Registration Statement on Form S-1 (the “Initial Public Offering”), which was declared effective by the SEC on May 13, 2014 for the public offering of 5,000,000 shares of common stock and 5,000,000 warrants to purchase up to an aggregate of 7,500,000 shares of common stock. On May 16, 2014, the Company announced the pricing of the Initial Public Offering and on May 21, 2014, the Company closed the Initial Public Offering for 5,000,000 shares of its common stock and 5,000,000 warrants at an offering price of $0.75 per share and $0.05 per warrant, resulting in gross proceeds of $4.0 million. During March 2014, the Company also received $230,000 in financing in exchange for promissory notes with warrants, which funded the Company prior to the closing of the Initial Public Offering. On February 20, 2015, we closed on a private placement, through our placement agent, on a sale of senior secured convertible notes with an aggregate principle amount of $3,048,750, which notes accrue interest at a 6% per annum and mature in 36 months. The notes are convertible into 15,243,750 shares of our common stock. As part of the private placement, we also issued warrants exercisable for up to 7,621,875 common shares at an exercise price of $0.20 per share. In its capacity as placement agent, we paid Roth and/or its designees a commission equal to $210,000 consisting of (i) $50,000 in cash, (ii) 800,000 shares of our common stock and (iii) warrants exercisable for up to 1,050,000 common shares at an exercise price of $0.20 per share.

Net cash used in operating activities remained relatively stable at $3.0 million and $3.1 million for the years ended December 31, 2014 and 2013, respectively.

Net cash used in investing activities was $166 thousand and $77 thousand for the years ended December 31, 2014 and 2013, respectively, consisting of the purchase of equipment for research and ongoing patent filings to protect our intellectual property.

Net cash provided by financing activities was $2.9 million and $2.3 million for the years ended December 31, 2014 and 2013, respectively. During the year ended December 31, 2014, we completed the Initial Public Offering for $4.0 million, which was offset by $949 thousand of offering costs ($66 thousand paid in 2013), the payment of $200,000 to a stockholder to redeem our common stock pursuant to a redemption agreement, and repayments on notes payable and capital lease obligations of $243 thousand. During the year ended December 31, 2013, we received cash from the issuance of common stock in the amount of $1.0 million, secured a convertible note for $1.8 million, made repayments on notes payable and capital lease obligations of $398 thousand and paid associated offering costs of $66 thousand.

Our cash position decreased by $265 thousand and $835 thousand for the years ended December 31, 2014 and 2013, respectively, for the reasons described above.

As of December 31, 2014, we had outstanding notes payable totaling $266 thousand, which are each classified as long-term. Interest expense incurred on all debt was $70 thousand and $504 thousand for the years ended December 31, 2014 and 2013, respectively. The interest expense in 2013 consisted primarily of interest associated with the beneficial conversion of debt.

We will be seeking capital to execute our business plan and reach positive cash flow from operations. Our base monthly expenses totaled approximately $250 thousand for 2014, which is expected to remain the same in 2015. In order to successfully execute our business plan, including the planned development and marketing of current products, we will need an additional $5 million of financing which will be used for research and development (including patent development and protection, prototype development and third party testing), salaries and benefits and general working capital purposes.

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We generated minimal revenue in the automotive aftermarket and therefore we do not internally generate adequate cash flows to support our existing operations. Moreover, the historical and existing capital structure is not adequate to fund our planned growth. Our current cash requirements are significant due to the planned development of new products for the natural gas and vehicular OEM markets, marketing of our current aftermarket products, and increased staffing in order to execute our planned strategy. We anticipate generating losses through the majority of 2015, but believe the natural gas and aftermarket product lines can break even in late 2015.

There can be no assurance that any financing transaction, if commenced, will be completed or as to the value that any such transaction might have for our stockholders. Future cash flows are subject to a number of variables, including the level of production, economic conditions and maintaining cost controls. There can be no assurance that operations and other capital resources will provide cash sufficient to maintain planned or future levels of capital expenditures.

To meet future objectives, we will need to meet revenue targets and sell additional equity and debt securities, which most likely will result in dilution to our current stockholders. Sales of equity or equity-linked securities, may result in further dilution to current stockholders if the price protection provisions of the warrants issued in the Initial Public Offering are triggered. Additionally, the triggering of the price protection provisions lower the price at which shares of our common stock are issued upon exercise of the warrants and, as a result, we will receive reduced proceeds upon the exercise of any such warrants for cash. We may also seek additional loans where the incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict operations. Any failure to raise additional funds on terms favorable to us, or at all, could limit our ability to expand business operations and could harm overall business prospects. In addition, we cannot be assured of profitability in the future.

As a result of our losses from operations, minimal revenue generation and limited capital resources, our independent registered public accounting firm’s report on our consolidated financial statements as of, and for the year ended December 31, 2014, includes an explanatory paragraph discussing that these conditions raise substantial doubt about our ability to continue as a going concern. Our ability to continue to pursue our plan of operations is dependent upon our ability to increase revenues and/or raise the capital necessary to meet our financial requirements on a continuing basis.

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual Obligations

The following table summarizes our contractual obligations, including interest, and the effect these obligations are currently expected to have on our liquidity and cash flow in future periods, over the periods shown:

	Payments due by Period
	Less than One Year	One to Three Years	Three to Five Years	More Than Five Years	Total
Operating lease obligations	$66,000	$11,000	$–	$–	$77,000
Long-term debt obligations	–	272,986	–	–	272,986
Capital lease obligations	29,068	22,788	–	–	51,856
TOTAL	$95,068	$306,774	$–	$–	$401,842

The above table outlines our obligations as of December 31, 2014 and does not reflect any changes in its obligations that have occurred after that date.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

As a smaller reporting company, the Company is not required to provide this disclosure.

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CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

Dismissal of Independent Certifying Accountant

S.W. Hatfield, CPA

On July 23, 2013, the Board of Directors of the Company was notified by its auditors, S.W. Hatfield, CPA, or Hatfield, that Hatfield's registration with the Public Company Accounting Oversight Board (“PCAOB”) was revoked due to failure to comply with PCAOB rules and interim auditing standards during audits of two unrelated public companies for their respective fiscal years ended 2003 and 2004. As a result of this event, on July 24, 2013, the Company formally informed Hatfield of its dismissal as the Company’s independent registered public accounting firm. As Hatfield is no longer registered with the PCAOB, the Company may not include Hatfield's audit reports or consents in the Company's future filings with the SEC.

The reports of Hatfield on the Company’s financial statements as of and for the years ended December 31, 2012 and 2011 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle, except to indicate that there was substantial doubt about the Company’s ability to continue as a going concern.

The Company’s Board of Directors participated in and approved the decision to change independent registered public accounting firms.

During the years ended December 31, 2012 and 2011, and through July 24, 2013, there were no disagreements with Hatfield on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Hatfield would have caused them to make reference thereto in connection with their report on the financial statements for such years.

Goldman Accounting Services CPA, PLLC

Effective September 4, 2013, Goldman Accounting Services CPA, PLLC, or Goldman, who the Company engaged on July 24, 2013, was dismissed as the Company’s independent registered public accounting firm. On September 4, 2013, the Company completed the Merger with Enerpulse, Inc. which became the operations of the Company and the accounting acquirer on a going forward basis.

The dismissal of Goldman as the independent registered public accounting firm was approved by the Company’s Board of Directors.

During the period from July 24, 2013 to September 4, 2013, the date of dismissal, (i) there were no disagreements with Goldman on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Goldman would have caused it to make reference to such disagreement in its reports; and (ii) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

Engagement of Independent Certifying Accountant

Goldman Accounting Services CPA, PLLC

On July 24, 2013, the Company engaged Goldman as its new independent registered public accounting firm. During the two most recent fiscal years and through July 24, 2013, the Company had not consulted with Goldman regarding: (a) the application of accounting principles to a specific transaction, either completed or proposed; (b) the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and none of the following was provided to the Company: (i) a written report, or (ii) oral advice that Goldman concluded was an important factor considered by the Company in reaching a decision as to accounting, auditing or financial reporting issue; or (c) any matter that was subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K .

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GHP Horwath, P.C.

Effective September 4, 2013, the Board of Directors of the Company engaged GHP Horwath, P.C., or GHP, as its independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2013. GHP is the independent registered public accounting firm for Enerpulse, and its report on the financial statements of Enerpulse as of December 31, 2014 and 2013 and for periods then ended are included in this registration statement.

During each of the Company’s two most recent fiscal years and through the interim periods preceding the engagement of GHP, the Company (a) has not engaged GHP as either the principal accountant to audit the Company’s financial statements, or as an independent accountant to audit a significant subsidiary of the Company and on whom the principal accountant is expected to express reliance in its report; and (b) has not consulted with GHP regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by GHP concluding there was an important factor to be considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event, as that term is described in Item 304(a)(1)(v) of Regulation S-K.

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BUSINESS

The following represents various industry and technical terms used in this registration statement which may not be familiar to the reader.

ASME	American Society of Mechanical Engineers
Capacitor	A passive electrical device that stores electrical energy over a long period of time and releases it over a short period of time.
Car Parc	All registered passenger vehicles on the road.
Catalytic Converter	A device used to reduce the toxicity of emissions from an internal combustion engine. It uses a catalyst to stimulate a chemical reaction in which toxic by-products of combustion are converted to less-toxic substances.
CH4	Methane, an odorless, colorless, flammable gas which is the major constituent of natural gas. It is commonly used as a combustion fuel.
CNG	Compressed natural gas, mainly composed of CH4, is reduced to less than 1% of the volume it occupies at standard atmospheric pressure. It is a substitute for gasoline as a vehicle fuel and is usually stored and distributed in cylindrical or spherical hard containers at pressures of 2,900 – 3,600 psi.
CO	Carbon monoxide, most commonly referenced in emissions analysis from the combustion process, is produced from the partial oxidation of carbon-containing compounds and forms when there is not enough oxygen to produce carbon dioxide (CO2).
CO2	Carbon dioxide, most commonly referenced in emissions analysis from the combustion process, is a gas produced as a byproduct of combustion.
EGR	Exhaust gas recirculation
Emissions	Regulated tailpipe emissions from fuel combustion consisting mainly of unburned hydrocarbon fuel (HC), CO, CO2, NOx and CH4.
EPA	United States Environmental Protection Agency
IC Engines	Internal combustion engines commonly used for transportation and power generation. Spark ignited IC engines use a spark plug to initiate combustion, whereas diesel IC engines use high compression to initiate combustion.
Landfill Gas	Primarily methane, it is naturally produced by organic decomposition in landfills.
LNG	Liquefied natural gas; used for easier storage or transport.
LPG	Liquefied petroleum gas or propane
MPG	Miles per gallon is a measure of fuel economy.
NGV	Natural gas vehicle
NOx	Regulated tailpipe emissions measuring concentrations of nitrogen and oxygen.
OEM	Original equipment manufacturer
Φ	PHI, the equivalence ratio in combustion engineering, is the actual fuel-air ratio with respect to the stoichiometric fuel-air ratio. A Φ > 1.0 is a rich mixture, or more fuel than air. A Φ of 1.0 is the ratio of 14.7 parts air to 1 part fuel by mass. A Φ < 1.0 is a lean mixture, or more air than fuel.
PCI	Precise combustion ignition; Enerpulse’s patented technology.

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Plug-and-Play	Applications where no changes to a vehicle’s ignition system are required for installation or use of PCI technology in the aftermarket and service channels.
Pulse Plug	Enerpulse PCI technology embedded in the physical space of a conventional spark plug.
Pulse Power	The accumulation of energy over a relatively long period of time, followed by its quick release, thus increasing the instantaneous power.
SAE	Society of Automotive Engineers

Overview

Enerpulse Technologies, Inc. has designed, developed and commercialized a high-power, capacitor-based technology that improves performance of spark-ignited internal combustion (IC) engines in such areas of horsepower, torque, fuel economy, acceleration, combustion stability and emissions. Our patented technology is called Nano-Plasma Assisted Combustion (n-PAC®) technology. We believe our n-PAC® technology will enable fuel consumption and emissions improvements. Furthermore, we believe n-PAC® technology will enhance vehicle performance by increasing engine torque and improving throttle response and combustion stability.

In addition to the benefits in gasoline-fueled vehicles, we believe our n-PAC® technology has similar or greater benefits in IC engines operating on alternative combustion fuels including natural gas, CNG, LNG, LPG and landfill gas (collectively referred to as “natural gas”). Enerpulse n-PAC® technology installed on natural gas (NG, CNG or LNG) engines show combustion benefits that result in increased performance by way of greater engine power output, reduced fuel consumption and lower emissions. While testing is currently being conducted on engines fueled by landfill gas and LPG and we believe the results on these fuels should be similar to natural gas results, there is no assurance or guarantee that this will occur.

To our knowledge, our patented n-PAC® technology is the only n-PAC® technology in the market and there are no other n-PAC® products or similar technology under development or for sale by others.

Enerpulse initially commercialized its n-PAC® technology for the automotive aftermarket as it represented the fastest path to market and validation of the technology’s potential. Through this channel, we have developed brand awareness, customer base, manufacturing capability and distribution channels. The aftermarket has also provided a platform for large-scale field tests to validate performance and durability that will serve as a strong foundation for our move into the larger OEM automotive and burgeoning natural gas engine markets. Our n-PAC® technology is a direct replacement for automotive spark plugs. To date, over one million n-PAC® technology units have been deployed on IC engines through the automotive aftermarket channels. We have registered trademarks for Pulstar®, Pulse Plug®, EcoPulse®, n-PAC® and Spark of Genius®.

We made our initial push into the automotive OEMs in late 2011, and are now testing with four major manufacturers. We first identified the natural gas engine market in 2009 and have been nominated as part of two vehicular natural gas engine platforms and are in active discussions with several natural gas stationary OEMs.

Disadvantages of n-PAC® Technology

Some potential disadvantages of our n-PAC® technology compared to conventional spark plugs currently on the market with which our products compete are as follows:

•    our products will cost slightly more than conventional spark plugs;

•    our products require a paradigm shift at OEMs to understand the technical and functional differences between n-PAC® technology and conventional spark plugs; and

•    our products require OEM engine control recalibration to optimize the performance advantages including horsepower, torque and fuel economy.

Natural Gas Markets (Stationary and Vehicular)

Natural gas is used in large stationary IC engines for a variety of applications such as compression on natural gas pipelines; base load, distributed and peak demand generation of electricity; and for pumping oil and other liquids. Manufacturers of stationary natural gas engines include companies such as Rolls-Royce, General Electric, Kawasaki, Caterpillar and Cummins.

The use of natural gas in vehicular applications such as passenger cars and medium/heavy duty commercial trucks is growing rapidly due to the long-term operational savings associated with the lower cost of natural gas as compared to gasoline or diesel fuels. In addition, according to the London Economic Institute, the maintenance cost of a natural gas vehicle is also lower than that of a gasoline or diesel fueled vehicle. We have run internal tests, and have supported independent third party tests, which demonstrate that our n-PAC® technology improves engine stability, reduces fuel consumption and lowers emissions in natural gas IC engines when compared to conventional spark plugs. We have also published SAE and ASME technical papers, which support these findings.

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We have established distribution in this segment through performance based exclusive agreements with LPG and CNG conversion companies, Icom in the US and Imega in Europe. Both companies have significant market share in vehicular natural gas engine conversion systems and vehicular fleet natural gas conversion services. Initial orders have been placed by Icom and initial orders will be placed by Imega once engine certifications are complete in the second quarter of 2015.

Automotive OEM Market

All major automotive OEMs that produce passenger vehicles, light duty trucks, or motorcycles use spark-ignited IC engines. In the OEM segment, we believe our n-PAC® technology will provide benefits for all gasoline and/or natural gas spark-ignited IC engine, regardless of manufacturer or vehicular platform.

We are actively engaged in collaborative testing programs of our n-PAC® technology at four major automotive OEMs, with expressions of interest to test from three others; however, we have not yet entered into any sale agreements. We believe our n-PAC® technology benefits are additive to any major modifications that OEMs may make to their engines such as turbo or supercharging, direct gas injection or variable valve timing. Unlike other solutions utilizing electric and/or hybrid propulsion systems in order to meet regulatory standards, our n-PAC® technology does not rely on massive changes to vehicle drive systems, fuel distribution systems or electric power infrastructures for its success.

To date, we have not earned any revenues from sales of our n-PAC® technology in the automotive OEM market.

Automotive and Power Sports Aftermarket

We believe the automotive aftermarket also represents a meaningful opportunity for Enerpulse’s n-PAC® technology. Our Pulstar® branded aftermarket products utilize Enerpulse’s patented n-PAC® technology and can be used in all spark-ignited IC engines, including passenger cars, light trucks, commercial trucks and motorcycles. Our Pulstar® pulse plugs fit directly into existing IC engine ignition systems and utilize existing fuel delivery infrastructures. We believe Pulstar® pulse plugs are compatible with approximately 75% of the current North American car parc. We have sold over one million n-PAC® technology based units into the automotive and power sports aftermarket.

We currently sell our Pulstar® pulse plugs in the “Plug-and-Play” automotive aftermarket through multiple “big box” and internet automotive parts retailers including Advance Auto Parts, O’Reilly Auto Parts, AutoZone, Pep Boys, Amazon.com, USAutopart.com, Autoanything.com, SparkPlugs.com and a variety of international distributors. We are also selling in the power sports aftermarket through specialized motorcycle parts and accessories dealers and retailers including J&P Cycle, Custom Chrome and Tucker Rocky.

While specific customizations can be made for OEM needs, the core n-PAC® technology utilized for aftermarket and OEM products are similar.

Currently our sources of revenue include automotive and power sports vehicles aftermarket, natural gas industrial engine aftermarket, and natural gas engine conversion sales.

Industry

We have identified the stationary and vehicular natural gas markets, automotive OEM market and automotive and power sports aftermarkets for initial implementation of our n-PAC® technology.

Natural Gas Markets (Stationary and Vehicular)

According to recent Department of Energy estimates, over 10,000 stationary reciprocating engines fueled by natural gas are currently deployed in the United States for distributed power generation. Estimates from the United States Energy Information Administration, Natural Gas Annual, indicate there are also over 5,600 natural gas fueled engines currently deployed in the United States for the compression and distribution of natural gas. Natural gas compression engines often use pipeline gas as a fuel source, thereby reducing the amount of gas available for sale. Argonne National Laboratories estimates that spark plugs used in stationary natural gas engines have a service life of between 1,000 and 3,000 hours, resulting in replacement about once per quarter.

New gas discoveries in North America, Russia, and other areas, combined with new drilling techniques, have resulted in an expanding supply of natural gas. This increase in supply and the corresponding lower price of natural gas is generating renewed interest in NGVs as an alternative to gasoline or diesel powered vehicles.

In the United States, CNG currently sells for about 40% of the cost of gasoline. However, CNG equipment adds between 10% and 40% to the cost of the vehicle due to the CNG cylinders and engine equipment, while LNG adds 60% to 80% due to the more expensive storage tanks. The differential in the cost of the fuels determines the payback on this additional equipment (currently 2.5 to 6 years, depending on the vehicle).

Additionally, vehicle manufacturers are facing increasingly strict fuel economy and emissions requirements that NGVs can help to meet. In the European Union and United States, manufacturers can earn extra credits toward overall emissions goals through sales of NGVs. Many governments are also offering purchase incentives to consumers, though these vary significantly. The most aggressive incentives, available in several states within the United States, as well as in France and Italy, include tax rebates that cover much of the incremental purchase cost for these vehicles.

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With the above market forces in place, industry experts are forecasting a dramatic increase in the number of NGVs over the next decade. According to Natural Gas Vehicles for America and forecasts from Navigant Consulting, Inc., the market for NGVs is projected to reach 34.9 million vehicles by 2020. Light duty vehicles account for nearly 95% of NGVs today, while trucks and buses are growing at a faster rate and are anticipated to account for 9% of the total NGV fleet by 2020. Similar growth in NGVs is also being seen in other parts of the world.

To support the expected increase in NGVs, the United States is seeing significant new investment in NGV refueling stations. According to a report prepared by TIAX, for America’s Natural Gas Alliance, the current number of CNG stations in the United States is 1,000. The number of stations in the country is expected to more than double by 2020, which would make the United States the world leader in this regard. Other countries and regions around the world are also seeing growth in natural gas fueling stations.

We believe natural gas fuels are very desirable from an operating cost standpoint, although there have been inherent problems in engine performance such as cold-starting, engine knocking and higher fuel consumption. In particular, the auto-ignition temperature of natural gas is approximately double that of gasoline and demands a more robust combustion initiation event.

Automotive OEM Market

According to the International Organization of Motor Vehicle Manufacturers (OICA), the United States is the second largest country for global automotive OEM production next to China. Total passenger car, light and heavy duty truck production in the United States consisted of 8.6 million units in 2011, 10.3 million units in 2012, 11.1 million units in 2013, and 11.7 million units in 2014. In the European Union, total passenger car, light and heavy duty truck production was 17.5 million units in 2011, 16.3 million units in 2012, 16.2 million units in 2013, and 17.0 million units in 2014.

Automotive OEMs are under tremendous pressure to reduce emissions and improve fuel economy due to strengthened global regulations, coupled with consumer demand for better performing vehicles. In August 2013, the United States announced strict new vehicle fuel-efficiency standards, requiring that the United States auto fleet average 54.5 MPG by 2025, which expand on existing standards requiring American-made cars and light trucks to average 34.5 MPG by 2016. Additionally, the EPA and California Air Resources Board (CARB) have mandated lower emissions in IC engine equipped vehicles sold in the United States. European regulatory authorities have come out with their own set of emission reduction mandates that will go into effect in 2015.

Automotive and Power Sports Aftermarkets

According to Ward’s Automotive, there are currently over one billion passenger vehicles on the road today. Frost & Sullivan estimated that aftermarket sales for vehicle spark plugs in North America for 2010 were 249 million units generating $523 million in revenues. Revenue growth is projected to increase modestly through 2016 according to the same report.

According to Powersports Business magazine, the power sports market is an estimated $12 billion a year in the United States. Polaris Industries is the market leader accounting for nearly 20% of the power sports revenue in the United States. Other notable industry OEMs include Harley Davidson, Honda, Yamaha, Kawasaki, Can Am and over a dozen smaller competitors. The power sports vehicle market is bifurcated into off-road vehicles (all-terrain vehicles or ATVs and Side-by-Side vehicles), heavy-weight motorcycles, snowmobiles, and personal watercrafts. China has now overtaken Japan as the largest producer of motorcycles in the world. Yearly, 50 million motorcycles are produced worldwide, and China now produces at least 27.5 million of that figure or a little more than 50% of the total world production.

Our Solution

We believe our n-PAC® technology improves fuel ignitability, combustion efficiency and combustion stability of IC engines, thus enabling engines to operate with consistent ignition using less fuel in the fuel mixture and/or precise ignition with more exhaust gas in the fuel mixture resulting in improved engine starting, lower fuel consumption, and reduced exhaust emissions while, at the same time, delivering increased power (torque) and throttle response.

n-PAC® pulse plugs are a direct replacement for conventional spark plugs, requiring no changes to a vehicle’s ignition systems or engine compartment geometry. In the automotive market, we believe our n-PAC® technology will also reduce tailpipe emissions by shortening the amount of time required for the catalytic converter to reach peak capacity. This improvement provides an elegant and low cost solution for automotive OEMs looking to meet government mandated emissions regulations at less cost than alternative technologies. Unlike electric or hybrid-electric drive trains, n-PAC® technology does not require massive changes to vehicle drive systems or fuel/power infrastructures for its success. In addition, n-PAC® technology integrates with all advanced engine control systems and can be optimized through normal calibration processes.

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On-site testing of n-PAC® technology on natural gas fueled engines, in both stationary and vehicular applications, has demonstrated improved fuel consumption and reduced exhaust emissions. This offers a significant cost reduction opportunity to stationary natural gas engine operators and further enables the adoption of natural gas fuels in the transportation sector.

In the automotive aftermarket, our Pulstar® n-PAC® plugs are Plug-and-Play, offering consumers a simple and cost-effective engine performance upgrade. Furthermore, aftermarket distribution channels appreciate that Pulstar® n-PAC® plugs cover up to 75% of existing North American vehicles with far fewer SKUs than offered by conventional spark plug manufacturers.

Our Growth Strategy

Utilize Compelling Field Test Data To Rapidly Expand Sales in the Natural Gas IC Engine Market

We believe that natural gas IC engine manufacturers, service providers and engine operators are looking to aggressively adopt new technologies in pursuit of reduced fuel consumption and engine maintenance. Our strategy is to continue supplying stationary natural gas fueled IC engine service providers and owner-operators with n-PAC® technology test data that demonstrates improved fuel economy, reduced emissions, durability, and engine stability utilizing Enerpulse’s n-PAC® technology when compared to conventional spark plugs. To accelerate penetration in this segment, we have entered into an exclusive North American distribution agreement with Freepoint. Freepoint has strong established business relationships throughout the energy sector.

We are also engaged in substantive technical discussions with several natural gas engine OEMs and engine converters based on favorable combustion and engine tests. Business development in this sector is carried out by our in-house engineering and commercial sales staff.

Continue Collaborative Testing with Automotive OEMs

We are actively engaged in collaborative testing programs of our n-PAC® technology with five major automotive OEMs, and have received expressions of interest from three others. One major automotive OEM has indicated a strong interest in adopting n-PAC® technology on a high-volume engine platform, contingent upon our partnering with an existing Tier-1 spark plug manufacturer. Although no major automotive OEMs are currently using n-PAC® technology, our strategy is to secure adoption on one or two existing major automotive OEM engine platforms. We believe this approach will quickly convince other major automotive OEMs to adopt n-PAC® technology, but there is no guarantee that this will occur. The major automotive OEMs referenced herein exclude Valor and the collaborative testing discussed does not include our relationship with Valor under our letter agreement with Valor.

Major automotive OEM adoption cycles on new vehicle or powertrain platforms can take four years or more. However, adoption timing of a new product is highly dependent on the complexity of system integration. n-PAC® technology is relatively easy for an automotive OEM to adopt since it is a direct replacement for conventional spark plugs requiring no changes to engine geometry. Furthermore, n-PAC® technology can be adopted as a “running change” on existing engine platforms and optimized with recalibration of engine control parameters.

Establish Strategic Relationships with Tier-1 Spark Plug Manufacturers

We are currently in discussions with several Tier-1 spark plug manufacturers, with the goal of establishing long-term manufacturing relationships. To support this goal, we will continue our third party testing. We believe that our test data is compelling and will influence the OEMs and Tier-1 spark plug manufacturers to partner with us in development and manufacturing programs. As referenced above, one automotive OEM has asked its current Tier-1 spark plug providers to explore a manufacturing relationship with Enerpulse and we believe other similar requests will happen in the near future.

Utilize Print and Online Advertising to Drive Aftermarket Sales

Enerpulse has already established an extensive distribution network for our branded Pulstar® pulse plugs. To grow this channel further, we intend to drive consumers to our established automotive parts retailers through extensive and consistent advertising. In 2013, we hired The Marx Group, an automotive industry marketing communication firm, to advise us on implementing an aftermarket consumer-focused media plan. As part of this media plan, we are placing advertisements in consumer magazines geared towards automotive enthusiasts. The automotive publications we have advertised in thus far include Motor Magazine, Performance Business, Dsport, Super Street, Mopar Muscle, Trucking and Off-Road.

Expand Aftermarket Channels to Drive Growth in All Markets

Aftermarket sales channels are an important part of our overall business strategy as they provide the following benefits:

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•     facilitate integration of pulse power technology into a commercial product applicable to a broad range of vehicles;

•     introduce our Pulstar® brand and heightens public awareness of n-PAC® technology in vehicular applications;

•     enable serial production scale-up; and

•     provide field tests to validate the performance and durability of n-PAC® technology in operating conditions.

Our Core Technology

Pulse power describes the science and technology of accumulating energy over a relatively long period of time (microseconds) and releasing it very quickly (nanoseconds), thus increasing the instantaneous power. It is a proven technology that has been used for other applications such as pulsed beam weapons, lasers, radar, electric motor starters, microwave ovens, camera flashes and x-rays. Our founder, President and Chief Technology Officer, Louis S. Camilli, has worked in close cooperation with Sandia National Laboratories for over 20 years to develop applications for pulse power.

Pulse power is the core of our n-PAC® technology and, we believe, is a major breakthrough in automotive ignition systems. Testing done at an independent laboratory demonstrated ten thousand times the peak ignition power by incorporating our n-PAC® technology into the envelope of a conventional spark plug. As a result, spark peak discharge power is increased from a maximum of 500 watts in current ultra-premium spark plugs to over 5 million watts. As shown in the figure below, our n-PAC® technology also delivers a larger amount of energy at the combustion event (represented by the bubble in the picture on the right) under the same conditions as traditional spark plug technology.

Conventional Sparkplug Technology

(30msec and 0.75 Φ)

Enerpulse n-PAC® Technology

(30msec and 0.75 Φ)

Externally, spark plugs and n-PAC® technology Pulse Plugs look fairly similar, but they are very different on the inside since they are based on different technologies. That is, a traditional spark plug’s discharge is generated by a “spark” between two metal electrodes as opposed to the high-power discharge of our capacitor technology. n-PAC® technology can take on a variety of forms, shapes and sizes as necessary, but in this case looks like a conventional spark plug in order to fit into existing infrastructure. See the diagram below for more detail.

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Internal Construction Comparison

Testing performed at independent laboratories, major automotive OEMs and internally at Enerpulse confirms that n-PAC® technology has verified advantages over conventional spark plugs including improved engine stability, reduced fuel consumption and lower tailpipe exhaust emissions when compared to conventional spark plugs. n-PAC® technology’s high-power discharge generates a larger, more consistent spark, producing a larger flame kernel, thereby improving the precision and efficiency of the combustion process. Our n-PAC® pulse plugs use a patented integrated capacitor and discharge circuitry that releases more energy and creates higher engine torque. We believe the n-PAC® plug’s combustion process also improves engine performance with better responsiveness, quicker acceleration and greater towing capacity.

We believe our n-PAC® technology also helps to reduce tailpipe emissions. In emission control systems, the most critical component is the catalytic converter. At operating temperatures (ranging from 250 to 300 degrees centigrade) the catalyst is an extremely efficient device oxidizing carbon monoxide (CO), combusting unburned hydrocarbons and reducing nitrogen oxide (NOx). However, until the catalyst becomes fully effective, exhaust emissions are problematic for the automaker. Testing conducted by a major European independent laboratory demonstrated that n-PAC® technology maintains combustion stability much better than conventional spark plug technology at extremely retarded ignition timing settings. This emissions reduction strategy increases enthalpy, which is a measure of the total energy in post combustion exhaust gases. The greater the enthalpy, the more efficient the catalytic converter becomes in reducing tailpipe emissions in the exhaust stream, which shortens the time to catalyst effectiveness. Since most vehicular exhaust emissions occur in the first two minutes after start-up, quicker catalyst activation enables the catalytic converter to begin emission abatement sooner during this critical period.

Products and Product Development

 Natural Gas Markets (Stationary and Vehicular)

We have developed n-PAC® pulse plugs to cover approximately 90% of the current installed base of stationary natural gas engines.

The vehicular natural gas IC engine market segment is very similar to the automotive OEM market as our n-PAC® pulse plugs will be custom designed for specific engine architecture. We are currently collaborating and testing with three OEMs and have been nominated for serial production with two of these OEMs. Furthermore, there are multiple quasi-OEMs that are converting gasoline engines to burn natural gas. We are actively working with at least six of these converters and have adoption by two vehicular natural gas engine platforms of n-PAC® technology as of late 2014.

Average selling price ranges from $8 to $104 for the natural gas IC engine market.

Automotive OEM Market

Working with the automotive OEMs, specific n-PAC® pulse plug designs providing custom tailored benefits (e.g. generating more torque) can be developed to cover each engine platform and will be systemically matched to the engine platform objectives and ignition system specifications. We believe this will enable OEMs to more easily adopt n-PAC® technology. We have already developed and delivered engine-specific n-PAC® pulse plugs to several automotive OEMs for evaluation and performance testing. Positive results have led to further collaboration and pulse plug design optimizations.

Average selling price ranges from $5 to $8 for the automotive OEM market.

Automotive and Power Sports Aftermarkets

In the automotive aftermarket, we currently offer 12 Pulstar® branded models covering 75% of automobiles and light duty trucks in the current North American car parc. This is in contrast to the hundreds of models offered by conventional spark plug manufacturers required to cover the remaining 25%. We are able to do this because our n-PAC® technology relies on high power discharge to deliver robust ignition, eliminating the need for a proliferation of electrode configurations, exotic materials and precise spark placement geometries. Our aftermarket products are “Plug-and-Play”; no changes to a vehicle’s ignition system are required for installation.

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The power sports aftermarket is very diverse with literally hundreds of OEMs. Initially, we targeted the large cruiser motorcycle market with two designs that covered all U.S. manufactured cruiser products from 1984 to present. We have since added three more models to cover ATVs, watercraft and metric (European and Asian) motorcycles.

Average retail selling price ranges from $6 to $18 for the automotive and power sports aftermarkets.

Product Development

Our fourth generation (G-4) n-PAC® technology was introduced in 2011 and is designed for easy adoption by OEMs, due to its compatibility with current engine ignition and emissions systems. Future generations will be engineered to meet the increasing ignitions demands future engine technology advances will require. n-PAC® technology has been designed to meet this need where conventional spark plug designs are limited.

The first stage of OEM commercialization utilizes our G-4 design and optimizes its performance through reprogramming the vehicle’s on-board computer system. In this stage, electrode geometry is tailored to the particular requirements of each OEM engine platform. For example, while all OEMs are interested in meeting government regulations, such as CAFE (Corporate Average Fuel Economy) and exhaust emissions (EPA Code of Federal Regulations in the United States), certain engine models will focus on power and torque while others on fuel economy. The final stage of commercialization will involve more extensive collaboration and customization with vehicle and engine manufacturers in order to fully integrate n-PAC® technology into the entire ignition system strategy. Enerpulse is currently in the first stage at five major automotive OEMs, which does not include any relationship we have with Valor.

This two phase approach will be used in both the natural gas engine and automotive OEM segments. Enerpulse has a fully capable R&D laboratory to support anticipated product development requirements.

Sales, Marketing and Distribution

 Natural Gas Markets (Stationary and Vehicular)

We have entered into an exclusive marketing agreement with Freepoint Commerce Marketing LLC, or Freepoint, to market, sell and distribute our n-PAC® plugs to clients that use stationary natural gas IC engines in North America. Potential clients include natural gas gatherers, processors, pipeline operators and producers, as well as electric power generators. Freepoint is a large and well-established player in the energy sector with strong connections to related engine owners/operators. In consideration for the exclusive distribution agreement, Freepoint invested $1.75 million in a convertible promissory note, which was converted into 686,275 shares of common stock on September 5, 2013.

In addition, in October 2014, we signed separate exclusive Alternative Fuel Vehicle Distributor Agreements with Green Bridge Technologies LLC and International Group Srl. Under the terms of the agreements, the exclusivity covers the vehicular alternative fuel market for a period of five years in the North America and Caribbean markets for Green Bridge, and the European Union markets for International Group, which is subject to minimum purchase quantities to maintain exclusivity.

We commenced sales in the natural gas engine segment in the first quarter of 2015 which we believe will increase throughout 2015 as adoption of our n-PAC® technology by engine operators, engine service organizations and engine OEMs gains traction, but there is no guarantee that this will occur. No intermediate distribution channel is required to support this market.

Automotive OEM Market

We are actively pursuing sales to automotive OEMs and believe that revenues will begin in this market in the second half of 2017. We believe this timeline reflects a normal adoption cycle for new technology integration with automotive OEMs.

Our marketing strategy is to provide global OEMs with compelling third party independent test data that demonstrates the functionality and benefits of n-PAC® technology. This will lead to continued expansion of our direct testing programs with automotive OEMs on specific engine platforms, building confidence in the efficacy of n-PAC® technology. Direct OEM test programs are already underway at five global automotive OEMs. We believe that capturing one major automotive OEM engine platform will led to rapid adoption by other automotive and/or vehicular natural gas engine OEMs.

No intermediate distribution channel is required to support this market.

Automotive and Power Sports Aftermarkets

Our primary source of revenue is from automotive and power sports aftermarket sales. Two major retailers account for a significant portion of our revenue, but it is the consumer that pulls through the sales based on word of mouth and advertising, therefore a significant amount of our revenues could come from many distribution points in these two markets.

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We are currently selling our Pulstar® branded n-PAC® plugs in the “Plug-and-Play” automotive and power sports vehicles aftermarkets through a variety of channels. Pulstar ® plugs are available nationally at retailers Advance Auto Parts, O’Reilly Auto Parts, Amazon.com, USAutopart.com, Autoanything.com and SparkPlugs.com. They are also available at specialty retailers that cater to the power sports vehicles market such as Cabela’s, J&P Cycle, Custom Chrome, and Tucker Rocky. In addition, we have established an online presence using Facebook, banner ads, postings and landing pages to market the Pulstar® brand. To date, our sales into the aftermarket segment have been somewhat limited as we compete with much better capitalized spark plug companies for shelf and stocking space, as well as limitations we face in funding for aggressive sales and marketing.

Manufacturing

We currently manufacture our PCI pulse plugs in our Albuquerque, New Mexico facility. The facility can manufacture 2,000,000 pulse plugs per year. We believe this capacity will support volume requirements for the automotive aftermarket and the natural gas IC engine segment thru 2016. We are also exploring manufacturing relationships for the automotive OEM segment with leading spark plug manufacturers in order to increase manufacturing capacity and reduce costs. We believe that in order to secure OEM adoption, we will need to establish a manufacturing relationship with a Tier-1 spark plug manufacturer.

Principal Suppliers

We produce sub-assembly and final assembly products utilizing formed and fabricated components supplied by various global vendors. These components include formed metal parts, insulators, coatings and packaging from vendors in Europe, China and the USA. We have secured multiple sources for all key components.

We rely on non-affiliated suppliers for the components that are incorporated into our products. We do not have long-term supply or manufacturing agreements with our suppliers. In some instances alternative sources may be limited. If these suppliers experience financial, operational, manufacturing capacity, or quality assurance difficulties, or cease production and sale of such products, or if there is any other disruption in our relationships with these suppliers, we will be required to locate alternative sources of supply. To date, we have not had any material disagreements with our suppliers.

Intellectual Property

Our success depends in part upon our ability to protect our core technology and intellectual property. To establish and protect our proprietary rights, we will rely on a combination of patents, patent applications, trademarks, copyrights, trade secrets, including know-how, license agreements, confidentiality procedures, non-disclosure agreements with third parties, employee disclosure and invention assignment agreements, and other contractual rights.

We currently hold 17 registered patents in the United States, the European Union, Japan, Canada, Mexico and Australia and have 20 patent applications pending in the United States, the European Union, Japan, Canada, Korea, China, Australia, India, Mexico and Brazil. Our patents relate to various aspects of our n-PAC® technology, including the high power discharge fuel ignitor, combustion ignitors, initiation systems and initiation devices used in our Pulstar® pulse plugs.

Research and Development Expenditures

Our research and development expenses to date have primarily included costs to develop and enhance our core technology, our n-PAC® products, our manufacturing process, and third-party testing. During the year ended December 31, 2014, we incurred $362,348 in research and development expenses as compared to $285,811 incurred during the year ended December 31, 2013. We expect our research and development activities and expenses to increase significantly as we execute on our business plan and pursue sales in the automotive OEM market. Currently, we bear all research and development costs. On January 19, 2015, the Company furloughed a total of 8 employees in manufacturing, research & development and administrative positions.  The furlough of these employees was made in connection with the Company’s decision to cease manufacturing operations for the near term to reduce output for over built inventory balances. The company brought back the 8 employees after the inventory balances were reduced and the consummation of the Private Placement.

Competition

We are not aware of any competitors offering an integrated capacitive discharge product to our market verticals. We further believe that our 28 issued patents, 21 pending patents, and ongoing patent mapping strategy will prevent any directly competitive product from being developed and/or commercialized. There are, however, well-established spark plug manufacturers that may seek to prevent Pulstar® from taking market share in the spark plug industry. The leaders in the global market of spark plug manufacturing are Autolite, Bosch, AC Delco, Champion, Denso and NGK.

According to Frost & Sullivan, the North American aftermarket is reasonably fragmented with six major participants (Autolite, AC Delco, NGK, Champion, Bosch and Motorcraft) all controlling at least 10% market share each (collectively these six manufacturers control about 96% of the North American market). The top three manufacturers, Autolite, AC Delco and NGK, control over 50% of the market. These manufacturers make a range of products from standard to premium, providing a variety of spark plugs to most vehicle makes and models.

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Government Regulation

There are very few regulations that directly address spark plugs. This is because spark plugs can adversely impact the environment only when they fail. Spark plug failure can create misfires, higher exhaust emissions and subsequent damage to the catalytic converter. Indirect legislation exists to ensure that spark plugs do not emit radio frequency or electromagnetic interfere that could alter the operation of other devices on the vehicle or in close proximity to the vehicle.

We will rely on legal and operational compliance programs, as well as legal counsel, to guide our businesses in complying with applicable laws and regulations of the jurisdictions in which we do business.

We do not anticipate at this time that the cost of compliance with United States and foreign laws will have a material financial impact on our operations, business or financial condition, but there are no guarantees that new regulatory and tariff legislation may not have a material negative effect on our business in the future.

Environmental Matters

We are currently not required to comply with any federal, state or local environmental laws in connection with our business.

Employees

We currently have 16 full-time employees and one individual employed on a contract basis. All employees are required to execute non-disclosure agreements as part of their employment. Contract staffing companies or the individual contract employees are also required to execute a non-disclosure agreement with us. We believe our relations with our employees are good. None of our employees are subject to collective bargaining agreements.

We entered into an executive employment agreement in 2004 with Louis S. Camilli that is still in effect. The employment agreement with Mr. Camilli does not have a termination date.

No other executives or employees have employment agreements.

Description of Property

We do not own any real properties. We maintain our principal executive office property at 2451 Alamo Ave SE, Albuquerque, NM 81706, which is leased under a two-year lease extension effective March 1, 2014 with a cost of $66,000 per annum. The property consists of mixed-use commercial office, production, and warehouse facility of 13,400 square feet. We perform all our manufacturing and research and development activities at this location. We believe our present property is suitable for our current and planned near-term operations and provides us with sufficient space to conduct our operations. We fully utilize our current premises.

Legal Proceedings

None.

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MANAGEMENT

The following table sets forth certain information regarding the executive officers and directors of the Company as of December 31, 2014:

Name	Age	Position
Joseph E. Gonnella	68	Chief Executive Officer and Director
Louis S. Camilli	68	President, Secretary and Chief Technology Officer
Bryan C. Templeton	52	Chief Financial Officer and Treasurer
F. Henry Habicht II	61	Chairman of the Board and Director
Timothy L. Ford	58	Director

Biographies

Joseph E. Gonnella, Chief Executive Officer and Director — Mr. Gonnella is currently the Chief Executive Officer and a director of Enerpulse. Mr. Gonnella has been a director of Enerpulse Inc. since July 2004 and its Chief Executive Officer since May 2011. Prior to working with Enerpulse, Inc., Mr. Gonnella served as President and Chief Operating Officer of Drivesol, Inc. from January 2008 to September 2008. At that time, Drivesol was a manufacturer of electro-mechanical systems with sales of $350 million to the global automotive market. His responsibilities included oversight of Drivesol’s worldwide manufacturing and financial goals. From October 2000 to December, 2007 he was the President and Chief Executive Officer of Wabash Technologies, Inc., a company that designs and manufactures electronic components for the global automotive industry. Mr. Gonnella had full P&L responsibility for this $110 million business. As Senior Vice President of Engelhard Corporation from September 1992 to September 1999, the world’s largest producer of automotive catalytic converters, Mr. Gonnella led Engelhard’s $500 million Environmental Products Group. In June 1984, Mr. Gonnella established Interamerican Trade Corporation (ITC). ITC established US subsidiaries for off-shore manufacturers of automotive parts and managed their distribution to OEM and aftermarket channels. Mr. Gonnella served as president and COO of ITC and was responsible for negotiating contracts with off-shore manufacturers, managing their US subsidiaries and managing ITC’s global logistics. From June 1989 to August 1992, Mr. Gonnella was President of the Automotive Products Group of Amcast Industrial Corporation, which was a manufacturer of structural aluminum components for the US automotive industry. Here, Mr. Gonnella had full profit and loss responsibility and led multiple US-based manufacturing facilities. Mr. Gonnella started his career in operations at General Motors Corporation in 1973 and held various positions there until 1984, including Director of Industrial Engineering and Director of Overseas Ventures, in which he negotiated multiple joint ventures on behalf of General Motors. None of the aforementioned companies are a parent, subsidiary or affiliate of the Company, except for Enerpulse, Inc. Mr. Gonnella earned a BS degree in Industrial Management from Wright State University in 1973 and an MBA in Finance from the University of Dayton in 1981.

We believe that Mr. Gonnella’s extensive experience in the automotive sector and his demonstrated track record in successfully leading technology-based businesses qualifies him as a director of the Company.

Louis S. Camilli, President, Secretary and Chief Technology Officer — Mr. Camilli is currently the President and Chief Technology officer of Enerpulse. Mr. Camilli held these positions at Enerpulse, Inc. since it was founded in May 1998. He is the developer of the Pulstar® technology in which the Company holds a patent. From December 1994 to May 1998, Mr. Camilli served as president of HDI Systems, Inc., the incubator for all technology commercialized by the Company, where he developed and patented the first pulse power ignition devices. None of the aforementioned companies are a parent, subsidiary or affiliate of the Company, except for Enerpulse, Inc. Mr. Camilli obtained a BA in Mathematics from Texas A&M University in 1968 and was awarded an Honorary Doctorate from the Mexican Ecological Movement in 1987 for air quality work conducted in Mexico City.

Bryan C. Templeton, Chief Financial Officer and Treasurer — Mr. Templeton is currently the Chief Financial Officer of Enerpulse. Mr. Templeton held this same position at Enerpulse, Inc. since June 2007. Prior to his time at Enerpulse, Inc., he served in various capacities from January 2001 to October 2006 for Sandia Foods, a franchise restaurant operator in the Southwest U.S., where he provided financial and operational support for over 60 restaurant operating managers throughout the Southwest. From 1985 to 2001, he worked at Mobil Oil where he held accounting and financials staff positions as well as supervisory positions. None of the aforementioned companies are a parent, subsidiary or affiliate of the Company, except for Enerpulse. Mr. Templeton earned a BBA in Finance from Baylor University in 1984 and an MBA in Finance from the University of North Texas in 1992.

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F. Henry Habicht II, Chairman of the Board and Director — Mr. Habicht is currently the Chairman of the Board of Directors of Enerpulse. He became the Chairman of our Board of Directors in March 2015. Mr. Habicht serves as a Managing Partner of SAIL Capital Partners which he joined in January 2006 after serving in many areas of environmental business and policy and as a contributor to environmental innovation. Mr. Habicht, along with his co-managing partner, is responsible for managing SAIL Capital Partners’ operations and investments. His career in the environmental policy world has included leadership positions at the U.S. Department of Justice as Assistant Attorney General in charge of the Environment and Natural Resources Division from November 1983 through July 1987 and at the United States Environmental Protection Agency, or EPA, as COO (Deputy Administrator) from March 1989 through January 1993. During his time with the EPA, he oversaw the development of new air and water programs to prevent pollution, including the development of the Energy Star program and implementation of market-based trading programs under the 1990 Clean Air Act amendments. From March 1993 to June 2008, Mr. Habicht served as Senior Vice President in charge of acquisitions and other divisions of Safety-Kleen, a billion-dollar environmental service company. He has also held positions and started ventures in the for-profit environmental arena, including as Vice President of William D. Ruckelshaus Associates during the period from July 1987 to March 1989, which co-managed the successful Environmental Venture Fund, one of the first green funds in the 1980s. As co-founder of Capital E, LLC, a strategic consultancy for emerging renewable energy products and technologies, Mr. Habicht advised Fortune 100 and early stage ventures on sustainable growth strategies from 2002 through 2005. He also served until 2006 as Chief Executive Officer of a non-for-profit corporation called Global Environment & Technology Foundation (GETF) that fosters innovation in environmental management and promotes applications of clean technology in emerging markets. Mr. Habicht has held numerous board seats over the years and currently sits on the board of directors of WaterHealth International, a SAIL portfolio company, and serves on the advisory boards to the National Renewable Energy Lab and the Pacific Northwest National Lab. He is a co-founder of the American Council on Renewable Energy, has served as Commissioner of the National Commission on Energy Policy and has advised several cabinet-level secretaries. Mr. Habicht holds a Bachelor’s degree with High Honors from Princeton University and a Juris Doctor from the University of Virginia.

We believe that Mr. Habicht’s extensive experience working with and advising companies in the emerging renewable energy technologies industry qualify him as a director of the Company.

Timothy L. Ford, Director — Mr. Ford is currently the President of, and a partner in, Cook's Direct, Inc., a leader in the commercial foodservice equipment and supplies market. Mr. Ford was appointed to the board of Enerpulse, Inc. in January 2008. He has over 30 years of both private and public company business experience with a focus in sales, marketing, logistics and finance along with strategy development. From November 1998 to December 2005, he was a member of the board of directors of The Whitney Automotive Group, the parent company for JC Whitney/Warshawskys, Stylin Truck and CarParts.com, and the President of JC Whitney & Co., a retailer of automotive parts and accessories. Prior to JC Whitney, Mr. Ford held leadership roles at Gander Mountain, Inc. and McMaster Carr Supply Company. He began his career at Beatrice Foods Company. None of the aforementioned companies are a parent, subsidiary or affiliate of the Company, except for Enerpulse. He earned a BA in Management from Western Illinois University in 1979 and an MBA in Accounting from DePaul University in 1985.

We believe that Mr. Ford’s extensive experience in the automotive aftermarket and his demonstrated track record as a Chief Financial Officer, Chief Operating Officer and his current role as President qualifies him as a director of the Company.

Terms of Office

The Company’s directors are appointed for a one-year term to hold office until the next annual general meeting of the Company’s stockholders or until removed from office in accordance with the Company’s bylaws and the provisions of the Nevada Revised Statutes. The Company’s directors hold office after the expiration of his or her term until his or her successor is elected and qualified, or until he or she resigns or is removed in accordance with the Company’s bylaws and the provisions of the Nevada Revised Statutes.

The Company’s officers are appointed by the Company’s Board of Directors and hold office until removed by the Board.

Involvement in Certain Legal Proceedings

No director, executive officer, significant employee or control person of the Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

Family Relationships

There are no family relationships between or among the directors or executive officers.

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EXECUTIVE COMPENSATION

Summary Compensation

The following summary compensation table indicates the cash and non-cash compensation earned from Enerpulse during the fiscal years ended December 31, 2014 and 2013 by the named executive officers of Enerpulse.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards(9)		Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation		All Other Compensation		Total
Joseph E. Gonnella, Chief Executive Officer	2014	$228,351	$-	$-	$235,198	(2)	$-	$-		$42,720	(3)	$506,269
	2013	$194,039	$-	$-	$108,826	(1)	$-	$-		$-		$302,865

Louis S. Camilli, President, Secretary, and Chief Technology Officer	2014	$170,956	$-	$-	$224,418	(5)	$-	$-		$-		$395,374
	2013	$144,481	$-	$-	$97,974	(4)	$-	$-		$-		$242,455

Bryan C. Templeton, Chief Financial Officer	2014	$148,424	$-	$-	$78,322	(7)	$-	$-		$-		$226,748
	2013	$111,269	$-	$-	$49,922	(6)	$-	$-		$-		$161,191

Charles Stewart, Former Chief Executive Officer	2014	$-	$-	$-	$-		$-	$-		$-		$-
	2013	$-	$-	$-	$-		$-	$7,615	(8)	$-		$7,615

(1)	Under the Enerpulse incentive plan, on October 15, 2013, Mr. Gonnella was granted options to purchase 60,982 shares of Enerpulse common stock at an exercise price of $3.00 per option. The options have a ten-year term and vest ratably over three years beginning with the first anniversary of the grant.

(2)	Under the Enerpulse incentive plan, on August 6, 2014, Mr. Gonnella was granted options to purchase 160,790 shares of Enerpulse common stock at an exercise price of $0.50 per option. The options have a ten-year term and vest ratably over three years beginning with the first anniversary of the grant. On June 30, 2014, the Enerpulse Board approved a repricing of the October 15, 2013 option grants from a $3.00 exercise price to $0.75, with immediate vesting. In addition, the Board re-priced a total of 128,277 additional option grants for Mr Gonnella with a previous exercise price of $0.91 to $0.75, with immediate vesting.

(3)	In 2014, Mr. Gonnella received commuting expense of $42,720 for travel from his home in Michigan to New Mexico. Expenses included airfare, lodging and other expenses related to his commute.

(4)	Under the Enerpulse incentive plan, on October 15, 2013, Mr. Camilli was granted options to purchase 54,901 shares of Enerpulse common stock at an exercise price of $3.00 per option. The options have a ten-year term and vest ratably over three years beginning with the first anniversary of the grant.

(5)	Under the Enerpulse incentive plan, on August 6, 2014, Mr. Camilli was granted options to purchase 183,204 shares of Enerpulse common stock at an exercise price of $0.50 per option. The options have a ten-year term and vest ratably over three years beginning with the first anniversary of the grant. On June 30, 2014, the Enerpulse Board approved a repricing of the October 15, 2013 option grants from a $3.00 exercise price to $0.75, with immediate vesting. In addition, the Board re-priced a total of 156,666 additional option grants to Mr. Camilli from a $1.01 exercise price to $0.75 with immediate vesting.

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(6)	Under the Enerpulse incentive plan, on October 15, 2013, Mr. Templeton was granted options to purchase 24,052 shares of Enerpulse common stock at an exercise price of $3.00 per option. The options have a ten year term and vest ratably over three years beginning with the first anniversary of the grant.

(7)	Under the Enerpulse incentive plan, on August 6, 2014, Mr. Templeton was granted options to purchase 50,393 shares of Enerpulse common stock at an exercise price of $0.50 per option. The options have a ten year term and vest ratably over three years beginning with the first anniversary of the grant. On June 30, 2014, the Enerpulse Board approved a repricing of the October 15, 2013 option grants from a $3.00 exercise price to $0.75, with immediate vesting. In addition, the Board re-priced a total of 27,346 additional option grants to Mr. Templeton from $0.91 exercise price to $0.75 with immediate vesting.

(8)	In connection with Mr. Stewart’s resignation from Enerpulse, Enerpulse’s board approved the acceleration of the payment of $7,615 in deferred compensation from 2010 and 2011, which were paid in 2013. Under the terms of the 2011 Non-Qualified Deferred Compensation Plan, such amounts were originally to be paid upon the consummation of a change of control as defined under the plan.

(9)	The amount of the option award is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. Amounts also include the incremental fair value recognized for any modifications in July 2012 to the exercise price of previously granted stock options. Refer to footnote 12 in Enerpulse’s audited financial statements for the disclosure of all assumptions utilized in the determination of grant date fair value.

Employment Agreements

In October 2004, Enerpulse, Inc. entered into an executive employment agreement with Mr. Camilli to serve as its President and Chairman of the Board with an annual salary in 2004 of $99,996. The employment agreement does not have a termination date. As of February 2009, Mr. Camilli no longer serves as Chairman of the Board or a director of Enerpulse, Inc.

Under the agreement, Mr. Camilli is also entitled to receive an annual discretionary cash bonus, which will be paid based on Mr. Camilli’s achievement of certain sales, profit and/or other agreed upon management objectives. Mr. Camilli is eligible to participate in our equity incentive plan with grants and vesting schedules as determined by the Board from time to time. As discussed above, Mr. Camilli is also entitled to receive severance upon a termination of his employment for cause and deferred compensation payments upon a change in control.

We do not have any employment agreements with any of our other officers.

Repricing of Outstanding Options

In June 2014, our Board of Directors approved cancellation of existing options for an aggregate of 676,388 shares of common stock underlying such options with exercise prices between $0.91 and $3.00 per share. Replacement options were authorized for the same aggregate number of underlying shares of our common stock with the same expiration date as the cancelled options. The replacement options provided for immediate vesting of all of the shares of our common stock underlying the cancelled options and an exercise price of $0.75 per share. The exercise price was, determined by our Board of Directors and established as the higher of (i) the closing price of our common stock on June 30, 2014 or (ii) the $0.75 offering price established at the close of Initial Public Offering.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth for each named executive officer and director certain information concerning the outstanding equity awards as of December 31, 2014.

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OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date ($)
Joseph E Gonnella	0		160,790	(1)	0	0.50	07/17/2024
Joseph E Gonnella	60,982	(2)	0		0	0.75	10/16/2023
Joseph E Gonnella	59,664	(3)	0		0	0.75	12/04/2022
Joseph E Gonnella	59,664	(4)	0		0	0.75	04/28/2016
Joseph E Gonnella	4,475	(5)	0		0	0.75	10/07/2015
Joseph E Gonnella	4,475	(6)	0		0	0.75	06/30/2015
Louis S Camilli	0		183,204	(7)	0	0.50	07/17/2024
Louis S Camilli	54,901	(8)	0		0	0.75	10/16/2023
Louis S Camilli	89,495	(9)	0		0	0.75	08/06/2025
Louis S Camilli	37,339	(10)	0		0	0.75	12/15/2016
Louis S Camilli	29,832	(11)	0		0	0.75	12/04/2022
Bryan C Templeton	0		50,393	(12)	0	0.50	07/17/2024
Bryan C Templeton	24,052	(13)	0		0	0.75	10/16/2023
Bryan C Templeton	9,944	(14)	0		0	0.75	01/19/2022
Bryan C Templeton	9,944	(15)	0		0	0.75	08/06/2025
Bryan C Templeton	2,486	(16)	0		0	0.75	06/05/2018
Bryan C Templeton	4,972	(17)	0		0	0.75	04/05/2017

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(1)	Under the Plan, on August 6, 2014, Mr. Gonnella was granted options to purchase 160,790 shares of our common stock at an exercise price of $0.50 per option. The options have a ten year term and vest ratably over three years beginning with the first anniversary of the grant.

(2)	Under the Plan, on October 15, 2013, Mr. Gonnella was granted options to purchase 60,982 shares of our common stock at an exercise price of $3.00 per option. The options have a ten year term and vest ratably over three years beginning with the first anniversary of the grant. On June 30, 2014, the Enerpulse Board approved a repricing of the October 15, 2013 option grants from a $3.00 exercise price to $0.75, with immediate vesting.

(3)	Under the Enerpulse, Inc. incentive plan (as adjusted for the completion of the Merger), on April 28, 2011 Mr. Gonnella was granted options to purchase 59,664 shares of our common stock at an exercise price of $0.91 per option. The options have a ten year term and vest ratably over three years beginning with the first anniversary of the grant. On June 30, 2014, the Enerpulse Board approved a repricing of the above merger adjusted option grants from a $0.91 exercise price to $0.75, with immediate vesting.

(4)	Under the Enerpulse, Inc. incentive plan (as adjusted for the completion of the Merger), on December 1, 2012, Mr. Gonnella was granted options to purchase 59,664 shares of our common stock at an exercise price of $0.91 per option. The options have a ten year term and vest ratably over three years beginning with the first anniversary of the grant. On June 30, 2014, the Enerpulse Board approved a repricing of the above merger adjusted option grants from a $0.91 exercise price to $0.75, with immediate vesting.

(5)	Under the Enerpulse, Inc. incentive plan (as adjusted for the completion of the Merger), in 2005, Mr. Gonnella was granted options to purchase 4,475 shares of our common stock at an exercise price of $0.91 per option. The options are fully vested. On June 30, 2014, the Enerpulse Board approved a repricing of the above merger adjusted option grants from a $0.91 exercise price to $0.75.

(6)	Under the Enerpulse, Inc. incentive plan (as adjusted for the completion of the Merger), in 2004, Mr. Gonnella was granted options to purchase 4,475 shares of our common stock at an exercise price of $0.91 per option. The options are fully vested. On June 30, 2014, the Enerpulse Board approved a repricing of the above merger adjusted option grants from a $0.91 exercise price to $0.75.

(7)	Under the Plan, on August 6, 2014, Mr. Camilli was granted options to purchase 183,204 shares of our common stock at an exercise price of $0.50 per option. The options have a ten year term and vest ratably over three years beginning with the first anniversary of the grant.

(8)	Under the Plan, on October 15, 2013, Mr. Camilli was granted options to purchase 54,901 shares of our common stock at an exercise price of $3.00 per option. The options have a ten year term and vest ratably over three years beginning with the first anniversary of the grant. On June 30, 2014, the Enerpulse Board approved a repricing of the October 15, 2013 option grants from a $3.00 exercise price to $0.75, with immediate vesting.

(9)	Under the Enerpulse, Inc. incentive plan (as adjusted for the completion of the Merger), on August 5, 2010, Mr. Camilli was granted options to purchase 89,495 shares of our common stock at an exercise price of $1.01 per option. The options have a ten year term and vest ratably over three years beginning with the first anniversary of the grant. On June 30, 2014, the Enerpulse Board approved a repricing of the above merger adjusted option grants from a $0.91 exercise price to $0.75, with immediate vesting.

(10)	Under the Enerpulse, Inc. incentive plan (as adjusted for the completion of the Merger), Mr. Camilli was granted options to purchase 37,339 shares of our common stock at an exercise price of $1.01 per option. The options have a ten year term and vest ratably over three years beginning with the first anniversary of the grant. On June 30, 2014, the Enerpulse Board approved a repricing of the above merger adjusted option grants from a $0.91 exercise price to $0.75, with immediate vesting.

(11)	Under the Enerpulse, Inc. incentive plan (as adjusted for the completion of the Merger), on December 1, 2012, Mr. Camilli was granted options to purchase 29,832 shares of our common stock at an exercise price of $1.01 per option. The options have a ten year term and vest ratably over three years beginning with the first anniversary of the grant. On June 30, 2014, the Enerpulse Board approved a repricing of the above merger adjusted option grants from a $0.91 exercise price to $0.75, with immediate vesting.

(12)	Under the Plan, on August 6, 2014, Mr. Templeton was granted options to purchase 50,393 shares of our common stock at an exercise price of $0.50 per option. The options have a ten year term and vest ratably over three years beginning with the first anniversary of the grant.

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(13)	Under the Plan, on October 15, 2013, Mr. Templeton was granted options to purchase 24,502 shares of our common stock at an exercise price of $3.00 per option. The options have a ten year term and vest ratably over three years beginning with the first anniversary of the grant. On June 30, 2014, the Enerpulse Board approved a repricing of the October 15, 2013 option grants from a $3.00 exercise price to $0.75, with immediate vesting.

(14)	Under the Enerpulse, Inc. incentive plan (as adjusted for the completion of the Merger), on March 1, 2012, Mr. Templeton was granted options to purchase 9,944 shares of our common stock at an exercise price of $0.91 per option. The options have a ten year term and vest ratably over three years beginning with the first anniversary of the grant. On June 30, 2014, the Enerpulse Board approved a repricing of the above merger adjusted option grants from a $0.91 exercise price to $0.75, with immediate vesting.

(15)	Under the Enerpulse, Inc. incentive plan (as adjusted for the completion of the Merger), on August 5, 2010, Mr. Templeton was granted options to purchase 9,944 shares of our common stock at an exercise price of $0.91 per option. The options are fully vested. On June 30, 2014, the Enerpulse Board approved a repricing of the above merger adjusted option grants from a $0.91 exercise price to $0.75.

(16)	Under the Enerpulse, Inc. incentive plan (as adjusted for the completion of the Merger), on June 5, 2008, Mr. Templeton was granted options to purchase 2,486 shares of our common stock at an exercise price of $0.91 per option. The options are fully vested. On June 30, 2014, the Enerpulse Board approved a repricing of the above merger adjusted option grants from a $0.91 exercise price to $0.75.

(17)	Under the Enerpulse, Inc. incentive plan (as adjusted for the completion of the Merger), in 2007, Mr. Templeton was granted options to purchase 4,972 shares of our common stock at an exercise price of $0.91 per option. The options are fully vested. On June 30, 2014, the Enerpulse Board approved a repricing of the above merger adjusted option grants from a $0.91 exercise price to $0.75.

Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide retirement or similar benefits for our directors or executive officers.

Potential Payments Upon Termination or Change-in-Control

Prior to the closing of the Merger, pursuant to the terms of an executive employment agreement between Louis S. Camilli and Enerpulse, Inc., if Mr. Camilli is terminated without cause, in accordance with Enerpulse policy, he will be entitled to severance commensurate with his length of service and experience as determined by the Board’s compensation committee. As of the effective time of the Merger, the Company assumed Mr. Camilli’s employment agreement.

Under the terms of a stock buyout agreement between Enerpulse, Inc. and Mr. Camilli, Enerpulse has the option, but is not obligated, to purchase all or any portion of Mr. Camilli’s shares if he is terminated for cause. If Enerpulse exercises the buyback option, it shall pay Mr. Camilli the fair market value for the shares being purchased by delivering a promissory note for the purchase price.

Pursuant to Enerpulse, Inc 2011 Non-Qualified Deferred Compensation Plan, upon a change of control, Enerpulse is required to pay Louis S. Camilli $42,308 in deferred compensation from the fiscal years 2010 and 2011.

Other than as described above, there are no other agreements, plans or arrangements between Enerpulse and any of our other named executive officers that provide for any such payments or benefits to such named executive officer upon a termination of employment or change of control of Enerpulse, Inc.

Directors Compensation Table

The following table sets forth compensation of our director who was not our named executive officers for the fiscal year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Tim Ford	0.00	0.00	53,329	(1)	0.00	0.00	0.00	53,329

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(1)	Under the Equity Incentive Plan, on August 6, 2014, Mr. Ford was granted options to purchase to purchase 49,852 shares of Enerpulse common stock at an exercise price of $0.50 per option. The options have a ten-year term and vest ratably over three years beginning with the first anniversary of the grant. On June 30, 2014, the Enerpulse Board approved a repricing of 13,234 October 15, 2013 option grants from a $3.00 exercise price to $0.75, with immediate vesting. In addition, the Board re-priced a total of 14,916 previous option grants to Mr. Ford from $0.91 exercise price to $0.75, with immediate vesting.

(2)	The amount of the option award is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. Amounts also include the incremental fair value recognized for any modifications in July 2012 to the exercise price of previously granted stock options. Refer to footnote 12 in Enerpulse’s audited financial statements for the disclosure of all assumptions utilized in the determination of grant date fair value.

Board Compensation

We have historically granted directors options in consideration of their service.

Directors are not paid for meetings attended. However, we intend to review and consider future proposals regarding board compensation. All travel and lodging expenses associated with corporate matters are reimbursed by us, if and when incurred.

2013 Company Incentive Plan

As of the effective time of the Merger, our Board of Directors approved and adopted the Enerpulse Technologies, Inc. 2013 Equity Incentive Plan (the “Plan”), and authorized management to submit the Plan to our stockholders for approval. A majority of our stockholders approved the Plan on October 4, 2013.

The proposed Plan permits us to grant a variety of forms of awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and dividend equivalent rights, to allow us to adapt our incentive compensation program to meet our needs. The number of shares of our common stock that may be issued under the Plan to employees, directors and/or consultants in such awards is 1,500,000 shares. Our Board of Directors currently serves as the administrator of the Plan. As of December 31, 2014, stock options to purchase an aggregate of 1,091,124 shares of our common stock have been granted under the plan.

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TRANSACTIONS WITH RELATED PERSONS

Cancellation of Shares

On September 4, 2013, immediately prior to the Merger, Matthew C. Lipton, one of our former officers and former stockholders, surrendered 9,500,000 shares of our common stock for cancellation.

Issuance of Shares in Merger to Affiliates and Related Parties

As a result of his ownership of 4,529,763 shares of Enerpulse, Inc. immediately prior to the closing of the Merger, Louis S. Camilli became entitled to receive an aggregate of 450,436 shares of the Company’s common stock upon the closing of the Merger.

Upon consummation of the Merger the following affiliates and related parties received shares of the Company’s common stock:

•	the SAIL Entities and certain affiliated funds received an aggregate of 4,254,876 shares as consideration for 42,788,726 shares of common stock of Enerpulse, Inc.;

•	Altira Technology Fund IV LP received an aggregate of 1,171,475 shares as consideration for 11,780,823 shares of common stock of Enerpulse, Inc.; and

•	Boeckmann Family Revocable Trust received an aggregate of 450,584 shares as consideration for 4,531,250 shares of common stock of Enerpulse, Inc.

Camilli Note

On May 1, 2012, the Company loaned $198,822 to Louis S. Camilli. Interest on the note accrues at the Applicable Federal Rate index, adjusted quarterly, beginning on the date of issuance of the note. The note is payable in full on May 1, 2018. Mr. Camilli may prepay all or any part of the note at any time without penalty. The Company has the right to accelerate the outstanding principal and accrued and unpaid interest on the note if Mr. Camilli defaults on making any payment due under the note. Currently the outstanding principal and accrued and unpaid interest on the note is $204,100. To date, Mr. Camilli has not made any payments under the note.

Camilli Warrant

On December 16, 2011, Louis S. Camilli purchased from Enerpulse, Inc. 312,500 shares of Series C preferred stock and a warrant to purchase up to 156,250 shares of Enerpulse, Inc. common stock for an aggregate purchase price of $198,822, which Mr. Camilli paid to Enerpulse, Inc. by issuance of the note described above. Following the consummation of the Merger, Mr. Camilli’s warrant will remain outstanding and he will have the right to exchange the existing warrant for a substantially similar warrant issued by the Company. The warrant will be exercisable for 15,537 shares of our common stock at an exercise price of $6.3976 and will expire on December 31, 2016. The warrant may also be exercised on a cashless basis if the fair market value of one share of common stock on the calculation date is greater than the exercise price of the warrant. Fair market value for one share of common stock shall be equal to the average of the closing bid and asked prices of the common stock quoted on the OTCQB for the five trading days prior to the calculation date. The shares issuable upon exercise of the warrant are subject to adjustment for stock splits, stock dividends, reclassifications, reorganizations or other changes of the outstanding securities of the Company..

Warrants Held by 5% or Greater Stockholders

The SAIL Entities and certain affiliated funds, Altira Technology Fund IV LP and Boeckmann Family Irrevocable Trust each held warrants issued by Enerpulse, Inc. that were exchanged into warrants issued by the Company to purchase our common stock. The SAIL Entities received Series B warrants exercisable into 515,944 shares of our common stock, Series C warrants exercisable into 328,218 shares of our common stock and Series D warrants exercisable into 382,997 shares of our common stock. Altira Technology Fund IV LP received a Series A warrant exercisable into 33,823 shares of our common stock and a Series D warrant exercisable into 45,058 shares of our common stock. Boeckmann Family Irrevocable Trust received a Series D warrant exercisable into 225,292 shares of our common stock.

The Series A, Series B, Series C and Series D warrants were issued by Enerpulse, Inc. on January 20, 2004, February 26, 2010, May 24, 2011, October 31, 2012 and March 31, 2013, respectively, in connection with the sale of various series of preferred stock of Enerpulse. We issued new warrants in exchange for these outstanding warrants following the Merger exercisable for shares of our common stock at the following exercise prices:

•	$5.63 for the Series A warrants;
•	$2.01 for the Series B warrants;
•	$2.74 for the Series C warrants; and
•	$2.66 for the Series D warrants.

The Series A, B and C warrants do not have an expiration date. The Series D warrants have an expiration date of December 31, 2017 and provide for automatic exercise on their expiration date.

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The Series A warrants may be exercised on a cashless basis at any time at the option of the warrant holder. The Series B, C and D warrants may be exercised on a cashless basis if the fair market value of one share of common stock on the calculation date is greater than the exercise price of the warrant. Fair market value for one share of common stock shall be equal to the average of the closing bid and asked prices of the common stock quoted on the OTCQB for the five trading days prior to the calculation date.

The shares issuable upon exercise of the warrants are subject to adjustment for stock splits, stock dividends, reclassifications, reorganizations or other changes of the outstanding securities of the Company.

Freepoint Marketing Agreement

On August 16, 2013 Enerpulse, Inc. entered into a marketing agreement with Freepoint granting Freepoint the exclusive right to market and sell its n-PAC® plugs designed for stationary natural gas fueled IC engines in North America. The agreement was updated effective January 2014 to provide Freepoint exclusivity for two years after Enerpulse provided a marketable product. In addition, Enerpulse will provide back office support for one year. The agreement may be terminated by either party after two years by providing 180 days prior written notice.

The agreement provides for various events of default, including: the failure to pay amounts due under the agreement, the failure to perform material obligations, the breach of any representations and warranties in any material respect; the bankruptcy of a party, a merger, consolidation or transfer of substantially all the assets of a party and, with respect to Enerpulse, the claim by any third party that Freepoint’s use or sale of the Enerpulse products violate any intellectual property rights of the third party. Upon the occurrence of an event of default, the non-defaulting party may, at its option, terminate the agreement or suspend its performance under the agreement.

Freepoint Bridge Financing

On March 27, 2014, Freepoint extended $100,000 in financing to us in exchange for a note and received a warrant to purchase 16,667 shares of common stock at an initial exercise price of $3.00 per share. The note accrued interest at an annual rate equal to 12% per annum, due upon repayment. The financing and associated interest was repaid by May 29, 2014 with proceeds from the Initial Public Offering.

The warrant issued to Freepoint in connection with the financing was cancelled and we issued a new warrant effective May 5, 2014. The new warrant is exercisable for 100,000 shares of our common stock at an exercise price of $1.00 per share. The warrant may also be exercised on a cashless basis if the fair market value of one share of common stock on the calculation date is greater than the exercise price of the warrant.

Roth Capital Partners Transactions

On November 3, 2014, we entered into an engagement letter with Roth Capital Partners, LLC (“Roth”) whereby Roth agreed to serve as our placement agent in connection with a potential capital raise from accredited investors of approximately $4.0 million of our equity or equity-linked securities.

On February 20, 2015, we closed a private placement in which Roth acted as placement agent on a sale of senior secured convertible notes with an aggregate principle amount of $3,048,750 in which notes accrued interest at 6% per annum interest rate and maturity in 36 months. As part of the private placement, we also issued warrants exercisable for up to 7,621,875 common shares at an exercise price of $0.20 per share. BTG Investments LLC, a wholly-owned subsidiary of Roth, purchased a senior secured convertible note and a warrant exercisable for 600,000 shares of our common stock in the private placement for a purchase price of $240,000.

In its capacity as placement agent, we paid Roth and/or its designees a commission equal to $210,000 consisting of (i) $50,000 in cash, (ii) 800,000 shares of our common stock and (iii) warrants exercisable for up to 1,050,000 common shares at an exercise price of $0.20 per share.

5% Holders Participation in Private Placement

In connection with February 20, 2015 private placement, AIGH Investment Partners LP and AIGH Investment Partners LLC purchased convertible notes for an aggregate purchase price of $790,000 that are convertible into an aggregate of 3,950,000 shares of our common stock and warrants exercisable for an aggregate of 1,975,000 shares of our common stock. Globis Capital Partners LP and Globis Overseas Fund Ltd. purchased convertible notes for an aggregate purchase price of $125,000 that convert into an aggregate of 625,000 shares of our common stock and warrants exercisable for an aggregate of 312,500 shares of our common stock.

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PRINCIPAL STOCKHOLDERS AND SELLING STOCKHOLDERS

Beneficial Ownership Information

The following table sets forth information known to us regarding the beneficial ownership of common stock as of March 27, 2015 by: (i) the selling stockholders, (ii) each person known to the Company to beneficially own more than 5% of its outstanding shares of common stock at such date; (iii) each of the Company’s Directors at such date; (iv) the Company’s “Named Executive Officers”; and (v) all Directors and executive officers as a group at such date.

The shares of common stock being offered by the selling stockholders are those issuable to the selling stockholders pursuant to the terms of the Convertible Notes. For additional information regarding the issuance of those convertible notes, see "Summary—Description of Private Placement" above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of securities of the Company, including the Convertible Notes and the Warrants issued pursuant to the Securities Purchase Agreement, and as otherwise disclosed below, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, including its ownership of the Convertible Notes and Warrants, as of March 27, 2015, assuming conversion and exercise of all convertible securities of the Company, including, without limitation, the conversion of the Convertible Notes and exercise of all Warrants held by the selling stockholders on that date, without regard to any limitations on conversion, redemption or exercise.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders. In accordance with the terms of the Registration Rights Agreement with the selling stockholders, this prospectus generally covers the resale of at least 125% of the maximum number of shares of common stock issued and issuable pursuant to the Convertible Notes as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. Because the conversion price of the Convertible Notes may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The last two columns assume the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the certain outstanding convertible securities of the Company, including the Convertible Notes and Warrants, a selling stockholder may not convert or exercise such securities to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 9.99% (or 4.99%, as applicable) of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion or exercise of convertible securities which have not been converted or exercised. The number of shares in the second and fourth columns does not reflect this limitation. However, the percentage set forth in the fifth column does reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

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Beneficial Owner Name and Address	Number of Shares Before the Offering (1)(2)	Number of Shares Offered Hereby (3)	Number of Shares After the Offering (1)(2)	Percentage Beneficially Owned After the Offering (2)(43)
Selling Stockholders:
AIGH Investment Partners LP (4)	7,507,167	5,162,500	4,007,167	9.99%
AIGH Investment Partners LLC (5)	925,000	663,750	475,000	1.4%
Yitzchak Jacobovitz (6)	75,000	73,750	25,000	*
Aaron Martin (7)	258,125	184,375	133,125	*
Hershel Berkowitz (8)	328,750	184,375	203,750	*
BTG Investments LLC (9)	1,956,000	1,770,000	756,000	2.3%
Robert Stephenson (10)	387,500	221,250	237,500	*
Brian Kremer (11)	200,000	110,625	125,000	*
Mark Mays (12)	500,000	295,000	300,000	*
Empery Tax Efficient, LP (13)	93,060	36,031	68,060	*
Empery Tax Efficient II, LP (14)	210,000	206,500	70,000	*
Empery Asset Master, Ltd. (15)	478,826	125,375	393,826	1.2%
Hudson Bay Master Fund, Ltd. (16)	375,000	368,750	125,000	*
Iroquois Master Fund Ltd. (17)	932,250	370,313	682,250	2.1%
American Capital Management, LLC (18)	187,500	184,375	62,500	*
The Hewlett Fund (19)	1,105,000	737,500	605,000	1.8%
Kingsbrook Opportunities Master Fund LP (20)	212,500	184,375	87,500	*
Lincoln Park Capital Fund, LLC (21)	3,595,500	2,212,500	2,095,500	4.99%
Jayvee and Co. C/O YVRF2001002 (22)	2,775,000	2,728,750	925,000	2.8%
Jayvee and Co. C/O YVRF6001002 (23)	1,725,000	1,696,250	575,000	1.7%
Teymuraz Tkebuchava (24)	1,500,000	1,475,000	500,000	1.5%
Joseph E. Gonella (25)	470,935	285,781	277,185	*
Louis S. Camilli (26)	977,540	295,000	777,340	2.4%
Bryan C. Templeton (27)	126,398	73,750	76,398	*
Stephen F. Smith (28)	68,011	36,875	43,011	*
Stephen A. Marino (29)	119,167	110,625	44,167	*
Michael Hammons (30)	112,500	110,625	37,500	*
Timothy Ford (31)	65,650	36,875	40,650	*
Michael Contreras (32)	75,000	73,750	25,000	*
Globis Capital Partners LP (33)	1,401,207	737,500	901,207	2.7%
Globis Overseas Fund Ltd. (34)	500,000	184,375	375,000	1.1%
Joshua Hirsch (35)	632,500	553,125	257,500	* %
Andrew Milstein (36)	637,500	626,875	212,500	*
Mazel D&K Inc. (37)	375,000	368,750	125,000	*
Five Percent or More Beneficial Owners: (38)
SAIL Entities (39)	5,235,381	—	5,235,381	15.3%
Freepoint Commerce Marketing (40)	873,775	—	873,775	2.7%
Roth Capital Partner, LLC (41)	4,293,500	—	3,093,500	9.1%
Directors:
F. Henry Habicht II (42)	5,235,381	—	5,235,381	15.3%
Timothy L. Ford (31)	65,650	36,875	40,650	*
Named Executive Officers:
Joseph E. Gonnella (25)	470,935	285,781	277,185	*
Louis S. Camilli (26)	977,540	295,000	777,340	2.4%
Bryan C. Templeton (27)	126,398	73,750	23,203	*
All Current Directors and Executive Officers as a Group (5 persons)	6,875,903	690,625	6,407,153	16.2%

*	less than 1%

(1)	To our knowledge, unless otherwise indicated in the footnotes to this table, we believe that each of the persons named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable (or other beneficial ownership shared with a spouse) and the information contained in this table and these notes.

(2)	Beneficial ownership has been determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the power to vote or dispose of those securities. These rules also treat as beneficially owned all shares that a person would receive upon exercise of stock options or warrants held by that person that are immediately exercisable or exercisable within 60 days of the determination date, which is March 27, 2015 for this purpose. Such shares are deemed to be outstanding for the purpose of computing the number of shares beneficially owned and the percentage ownership of the person holding such options or warrants, but these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	The number of shares offered hereby for each selling stockholder is equal to 125% of (i) the aggregate number of shares issuable upon conversion of such stockholder’s Convertible Note and (ii) an aggregate number of shares issuable as interest on the principal amount of such Convertible Note from the issuance date through the scheduled maturity as required by the Registration Rights Agreement.

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(4)	Includes (i) 999,500 shares of our common stock, (ii) 3,500,000 shares of our common stock underlying a Convertible Note, (iii) 1,750,000 shares of our common stock underlying a Warrant and (iv) 1,257,667 shares of our common stock underlying another warrant. Orin Hirschman is the general partner of AIGH Investment Partners LP and has voting and dispositive power over these shares. The business address for each of AIGH Investment Partners LP and Mr. Hirschman is 6006 Berkeley Avenue, Baltimore, MD 21209.

(5)	Includes (i) 125,000 shares of our common stock, (ii) 450,000 shares of our common stock underlying a Convertible Note, (iii) 225,000 shares of our common stock underlying a Warrant, and (iv) 125,000 shares of our common stock underlying another warrant. Orin Hirschman is the President of AIGH Investment Partners LLC and has voting and dispositive power over these shares. The business address for each of AIGH Investment Partners LLC and Mr. Hirschman is 6006 Berkeley Avenue, Baltimore, MD 21209.

(6)	Includes 50,000 shares of our common stock underlying a Convertible Note and 25,000 shares of our common stock underlying a Warrant. The business address for Mr. Jacobovitz is 2720 Woodcourt Road, Baltimore, MD 21209.

(7)	Includes (i) 31,250 shares of our common stock, (ii) 125,000 shares of our common stock underlying a Convertible Note, (iii) 62,500 shares of our common stock underlying a Warrant and (iv) 39,375 shares of our common stock underlying another warrant. The business address for Mr. Martin is 2305 Whitley Road, Baltimore, MD 21209.

(8)	Includes (i) 62,500 shares of our common stock, (ii) 125,000 shares of our common stock underlying a Convertible Note, (iii) 62,500 shares of our common stock underlying a Warrant and (iv) 78,750 shares of our common stock underlying another warrant. The business address for Mr. Berkowitz is 441 Yeshiva Lane, Apt. 1A, Baltimore, MD 21208.

(9)	Includes (i) 156,000 shares of our common stock, (ii) 1,200,000 shares of our common stock underlying a Convertible Note and (iii) 600,000 shares of our common stock underlying a Warrant. Roth Capital Partners, LLC, a California limited liability company ("Roth Capital"), the sole member of BTG Investments LLC (“BTG”), may be deemed the beneficial owner of these shares. Mr. Byron C. Roth ("Mr. Roth "), who is the chairman and chief executive officer of CR Financial Holdings, Inc., a California corporation, which controls Roth Capital, may be deemed the beneficial owner of these shares. Each person listed in this footnote (other than Roth Capital) disclaims beneficial ownership over these shares. The business address for each of BTG, Roth Capital and Mr. Byron Roth is 888 San Clemente Drive, 4th Fl., Newport Beach, CA 92660.

(10)	Includes (i) 162,500 shares of our common stock, (ii) 150,000 shares of our common stock underlying a Convertible Note and (iii) 75,000 shares of our common stock underlying a Warrant. The business address for Mr. Stephenson is 888 San Clemente Drive, 4th Fl., Newport Beach, CA 92660.

(11)	Includes (i) 87,500 shares of our common stock, (ii) 75,000 shares of our common stock underlying a Convertible Note and (iii) 37,500 shares of our common stock underlying a Warrant. The business address for Mr. Kremer is 888 San Clemente Drive, 4th Fl., Newport Beach, CA 92660.

(12)	Includes (i) 100,000 shares of our common stock, (ii) 200,000 shares of our common stock underlying a Convertible Note, (iii) 100,000 shares of our common stock underlying a Warrant and (iv) 100,000 shares underlying another warrant. The business address for Mr. Mays is 888 San Clemente Drive, 4th Fl., Newport Beach, CA 92660.

(13)	Includes (i) 20,560 shares of our common stock, (ii) 25,000 shares of our common stock underlying a Convertible Note, (iii) 12,500 shares of our common stock underlying a Warrant and (iv) 35,000 shares of our common stock under another warrant. Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP ("ETE"), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The business address for each of ETE, Empery Asset Management LP and Messrs. Hoe and Lane is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.

(14)	Includes 140,000 shares of our common stock underlying a Convertible Note and 70,000 shares of our common stock underlying a warrant. Empery Asset Management LP, the authorized agent of Empery Tax Efficient II, LP ("ETE II"), has discretionary authority to vote and dispose of the shares held by ETE II and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE II. ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The business address for each of ETE II, Empery Asset Management LP and Messrs. Hoe and Lane is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.

(15)	Includes (i) 136,326 shares of our common stock, (ii) 85,000 shares of our common stock underlying a Convertible Note, (iii) 42,500 shares of our common stock underlying a Warrant and (iv) 215,000 shares of our common stock underlying a Warrant. Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd ("EAM"), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The business address for each of EAM, Empery Asset Management LP and Messrs. Hoe and Lane is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.

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(16)	Includes 250,000 shares of our common stock underlying a Convertible Note and 125,000 shares of our common stock underlying a warrant. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The business address for each of Hudson Bay Master Fund Ltd., Hudson Bay Capital Management LP and Mr. Gerber is 777 Third Avenue, 30th Floor, New York, NY 10017.

(17)	Includes (i) 182,250 shares of our common stock, (ii) 250,000 shares of our common stock underlying a Convertible Note, (iii) 125,000 shares of our common stock underlying a Warrant and (iv) 375,000 shares of our common stock underlying another warrant. Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd (“IMF”). Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by IMF. The business address for each of IMF, Iroquois Capital and Messrs. Silverman and Mr. Abbe is 205 East 42nd St, 4th Floor, New York, NY 10017.

(18)	Includes 125,000 shares of our common stock underlying a Convertible Note and 62,500 shares of our common stock underlying a Warrant. Kimberly Page has voting and dispositive power over these shares. The business address for each of American Capital Management, LLC and Ms. Page is 205 East 42nd St, 4th Floor, New York, NY 10017.

(19)	Includes (i) 167,500 shares of our common stock, (ii) 500,000 shares of our common stock underlying a Convertible Note, (iii) 250,000 shares of our common stock underlying a Warrant and (iv) 187,500 shares of common stock underlying another warrant. The Hewlett Fund also holds an IPO Warrant subject to a 4.99% blocker and the shares underlying such IPO Warrant are not included in the amount of shares beneficially owned prior to the offering in the second column of the table. Shares beneficially owned after the offering in the fifth column of the table include the 187,500 shares underlying the IPO Warrant. Martin Chopp has voting and dispositive power over these shares. The business address of each of The Hewlett Fund and Mr. Chopp is 100 Merrick Road, Suite 400W, Rockville Centre, NY 11570.

(20)	Includes (i) 125,000 shares of our common stock underlying a Convertible Note, (ii) 62,500 shares of our common stock underlying a Warrant and (iii) 25,000 shares of our common stock underlying another warrant. Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities. The business address for each of Kingsbrook Opportunities, Kingsbrook Partners and Messrs. Storch, Chill and Wallace is 685 Fifth Avenue, 12th Floor, New York, NY 10022.

(21)	Includes (i) 658,000 shares of our common stock, (ii) 1,500,000 shares of our common stock underlying a Convertible Note, (iii) 750,000 shares of our common stock underlying a Warrant and (iv) 687,500 shares of our common stock underlying another warrant. Messrs. Joshua Scheinfeld and Jonathan Cope, the principals of Lincoln Park Capital, have shared voting and dispositive power over these shares. The business address for each of Lincoln Park Capital and Messrs. Scheinfeld and Cope is 440 North Wells Street, Suite 410, Chicago, IL 60654.

(22)	Includes 1,850,000 shares of our common stock underlying a Convertible Note and 925,000 shares of our common stock underlying a Warrant. Messrs. Matthew Wood, John Thiessen and Jeff McCord are the directors of Vertex One Asset Management Inc., which is the portfolio advisor for Jayvee and Co. C/O YVRF2001002, and have shared voting and dispositive power in respect of our common stock owned by Jayvee and Co. C/O YVRF2001002. The business address for each of Jayvee and Co. C/O YVRF2001002 and Messrs. Wood, Theiseen and McCord is #1920-1177 W. Hastings St., Vancouver, BC V6E 2K3.

(23)	Includes 1,150,000 shares of our common stock underlying a Convertible Note and 575,000 shares of our common stock underlying a Warrant. Messrs. Matthew Wood, John Thiessen and Jeff McCord are the directors of Vertex One Asset Management Inc., which is the portfolio advisor for Jayvee and Co. C/O YVRF6001002, and have shared voting and dispositive power in respect of our common stock owned by Jayvee and Co. C/O YVRF6001002. The business address for each of Jayvee and Co. C/O YVRF6001002 and Messrs. Wood, Theiseen and McCord is #1920-1177 W. Hastings St., Vancouver, BC V6E 2K3.

(24)	Includes 1,000,000 shares of our common stock underlying a Convertible Note and 500,000 shares of our common stock underlying a Warrant. The business address for Mr. Tkebuchava is 110 Stuart Street, Boston MA 02116.

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(25)	Includes (i) 180,310 shares of our common stock underlying vested options, (ii) 193,750 shares of our common stock underlying a Convertible Note and (iii) 96,875 shares of our common stock underlying a Warrant. The business address for Mr. Gonnella is 2451 Alamo Ave SE, Albuquerque, NM 87106.

(26)	Includes (i) 450,436 shares of our common stock, (ii) 211,567 shares of our common stock underlying vested options, (iii) 200,000 shares of our common stock underlying a Convertible Note and (iv) an aggregate of 115,337 shares of our common stock underlying warrants (including a Warrant issued in the Private Placement). The business address for Mr. Camilli is 2451 Alamo Ave SE, Albuquerque, NM 87106.

(27)	Includes (i) 51,398 shares of our common stock underlying vested options, (ii) 50,000 shares of our common stock underlying a Convertible Note and (iii) 25,000 shares of our common stock underlying a Warrant. The business address for Mr. Templeton is 2451 Alamo Ave SE, Albuquerque, NM 87106.

(28)	Includes (i) 30,511 shares of our common stock underlying vested options, (ii) 25,000 shares of our common stock underlying a Convertible Note and (iii) 12,500 shares of our common stock underlying a Warrant. The business address for Mr. Smith is 2451 Alamo Ave SE, Albuquerque, NM 87106.

(29)	Includes (i) 6,667 shares of our common Stock underlying warrants, (ii) 75,000 shares of our common stock underlying a Convertible Note and (iii) 37,500 shares of our common stock underlying a Warrant. The business address for Mr. Marino is 2451 Alamo Ave SE, Albuquerque, NM 87106.

(30)	Includes 75,000 shares of our common stock underlying a Convertible Note and 37,500 shares of our common stock underlying a Warrant. The business address for Mr. Hammons is 3161 Michelson Drive, Suite 750, Irvine, CA 92612.

(31)	Includes (i) 28,150 shares of our common stock underlying vested options, (ii) 25,000 shares of our common stock underlying a Convertible Note and (iii) 12,500 shares of our common stock underlying a Warrant. The business address for Mr. Ford is c/o Enerpulse Technologies, Inc., 2451 Alamo Ave SE, Albuquerque, NM 87106.

(32)	Includes 50,000 shares of our common stock underlying a Convertible Note and 25,000 shares of our common stock underlying a Warrant. The business address for Mr. Contreras is PO Box 91088, Albuquerque, NM 87199.

(33)	Includes (i) 248,082 shares of our common stock, (ii) 500,000 shares of our common stock underlying a Convertible Note, (iii) 250,000 shares of our common stock underlying a Warrant and (iv) 403,125 shares of our common stock underlying another warrant. Paul Packer is the managing member of Globis Capital Advisors LLC, which is the general partner of Globis Capital Partners LP, and thus has voting and dispositive power over these shares. The business address of Globis Capital Partners LP is 805 3rd Avenue, 15th Floor, New York, NY 10022.

(34)	Includes (i) 125,000 shares of our common stock, (ii) 125,000 shares of our common stock underlying a Convertible Note, (iii) 62,500 shares of our common stock underlying a Warrant and (iv) 187,500 shares of our common stock underlying another warrant. Paul Packer is the managing member of Globis Capital LLC, which is the general partner of Globis Capital Management LP, which is the investment manager for Globis Overseas Fund, Ltd. Therefore, Mr. Packer has voting and dispositive power over these shares. The business address of Globis Overseas Fund Ltd. is 805 3rd Avenue, 15th Floor, New York, NY 10022.

(35)	Includes (i) 70,000 shares of our common stock, (ii) 375,000 shares of our common stock underlying a Convertible Note and (iii) 187,500 shares of our common stock underlying a Warrant. The business address of Mr. Hirsch is 1 Longfellow Place, #3407, Boston, MA 02114.

(36)	Includes 425,000 shares of our common stock underlying a Convertible Note and 212,500 shares of our common stock underlying a Warrant. The business address of Mr. Milstein is 2 Princess Road Suite 2H, Lawrenceville, NJ 08648.

(37)	Includes 250,000 shares of our common stock underlying a Convertible Note and 125,000 shares of our common stock underlying a Warrant. Reuven Dessler has voting and dispositive power in respect of our common stock owned by Mazel D&K Inc. The business address of Mazel D&K Inc. is 3666 Shannon Road, Cleveland Heights, OH 44118.

(38)	Please see also information relating to the holdings (including the explanatory footnotes thereto) of the selling stockholders above that beneficially own 5% or more of our common stock.

(39)

Includes 3,635,810 shares of our common stock and 1,599,571 shares of our common stock underlying warrants.

For purposes of disclosure herein, the “SAIL Entities” consist of SAIL Exit Partners, LLC (“SAIL Exit Partners”) and SAIL Co-Investment Partners Cayman, LP (“SAIL Co-Investment Partners Cayman”).

SAIL Exit Partners is a limited liability company, investing in early stage technology companies. The principal business of SAIL Venture Partners II, LLC, is to act as a general partner of SAIL Venture Partners II, LP and a manager of SAIL Exit Partners. SAIL Venture Partners II, LLC, as manager of SAIL Exit Partners, may be deemed to beneficially own the securities owned by SAIL Exit Partners insofar as it has the power to direct the voting and disposition of such securities. The manager of SAIL Venture Partners II, LLC, is SAIL Venture Management, LLC. The principal business of SAIL Venture Management, LLC is to act as the manager of SAIL Venture Partners II, LLC. SAIL Venture Management, as manager of SAIL Venture Partners II, LLC, may be deemed to beneficially own the securities owned by SAIL Exit Partners insofar as it has the power to direct the voting and disposition of such securities. The managing members of SAIL Venture Management are Walter L. Schindler and F. Henry Habicht II (the “SAIL Exit Managing Members”). A unanimous vote of the SAIL Exit Managing Members is required to vote or dispose of the Company's securities held by SAIL Exit Partners.

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SAIL Co-Investment Partners Cayman is a limited partnership, investing in early stage technology companies,. The principal business of SAIL Holdings II, LLC is to act as general partner of SAIL Co-Investment Partners Cayman. SAIL Holdings II, LLC, as general partner of SAIL Co-Investment Partners Cayman, may be deemed to beneficially own the securities owned by SAIL Co-Investment Partners Cayman insofar as it has the power to direct the voting and disposition of such securities. SAIL Capital Management, LLC and SAIL Cayman Adolfo Management, LLC are co-managers of SAIL Holdings II, LLC. The principal business of SAIL Capital Management and SAIL Cayman Adolfo Management is to act as manager of SAIL Holdings II, LLC. SAIL Capital Management, LLC and SAIL Cayman Adolfo Management, LLC, as co-managers of SAIL Holdings II, LLC, may be deemed to beneficially own the securities owned by SAIL Holdings II, LLC insofar as they have the power to direct the voting and disposition of such securities. The managing members of SAIL Capital Management are Walter L. Schindler and F. Henry Habicht II (the “SAIL Holdings II Managing Members”). A unanimous vote of the SAIL Holdings II Managing Members is required to vote or dispose of the Company's securities held by SAIL Co-Investment Partners Cayman.

The principal business address of each of the SAIL Entities, SAIL Venture Partners II, LLC, SAIL Venture Partners II, LP, SAIL Venture Management, LLC, the SAIL Exit Managing Members, SAIL Holdings II, LLC, SAIL Capital Management, LLC, SAIL Cayman Adolfo Management, LLC and the SAIL Holdings II Managing Members is 3161 Michelson Drive, Suite 750, Irvine, CA 92612.

(40)	Includes 786,275 shares of our common stock and 87,500 shares of our common stock underlying a warrant. Freepoint Commodities Investments LLC is the sole managing member of Freepoint Commerce Marketing LLC. Freepoint Commodities LLC is the sole managing member of Freepoint Commodities Investments LLC. Robert Feilbogen and David Messer are the managers of Freepoint Commodities LLC. In their capacities as managers of Freepoint Commodities LLC, Mr. Feilbogen and Mr. Messer have shared voting and dispositive power (including the right to exercise any or all of shares underlying the Freepoint Warrant) in respect of the shares of our common stock owned by Freepoint Commerce Marketing LLC. The business address for each of Freepoint Commodities Investments LLC, Freepoint Commerce Marketing LLC, Freepoint Commodities LLC and Messrs. Feilbogen and Messer is 58 Commerce Road, Stamford, CT 06902.

(41)

Includes (i) 156,000 shares of our common stock directly held by BTG, (ii) 1,287,500 shares of our common stock directly held by Roth Capital, (iii) 1,200,000 shares of our common stock underlying a Convertible Note directly held by BTG, (iv) 600,000 shares of our common stock underlying a Warrant directly held by BTG and (v) 1,050,000 shares of our common stock underlying a Warrant directly held by Roth Capital. In addition, the beneficial ownership disclosure in the second, fourth and fifth columns disregard 1,331,250 shares of our common stock underlying other warrants that are subject to a 4.99% beneficial ownership blocker.

Roth Capital, the sole member of BTG, may be deemed the beneficial owner of these shares. Mr. Roth, who is the chairman and chief executive officer of CR Financial Holdings, Inc., a California corporation, which controls Roth Capital, may be deemed the beneficial owner of these shares. Each person listed in this footnote (other than Roth Capital) disclaims beneficial ownership over these shares. The business address for each of BTG, Roth Capital and Mr. Byron Roth is 888 San Clemente Drive, 4th Fl., Newport Beach, CA 92660.

(42)	Mr. Habicht, by reason of being a managing member of SAIL Venture Management and SAIL Capital Management, may be deemed to beneficially own 5,235,381 shares of our Common Stock, which includes 3,635,810 shares of our common stock and 1,159,571 shares of our common stock underlying warrants as described in Footnote (39) above.

(43)	The percentage of the Company beneficially owned after the offering is based on the sum of (i) 14,532,380 shares of Company common stock issued and outstanding on March 27, 2015, (ii) 15,243,750 shares of Company common stock issuable upon conversion of the $3,048,750 aggregate principal amount of the Convertible Notes at a conversion price of $0.20 and (iii) 2,743,875 shares of Company common stock issuable as interest upon the Convertible Notes from the issuance date through the scheduled maturity assuming a conversion price of $0.20.

Material Relationships with Selling Stockholders

Roth Capital and Affiliated Persons

BTG Investments LLC, one of the selling stockholders, is a wholly-owned subsidiary of Roth Capital Partners, LLC (“Roth”). Roth has acted as an advisor, placement agent and underwriter to the Company. Roth was the underwriter of the Initial Public Offering and was the placement agent for the Private Placement. As underwriter for the Initial Public Offering, Roth and its designees received 75,000 of warrants as compensation. The warrants are exercisable at any time, and from time to time, in whole or in part, during the four-year period commencing May 13, 2015 through May 13, 2019. The warrants are exercisable at an exercise price equal to $1.00 per share. The warrant may also be exercised on a cashless basis if the fair market value of one share of common stock on the calculation date is greater than the exercise price of the warrant. Fair market value for one share of common stock shall be equal to the average of the volume weighted average price for the five trading days prior to the exercise date. Roth also received compensation in connection with acting as placement agent for the Private Placement. See “Transactions with Related Persons—Roth Capital Partners Transactions.”

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Two additional selling stockholders are affiliated with Roth. Robert Stephenson is a Managing Director of Roth and Brian Kremer is a Director of Roth. In their capacities as such, each were involved with Company’s Initial Public Offering and the Private Placement.

Freepoint Commerce Marketing

Freepoint Commerce Marketing LLC is party to a Marketing Agreement with the Company and has provided financing to the Company in the past. See “Transactions with Related Persons—Freepoint Marketing Agreement” and “Transactions with Related Persons—Freepoint Bridge Financing.”

Participation by Officers, Directors and Employees in the Private Placement

Joseph E. Gonnella, our Chief Executive Officer and a director on our Board of Directors, Louis C. Camilli, our President, Chief Technology Officer and Secretary, Bryan C. Templeton, our Chief Financial Officer, and Timothy L. Ford, a director on our Board of Directors, each purchased Convertible Notes and Warrants in the Private Placement and are selling stockholders under this prospectus. See “Management” for further information on the length of service of each of these officers and directors with the Company.

Michael C. Hammons, who was the Chairman of our Board of Directors at the time of the Private Placement, also purchased a Convertible Note and a Warrant in the Private Placement. Effective March 18, 2015, Mr. Hammons resigned from our Board and is no longer a director of the Company.

Stephen F. Smith and Stephen A. Marino are each employees of the Company and are selling stockholders under this prospectus. Mr. Smith is Vice President of Manufacturing and Operations and has served the Company in such capacity since 2009. Mr. Marino is Senior Program Manager and has served the Company in such capacity since 2012.

Participation by 5% Holders in the Private Placement

Each of AIGH Investment Partners LP and AIGH Investment Partners LLC and Globis Capital Partners, L.P., Globis Overseas Fund Ltd and another Globis affiliated entity participated in the Private Placement. See “Transactions with Related Persons—5% Holders Participation in Private Placement.”

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DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock at a par value of $0.001 per share. As of March 30, 2015 there were 14,532,380 shares of common stock outstanding. The holders of Common Stock are entitled to one vote per share. They are not entitled to cumulative voting rights or preemptive rights. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. However, the current policy of our Board of Directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of Common Stock are entitled to share ratably in all assets that are legally available for distribution after payment in full of any preferential amounts. Our articles of incorporation do not provide the holders of Common Stock with any subscription, redemption or conversion rights.

The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the Board of Directors and issued in the future. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Description of the Convertible Notes

The shares of our common stock being registered under this registration statement are issuable upon the conversion of the Convertible Notes or as payment of interest on the Convertible Notes. The Convertible Notes are not being registered for resale by the selling stockholders pursuant to this registration statement.

Unless earlier converted or redeemed, the Convertible Notes will mature on February 20, 2018 (“Maturity Date”), subject to the right of the noteholders to extend the date under certain circumstances. The Convertible Notes bear interest at a rate of 6% per annum, subject to increase to 14% per annum upon the occurrence and continuance of an event of default (as described below). Interest on the Convertible Notes is payable in arrears on the Maturity Date in shares of common stock or cash, at our option.

All amounts due under the Convertible Notes are convertible at any time, in whole or in part, at the option of the noteholders into shares of common stock at a fixed, initial conversion price of $0.20 per share (the “Conversion Price”), which is subject to adjustment for stock splits, stock dividends, combinations or similar events. If and whenever after the issuance date we issue or sell, or are deemed to have issued or sold, any shares of common stock for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such issue or sale or deemed issuance or sale (the foregoing a “Dilutive Issuance”), then, immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price.

Subject to our fulfilling certain conditions, including beneficial ownership limits, we may require the mandatory conversion of all or any principal portion of the Convertible Notes (accompanied by a cash payment to the noteholders of an amount equal to all accrued and unpaid interest and all interest that would have accrued on such principal through the Maturity Date) if the closing price of our common stock for any 20 trading days during any 30 consecutive trading day period equals or exceeds $0.60, as adjusted for stock splits, stock dividends, combinations or similar events.

A Convertible Note may not be converted and shares of common stock may not be issued under the Convertible Notes if, after giving effect to the conversion or issuance, the noteholder together with its affiliates would beneficially own in excess of 4.99% or 9.99%, at the election of the holder made as of issuance date, of the outstanding shares of common stock. At each noteholder’s option, the cap may be raised or lowered to any other percentage not in excess of 9.99%, except that any increase will only be effective upon 61-days’ prior notice to us.

The Convertible Notes contain certain covenants and restrictions, including, among others, that, for so long as the Convertible Notes are outstanding, we will not (i) incur any indebtedness or permit liens on its properties or assets other than permitted indebtedness and permitted liens under the Convertible Notes, as applicable, (ii) redeem or repay any indebtedness while an event of default has occurred and is continuing under the Convertible Notes or if such redemption or repayment will result in an event of default under the notes or (iii) redeem equity interests or pay cash dividends. Events of default under the Convertible Notes include, among others, failure to pay principal or interest on the Convertible Notes, failure to file or maintain an effective registration statement, or comply with certain covenants under the Convertible Notes.

Registration Rights Agreement

In connection with the sale of the Convertible Notes under the Purchase Agreement, we entered into the Registration Rights Agreement with the investors pursuant to which we agreed to file the registration statement of which this prospectus is a part with the SEC to register 125% of the shares of common stock issuable upon conversion of the Convertible Notes, or the Required Registration Amount. Pursuant to the Registration Rights Agreement, we are required to use our reasonable best efforts for the registration statement to be declared effective by the earlier of (i)(A) May 21, 2015 if the registration statement is not subject to a full review by the SEC or (B) July 20, 2015 if the registration statement is subject to full review by the SEC and (ii) the fifth business day after the date we are notified by the SEC that the registration statement will not be reviewed or is not subject to further review. If we are unable to meet our obligations to file, register the Required Registration Amount or obtain and maintain effectiveness of the registration statement under the Registration Rights Agreement, we are required to pay the investors liquidated damages in cash equal to 2.0% of the aggregate purchase price paid by the investors for the Convertible Notes and Warrants for every 30 days or portion thereof until the default is cured.

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Other Registration Rights

Whenever we propose to register any of our securities, Freepoint has the right to request that all or any part of the shares issuable upon exercise of the Freepoint Bridge Warrant be included in the registration. Freepoint has waived these registration rights with respect to the filing of this registration statement.

Other than the registration rights described above, there are no other registration rights with respect to the shares of common stock being registered under this registration statement on Form S-1.

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PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable pursuant to the terms of the convertible notes to permit the resale of these shares of common stock by the holders of the convertible notes from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the convertible notes or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

60

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the Registration Rights Agreement, estimated to be $26,340 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the Registration Rights Agreement, or we may be entitled to contribution.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

61

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The validity of the securities offered by this prospectus will be passed upon for us by Greenberg Traurig, LLP, Sacramento, California.

The audited consolidated financial statements of Enerpulse Technologies, Inc. included herein and elsewhere in the Registration Statement, have been audited by GHP Horwath, P.C., independent registered public accounting firm, for the periods and to the extent set forth in their report (which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern). Such consolidated financial statements have been so included in reliance upon the report of such firm given upon the firm’s authority as an expert in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Sections 78.7502 and 78.751 of the Nevada Revised Statutes authorizes a court to award, or a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification, including reimbursement of expenses incurred, under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. In addition, the registrant’s Articles of Incorporation provide that the registrant has the authority to indemnify the registrant’s directors and officers and may indemnify the registrant’s employees and agents (other than officers and directors) against liabilities to the fullest extent permitted by Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Our SEC filings are also available at the SEC’s website at www.sec.gov. Information regarding Enerpulse’s operations may be found at www.enerpulse.com. Information contained in or accessible through this website is not and should not be considered a part of this prospectus and you should not rely on that information in deciding whether to invest in our common stock, unless that information is also in or incorporated by reference in this prospectus.

62

ENERPULSE TECHNOLOGIES, INC.

CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED
DECEMBER 31, 2014 AND 2013

F-1

ENERPULSE TECHNOLOGIES, INC.

CONSOLIDATED FINANCIAL STATEMENTS

F-2

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Enerpulse Technologies, Inc.

Albuquerque, New Mexico

We have audited the accompanying consolidated balance sheets of Enerpulse Technologies, Inc. and subsidiary (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in stockholders’ (deficit) equity and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Enerpulse Technologies, Inc. and subsidiary as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company reported a net loss of approximately $3.8 million in 2014, used net cash in operating activities of approximately $3.0 million in 2014, and has a working capital deficit of approximately $265 thousand at December 31, 2014. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GHP HORWATH, P.C.

Denver, Colorado

March 31, 2015

F-3

ENERPULSE TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2014	2013

ASSETS
Current Assets
Cash and cash equivalents	$17,077	$281,607
Accounts receivable, net	73,572	92,960
Inventory, net	337,297	299,383
Other current assets	22,981	3,085
Total current assets	450,927	677,035
Intangible assets, net of accumulated amortization of $128,444 (2014) and $96,287 (2013)	483,982	387,947
Property and equipment, net	173,963	150,586
Other assets	118,557	162,896
Total assets	$1,227,429	$1,378,464

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current Liabilities
Accounts payable	$554,747	$450,646
Accrued expenses	135,968	253,013
Current portion of capital lease obligations	24,737	7,377
Total current liabilities	715,452	711,036
Long-Term Liabilities
Capital lease obligations, net of current portion	20,778	8,672
Notes payable	248,225	166,271
Warrants liability	817,250	-
	1,086,253	174,943
Total liabilities	1,801,705	885,979

Commitments and Contingencies

Puttable Common Stock, zero and 131,287 shares outstanding at December 31, 2014 and 2013, respectively; $0.001 par value	-	393,780

Stockholders' (Deficit) Equity
Preferred stock, 10,000,000 shares authorized; no shares issued and outstanding; $0.001 par value	-	-
Common stock, 100,000,000 shares authorized; 13,732,381 and 8,732,381 shares issued and outstanding at December 31, 2014 and 2013, respectively; $0.001 par value	13,733	8,733
Additional paid-in capital	26,812,046	23,659,588
Note receivable, related party	(204,100)	(202,072)
Accumulated deficit	(27,195,955)	(23,367,544)
Total stockholders' (deficit) equity	(574,276)	98,705
Total liabilities and stockholders' (deficit) equity	$1,227,429	$1,378,464

See notes to consolidated financial statements.

F-4

ENERPULSE TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	December 31,
	2014	2013

Sales	$311,898	$459,308
Cost of sales	316,580	395,978
Gross (loss) profit	(4,682)	63,330
Selling, general and administrative expenses	3,436,621	3,519,875
Loss from operations	(3,441,303)	(3,456,545)
Other expense, net	(387,108)	(495,045)

Net loss	$(3,828,411)	$(3,951,590)

Net loss per common share (basic and diluted)	$(0.32)	$(0.50)
Net loss per puttable common share (basic and diluted)	$(0.32)	$(0.50)

Weighted average number of shares outstanding (basic and diluted) - common	11,800,874	7,903,373
Weighted average number of shares outstanding (basic and
diluted) - puttable common	85,247	25,538

See notes to consolidated financial statements.

F-5

ENERPULSE TECHNOLOGIES, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ (DEFICIT) EQUITY

	Common stock		Additional	Note receivable,	Accumulated
	Shares	Amount	paid-in capital	related party	deficit	Total

Balances, December 31, 2012	7,194,910	$7,195	$20,744,750	$(200,072)	$(19,415,954)	$1,135,919
Issuance of common stock, net of offering costs	451,871	452	1,009,548	-	-	1,010,000
Issuance of warrants in connection with convertible note	-	-	90,000	-	-	90,000
Effect of reverse merger adjustment	530,612	531	(531)	-	-	-
Conversion of convertible notes payable, including
beneficial conversion feature	686,275	686	2,139,314	-	-	2,140,000
Reclassification and accretion of puttable common stock	(131,287)	(131)	(393,649)	-	-	(393,780)
Stock based compensation expense	-	-	70,156	-	-	70,156
Accrued interest receivable	-	-	-	(2,000)	-	(2,000)
Net loss	-	-	-	-	(3,951,590)	(3,951,590)
Balances, December 31, 2013	8,732,381	8,733	23,659,588	(202,072)	(23,367,544)	98,705
Issuance of common stock, net of offering costs	5,000,000	5,000	2,592,485	-	-	2,597,485
Accrued interest on note receivable, related party	-	-	-	(2,028)	-	(2,028)
Adjustment resulting from change in value of puttable common stock	-	-	93,780	-	-	93,780
Redemption and retirement of puttable common stock	-	-	21,244	-	-	21,244
Stock-based compensation expense	-	-	430,071	-	-	430,071
Warrants repricing	-	-	14,878	-	-	14,878
Net loss	-	-	-	-	(3,828,411)	(3,828,411)
Balances, December 31, 2014	13,732,381	$13,733	$26,812,046	$(204,100)	$(27,195,955)	$(574,276)

See notes to consolidated financial statements.

F-6

ENERPULSE TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 31,
	2014	2013

Cash Flows From Operating Activities
Net loss	$(3,828,411)	$(3,951,590)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	430,071	70,156
Amortization	32,157	26,044
Depreciation	56,529	80,361
Beneficial conversion feature, repricing/issuance of warrants, and amortization of discount	76,387	480,000
Loss on modification of derivative liabilities	31,356	-
Fair value adjustments of derivative instruments	267,092	-
Interest on note receivable, related party	(2,028)	(2,000)
Provision for doubtful accounts	3,993	2,878
Provision for obsolete inventory	-	16,463
Gain in sale/disposal	-	(13,782)
Changes in operating assets and liabilities:
Accounts receivable	15,395	65,144
Inventory	(37,914)	(43,402)
Accounts payable	(4,642)	204,652
Accrued expenses	(28,768)	(121,642)
Other	(20,862)	132,542
Net cash used in operating activities	(3,009,645)	(3,054,176)

Cash Flows From Investing Activities
Purchase of property and equipment	(37,791)	(24,473)
Proceeds from sale of equipment	-	40,000
Purchase of intangible assets	(128,192)	(92,595)
Net cash used in investing activities	(165,983)	(77,068)

Cash Flows From Financing Activities
Proceeds from issuance of common stock and related warrants, net of offering costs	3,123,747	1,010,000
Payments on deferred offering costs	-	(65,771)
Redemption of puttable common stock	(200,000)	-
Proceeds from convertible notes payable	-	1,750,000
Proceeds from notes payable	230,000	-
Payments on capital lease and notes payable	(242,649)	(398,248)
Net cash provided by financing activities	2,911,098	2,295,981
Net decrease in cash and cash equivalents	(264,530)	(835,263)
Cash and cash equivalents at beginning of year	281,607	1,116,870
Cash and cash equivalents at end of year	$17,077	$281,607

Supplement cash flow information:
Cash paid for interest	$16,764	$25,682

Noncash investing and financing activities:
Warrants issued related to offering costs	$119,570	$-
Deferred offering costs capitalized	$174,514	$-
Adjustment resulting from change in value of puttable common stock	$93,780	$-
Note payable issued in conjunction with redemption of puttable common stock	$100,000	$-
Equipment acquired under capital lease	$42,115	$-
Exchange of convertible notes for common stock, including accrued interest	$-	$1,750,000
Accrued expenses included in deferred offering costs	$20,466	$88,277
Reclassification and accretion of puttable common stock	$-	$393,780

See notes to consolidated financial statements.

F-7

ENERPULSE TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

Note 1 - Organization, Basis of Presentation and Management’s Plans

Organization

Enerpulse Technologies, Inc. was incorporated in the state of Nevada on May 3, 2010 and conducts its operations primarily through its wholly-owned subsidiary, Enerpulse, Inc. (collectively the “Company”). Enerpulse, Inc. (Enerpulse) was incorporated in the state of Delaware on January 20, 2004. The Company engages in the design, development, manufacturing and marketing of an energy and efficiency enhancing product in the automotive industry. Company headquarters are located in Albuquerque, New Mexico.

Basis of Presentation

On September 4, 2013, Enerpulse’s shareholders transferred 100% of the outstanding shares of Enerpulse to L2 Medical Development Company (L2 MDC), a publicly traded US shell company, in exchange for 7,646,780 shares of common stock of L2 MDC (the “Merger”), equal to 93.5% of the issued and outstanding shares of L2 MDC on a fully diluted basis, after giving effect to the conversion of all of Enerpulse’s outstanding preferred stock. In addition, a convertible note automatically converted into 686,725 shares of L2 MDC common stock and a warrant to purchase 87,500 shares of common stock on the date of the Merger.

The Merger was accounted for as a reverse acquisition and a recapitalization of Enerpulse. Enerpulse is the acquirer for accounting purposes and L2 MDC is treated as the acquired company. As a result of the Merger, Enerpulse’s historical financial statements for the periods prior to the acquisition have been retroactively restated for, and give effect to, the number of shares received in the Merger. The accumulated deficit of Enerpulse was carried forward after the acquisition.

Effective October 4, 2013, L2 MDC changed its name to Enerpulse Technologies, Inc.

The consolidated financial statements of the Company and its wholly-owned subsidiary are prepared in conformity with generally accepted accounting principles in the United States (U.S. GAAP). All significant intercompany balances and transactions have been eliminated in consolidation.

Subsequent events have been evaluated through the issuance date of these consolidated financial statements.

Management’s Plans

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company reported a net loss of approximately $3,828,000 and $3,952,000 for the years ended December 31, 2014 and 2013, respectively, and anticipates a net loss for 2015. The Company also used net cash in operations of approximately $3,010,000 and $3,054,000 for the years ended December 31, 2014 and 2013, respectively, and has working capital deficit of approximately $265,000 at December 31, 2014. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Management’s plans are to secure additional funding to cover working capital needs until positive cash flow from operations occurs, which is anticipated to commence in late 2015. The Company has a history of securing funding from various venture capital firms (approximately $22 million) since 2004. In addition, the Company filed with the SEC, a Registration Statement on Form S-1 (the “Offering”), which was declared effective by the SEC on May 13, 2014 for the public offering of 5,000,000 shares of common stock and 5,000,000 warrants to purchase up to an aggregate of 7,500,000 shares of common stock. On May 16, 2014, the Company announced the pricing of the Offering, and on May 21, 2014, the Company closed the Offering for 5,000,000 shares of its common stock and 5,000,000 warrants at an offering price of $0.75 per share and $0.05 per warrant, resulting in gross proceeds of $4.0 million. During March 2014, the Company also received $230,000 in financing in exchange for promissory notes with warrants, which funded the Company prior to the closing of the Offering. In addition, on November 3, 2014, the Company entered into an agreement with the Company’s placement agent in connection with a capital raise from accredited investors of approximately $3.0 million of the Company’s equity or equity-linked securities. On February 20, 2015, the Company closed on $3,050,000 in thirty-six month convertible notes at a 6% interest rate and 50% warrant coverage. Warrants were issued for 7,625,000 common shares at an exercise price of $0.20 per share. The notes are convertible into 15,250,000 shares of the Company’s common stock (Note 16).

F-8

ENERPULSE TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

Note 2 - Summary of Significant Accounting Policies

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Concentrations of Credit Risk

The Company, in the ordinary course of business, may maintain bank balances in excess of the Federal Deposit Insurance Corporation’s (FDIC) insurance limits. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Accounts Receivable, Net

Accounts receivable represent the amount billed to, but uncollected from customers. Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying past due accounts. Accounts receivable are written off when deemed uncollectible. A receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 90 days past each respective customer’s terms. The allowance for doubtful accounts was approximately $6,900 and $2,900, as of December 31, 2014 and 2013, respectively. No interest is charged on late accounts. No material amounts were written off during the year ended December 31, 2014 and 2013.

Revenue Recognition

The Company recognizes revenue when all of the following have occurred: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the sales price is fixed or determinable; and (4) collectability is reasonably assured. This generally occurs upon shipment to the customer. Substantially all of the Company’s revenue is generated from direct sales of its product to the automotive and powersports aftermarkets.

Fair Value Measurements

The carrying value of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to their short maturities. The carrying value of debt approximates fair value, as the interest rates on the outstanding borrowings are at rates that approximate market rates for borrowings with similar terms and maturities. The fair value amounts of receivables from and notes payable to related parties are not practicable to estimate based on the related party nature of the underlying transactions.

Fair Value of Financial Instruments

The Company accounts for financial instruments utilizing a framework for measuring fair value in generally accepted accounting principles. To increase consistency and comparability in fair value measurements, a fair value hierarchy is used that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

Level 1 - quoted prices (unadjusted) in active markets for identical assets or liabilities;

F-9

ENERPULSE TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

Level 2 - observable inputs other than Level 1, quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are observable or whose significant value drivers are observable; and

Level 3 - assets and liabilities whose significant value drivers are unobservable.

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on the Company’s market assumptions. Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset or liability may fall into different levels of the fair value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment. As of December 31, 2014 and 2013, cash and cash equivalents measured at fair value were classified as Level 1. As of December 31, 2013, the puttable common stock was classified as Level 2 (see Note 10). As of December 31, 2014, the Company classified the warrants liability as Level 2 and Level 3, as appropriate (see Note 11).

Inventory

Inventory is stated at the lower of average cost or market and consists of various ignition components, high voltage cables, spark plugs, and high voltage capacitors. Inventory is separated by raw goods, work in progress, and finished goods. The inventory cost method is first-in, first-out. Indirect overhead and indirect labor are allocated on a per unit basis during the work in progress and finished goods stage of production. The Company monitors inventory for turnover and obsolescence and records a reserve for excess and obsolete inventory as deemed necessary. As of December 31, 2014 and 2013, the Company had recorded a reserve of approximately $8,600 and $24,500, respectively.

Property and Equipment

Property and equipment are carried at cost. Depreciation of property and equipment is charged to operations over the estimated useful lives of the assets based on the following useful lives:

Software	3 years
Vehicles	5 years
Equipment	5 – 10 years
Leasehold improvements	7 years
Furniture and fixtures	7 years

Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, and leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the assets. Property and equipment are not depreciated/amortized until placed in service. Upon retirement or disposal of assets, the accounts are relieved of cost and accumulated depreciation and the related gain or loss is reflected in earnings.

Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation expense totaled $56,529 and $80,361 for the years ended December 31, 2014 and 2013, respectively.

Intangible Assets

Intangible assets subject to amortization include trademarks and patents, which are being amortized on a straight-line basis over the shorter of their legal lives or estimated economic life. Intangible assets are recorded at a cost of $612,426 and $484,234 as of December 31, 2014 and 2013, respectively. Amortization expense was $32,157 and $26,044 for the years ended December 31, 2014 and 2013, respectively. As of December 31, 2014, future amortization expense for intangible assets is estimated to be approximately $28,500 for each of the years ending December 31, 2015 through 2019, and approximately $341,500 in years thereafter.

F-10

ENERPULSE TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

Impairment of Long-lived Assets

Management reviews and evaluates long lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Recoverability is measured by comparing the total estimated future cash flows on an undiscounted basis to the carrying amount of the assets. If such assets are considered to be impaired, an impairment loss is measured and recorded based on the amount that carrying value exceeds discounted estimated future cash flows. Management’s estimates of future cash flows are based on numerous assumptions, and it is possible that actual future cash flows will be significantly different than the estimates, which are subject to significant risks and uncertainties. Management believes there is no impairment to long lived assets as of December 31, 2014 and 2013.

Offering Costs

Offering costs consist principally of legal, accounting and underwriters’ fees incurred that are directly attributable to equity and debt offerings. Offering costs related to the equity offering were charged against the gross proceeds received upon the completion of the Offering. Offering costs attributable to debt offerings are amortized over the term of the related debt. Offering costs are included in other non-current assets. As of December 31, 2014 and 2013, approximately $104,000 and $154,000, respectively, of deferred offering costs were included in other non-current assets.

Research and Development

Research and development costs are charged to operations when incurred and are included in selling and administrative expenses. The amounts charged for the years ended December 31, 2014 and 2013 were $362,348 and $285,811, respectively.

Net Loss Per Share

Net loss per share is calculated using the two-class method per U.S. GAAP. Under the two-class method, the Company treats only the portion of the periodic adjustment to the puttable common stock’s carrying amount that reflects redemption in excess of fair value like a dividend. Basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the periods as follows:

	For the year ended December 31,
	2014		2013
	Common	Puttable	Common	Puttable
Weighted average shares of stock used in basic and diluted loss per share	11,800,874	85,247	7,903,373	25,538

Allocation of net loss	$(3,800,954)	$(27,457)	$(3,938,862)	$(12,728)

Basic and diluted net loss per share	$(0.32)	$(0.32)	$(0.50)	$(0.50)

The weighted average number of shares used to compute diluted net loss per share excludes any assumed exercise of stock options and warrants as the effect would be antidilutive. Common stock equivalents of approximately 10.9 million and 2.4 million for the years ended December 31, 2014 and 2013, respectively, were excluded from the calculation because of their antidilutive effect.

Income Taxes

Deferred income tax assets and liabilities arise from temporary differences associated with differences between the financial statements and tax basis of assets and liabilities, as measured by the enacted tax rates which are expected to be in effect when these differences reverse. Deferred tax assets and liabilities are classified as current or non-current, depending on the classification of the assets or liabilities to which they relate. Deferred tax assets and liabilities not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. The Company is no longer subject to U.S. federal, state, and local income tax examinations by tax authorities for years before 2011.

F-11

ENERPULSE TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

The Company records a liability for uncertain tax positions when it is probable that a loss has been incurred and the amount can be reasonably estimated. The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. As of December 31, 2014 and 2013, no liabilities for uncertain tax positions have been recorded.

Stock-Based Compensation

The Company accounts for stock options to employees and nonemployee board members based on the estimated fair value at the option grant date. The Company measures the cost of employee services received in exchange for stock options based on the grant date fair value of the award and recognizes the cost over the period the employee is required to provide services for the award.

The Company generally utilizes the Black-Scholes option-pricing model to determine fair value of stock option awards. Key assumptions include applicable volatility rates, risk-free interest rates and the instrument’s expected remaining life. As allowed by U.S. GAAP, for companies with a short period of publicly traded stock history, the Company’s estimate of expected volatility and expected term are primarily based on the average volatilities and expected terms of identified companies with similar attributes to the Company, including industry, stage of life cycle, size and financial leverage. The risk-free rate for periods within the contractual life of the warrant is based on the U.S. Treasury yield curve in effect at the time of grant valuation. These assumptions require significant management judgment.

Advertising

The Company expenses advertising and marketing costs as incurred. Advertising expense was $191,936 and $142,715 for the years ended December 31, 2014 and 2013, respectively. Marketing expense was $106,875 and $125,090 for the years ended December 31, 2014 and 2013, respectively.

Shipping and Handling Costs

Total customer shipping and handling expenses of $24,268 and $26,231 were included in selling, general and administrative expenses for the years ended December 31, 2014 and 2013, respectively.

Warranties

The Company warrants its products against defects in design, materials, and workmanship, generally for four years on average. A provision for estimated future costs relating to warranty expense is considered immaterial to the overall financial statements and therefore is recorded when warranty cost is incurred. Warranty expense totaled $12,144 and $23,768 for the years ended December 31, 2014 and 2013, respectively.

Recent Accounting Pronouncements

In August 2014, the Financial Accounting Standards Board, or FASB issued Accounting Standards Update (ASU) 2014-15, “Presentation of Financial Statements - Going Concern - Disclosures of Uncertainties about an Entity's Ability to Continue as a Going Concern.” ASU 2014-15 provides new guidance related to management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards and to provide related footnote disclosures. This new guidance is effective for annual reporting periods ending after December 15, 2016, and for annual periods and interim periods thereafter. Early adoption is permitted. The Company is currently assessing the impact that adopting this new accounting guidance may have on its consolidated financial statements and footnote disclosures.

In June 2014, the FASB, issued ASU No. 2014-12, "Compensation - Stock Compensation (Topic 718): Accounting for Share- Based Payments When the Terms of an Award Provide that a Performance Target Could be Achieved after the Requisite Service Period." ASU 2014-12 requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. This update further clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. The updated guidance is effective for annual reporting periods beginning after December 15, 2015, including interim periods within that reporting period. Early adoption is permitted. The Company does not anticipate that the adoption of this standard will have a material impact on its consolidated financial statements.

F-12

ENERPULSE TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers (Topic 606)." ASU 2014-09 outlines a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. This new revenue recognition model provides a five-step analysis in determining when and how revenue is recognized. The new model will require revenue recognition to depict the transfer of promised goods or services to customers in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. The updated guidance is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early adoption is not permitted. The Company is currently assessing the impact that adopting this new accounting guidance may have on its consolidated financial statements and footnote disclosures.

In July 2013, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update (ASU) No. 2013-11 “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” Under ASU 2013-11, an entity is required to present an unrecognized tax benefit, or a portion of an unrecognized tax benefit, in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. If a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. ASU 2013-11 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of this guidance affects presentation only and, therefore, did not have a material impact on the Company's financial condition, results of operations or cash flows.

Note 3 - Inventory

Inventory, net consisted of the following:

	2014	2013

Raw materials	$219,449	$218,137
Work in process	38,962	22,539
Finished goods	78,886	58,707

Total inventory	$337,297	$299,383

During 2014 and 2013, the Company experienced decreased yields, which resulted in increased scrap of approximately $59,300 and $58,500, respectively. Also, during 2013, the Company began to write off excess components associated with a phasing out a product line. The Company recorded $60,000 to cost of sales associated with these inventory adjustments.

F-13

ENERPULSE TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

Note 4 - Property and Equipment, Net

Property and equipment, net consisted of the following:

	2014	2013

Vehicles	$22,679	$22,679
Software and equipment	802,849	728,955
Furniture and fixtures	23,071	18,790
Leasehold improvements	254,137	252,406
	1,102,736	1,022,830
Less accumulated depreciation	(928,773)	(872,244)

Total property and equipment, net	$173,963	$150,586

Note 5 - Notes Payable

Notes payable consisted of the following:

	2014	2013

LWM, LLC, with an annual interest rate equal to the Federal Funds Rate (as announced by the Federal Reserve Bank of New York) for the first day of the calendar year, 1.0% at December 31, 2014 and 2013; unsecured; due in full with interest on September 5, 2016	$166,271	$166,271
Promissory note; payable without interest (interest imputed at 12.0% per annum); unsecured; due at the earlier of (i) August 25, 2016, (ii) upon closing of a debt or equity financing of the Company equal to or in excess of $500,000, or (iii) default	100,000	-
	266,271	166,271
Discount	(18,046)	-
Current portion	-	-

Long-term portion	$248,225	$166,271

On August 25, 2014, the Company entered into a $100,000 promissory note with the shareholders of the puttable common stock (see Note 10). As a result of the debt offering in February 2015, the Company repaid $50,000 on the promissory note and entered into an agreement, which allows the remaining $50,000 to be due on August 25, 2016.

During March 2014, under the terms of a note purchase agreement, the Company received $130,000 in financing from two employees and an affiliate of a stockholder in exchange for three bridge loans. The lenders also received warrants to purchase 17,334 shares of common stock at an initial exercise price of $3.75 per share. The note purchase agreement allowed the Company to borrow up to $400,000 through the issuance of promissory notes. The bridge loans matured on May 19, 2014. Two of the loans accrued interest at an annual rate equal to 12%, due upon repayment. The third loan accrued $6,000 of interest, due upon repayment. The loans and associated interest were repaid by May 29, 2014 with proceeds from the Offering.

F-14

ENERPULSE TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

On March 27, 2014, Freepoint Commerce Marketing LLC (“Freepoint”) extended $100,000 in financing in exchange for a note and received a warrant to purchase 16,667 shares of common stock at an initial exercise price of $3.00 per share. The note accrued interest at an annual rate equal to 12% per annum, due upon repayment. The financing and associated interest was repaid by May 29, 2014 with proceeds from the Offering.

The Company estimated the relative fair value of the warrants issued with these notes to be $37,127 (see Note 11), which was recognized as additional interest expense over the term of the outstanding related notes.

Note 6 – Convertible Debt

In August 2013, the Company received $1,750,000 through the issuance of a convertible note (the “Convertible Note”) and a warrant to purchase 87,500 shares of common stock to a third party investor (the “Holder”). The Company estimated the fair value of the warrant using the Black-Scholes option-pricing model to be $90,000, which was amortized to interest expense in 2013. The Convertible Note bore interest at a rate of 8% per annum and was due in full on the earlier of July 1, 2014 or the closing date of a change in control of the Company, unless earlier converted into common stock of the Company. The warrant expires in three years from the date of its issuance. Pursuant to the terms of the Convertible Note, it automatically converted into common stock of the Company on the first day that the Company’s securities became publicly traded (the “IPO”) at a conversion price of 85% of the price per share at which securities were sold in the IPO. In conjunction with the reverse merger, the Convertible Note converted into 686,275 shares of common stock. Upon conversion, the Company recorded $390,000 of additional interest expense, which was equal to the intrinsic value of the beneficial conversion feature.

In consideration for entering into the Convertible Note, the Company granted the Holder the sole and exclusive right to market, for the purpose of sale, certain of its products (n-PAC® plugs designed for natural gas fueled internal combustion engines) in all countries of North America.

Note 7 – Operating Leases

In February 2012, the Company entered into a two-year lease for an office, which initially expired on February 28, 2014. The lease took effect in March 2012 with a monthly rent of $3,750 through February 2013 then $4,167 through February 2014. In early 2014, the Company entered into an additional two-year lease extension effective March 1, 2014 with a monthly rent of $5,500. Rent expense was $80,372 and $49,170 for the years ended December 31, 2014 and 2013, respectively. The Company pays property taxes on the property leased. Property tax expense was $11,440 and $12,669 for the years ended December 31, 2014 and 2013, respectively.

The Company leases an apartment for their Chief Executive Officer, currently on a month to month basis. Rent expense was $17,038 and $17,705 for the years ended December 31, 2014 and 2013, respectively.

At December 31, 2014, obligations for future minimum payments under operating leases were as follows:

2015	$66,000
2016	11,000
Thereafter	-

Total minimum payments required	$77,000

Note 8 – Capital Lease

In December 2014, the Company entered into a long-term lease for equipment with a principal amount of $20,520, with payments beginning in December 2014. Monthly installments are $918, including principal and interest at an imputed rate of approximately 7.0% per annum. In June 2014, the Company entered into a long-term lease for equipment with a principal amount of $21,595, with payments beginning in August 2014. Monthly installments are $716, including principal and interest at an imputed rate of approximately 16.7% per annum. In December 2012, the Company entered into a long-term capital lease for equipment with a principal amount of $22,325, with payments beginning in January 2013. Monthly installments are $788, including principal and interest at an imputed rate of approximately 16.3% per annum. Depreciation of $8,576 and $4,775 was recorded in 2014 and 2013, respectively, based on the date the equipment was placed in service. Current principal payments are approximately $16,200, and long-term principal payments are $19,700 as of December 31, 2014.

F-15

ENERPULSE TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

Future minimum lease payments under the capital lease are payable in future years as follows:

2015	$29,068
2016	17,776
2017	5,012
Net minimum lease payments	51,856
Less amounts representing interest	(6,341)

Capital lease obligation payable	$45,515

Note 9 – Income Taxes

The Company is a successor as a result of a tax-free reorganization from the 2004 merger of Enerpulse, Inc., a Florida corporation, into Enerpulse, Inc. a Delaware corporation. As such, the pre-merger net operating loss carryovers applicable to the predecessor corporation will carryforward for tax purposes to the successor corporation. The tax loss carryforward at December 31, 2014 available to the Company is estimated to be approximately $25 million for federal and approximately $12.8 million for state purposes. Federal net operating loss carry forwards expire through 2034 and state net operating loss carry forwards expire through 2034.

A reconciliation of the statutory Federal income tax rate to the Company’s effective income tax rate applied to pre-tax loss is as follows:

	Year ended December 31,
	2014	%	2013	%

Computed "expected" tax benefit	$1,301,660	34%	$1,344,307	34%

State income taxes, net of Federal income tax effect	191,421	5%	197,692	5%

Expiration of state net operating losses	(326,586)	(9)%	-	-%

Permanent differences and other	(157,383)	(4)%	(170,203)	(4)%

Change in valuation allowance	(1,009,112)	(26)%	(1,371,796)	(35)%

	$-	-	$-	-

Deferred tax assets and liabilities represent the future impact of temporary differences between the financial statement and tax bases of assets and liabilities and are as follows:

F-16

ENERPULSE TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

	Year ended December 31,
	2014	2013
Deferred tax assets
Net operating loss (NOL) carry forwards	$9,182,070	$8,298,115
Bad debt allowance	2,680	1,121
Accrued liabilities	8,176	7,404
Depreciation and amortization	38,679	46,231
Inventory reserves	3,370	9,558
Stock based compensation	145,219	8,653
Total deferred tax assets	9,380,194	8,371,082

Valuation allowance	(9,380,194)	(8,371,082)

Net deferred tax assets	$-	$-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company has provided a valuation allowance of 100% of its deferred tax assets due to the uncertainty of generating future profits that would allow for the realization of such deferred tax assets.

Pursuant to United States Internal Revenue Code Section 382, since the Company underwent an ownership change, the NOL carry-forward limitations impose an annual limit on the amount of the taxable income that may be offset by the Company’s NOL generated prior to the ownership change. Therefore, the Company may be unable to use a significant portion of its NOL to offset future taxable income.

Note 10 - Capital Stock

Capital

As disclosed in Note 1, on September 4, 2013, Enerpulse’s shareholders transferred 100% of the outstanding shares of Enerpulse to L2 MDC, a publicly traded US shell company, in exchange for 7,646,780 shares of common stock of L2 MDC, equal to 93.5% of the issued and outstanding shares of L2 MDC on a fully diluted basis, after giving effect to the conversion of all of Enerpulse’s outstanding preferred stock. In addition, a convertible note automatically converted into 686,725 shares of common stock and a warrant to purchase 87,500 shares of common stock. The capital stock transactions have been retroactively restated for, and give effect to, the number of shares received in the Merger.

The Company has two classes of capital stock, common and preferred, both of which have a $0.001 par value. The Company is authorized to issue 100,000,000 shares of common stock and 10,000,000 shares of preferred stock.

On May 21, 2014, the Company closed the Offering for 5,000,000 shares of its common stock and 5,000,000 warrants (see Note 11) to purchase 7,500,000 shares of common stock at an offering price of $0.75 per share and $0.05 per warrant, resulting in gross proceeds of $4.0 million. Total offering costs of approximately $949,000 included underwriters commissions, legal fees, consulting services, audit and accounting services, and filing service fees, and were netted against the gross proceeds received.

On October 21, 2013, the Company and a shareholder that was issued 131,287 shares of common stock for the settlement of offering costs of $300,000 during 2011, entered into an agreement that required the Company to redeem the shares at the shareholder’s request, at any time on or after May 24, 2014. The shareholder requested the redemption on May 27, 2014, giving the Company 90 days to make an aggregate cash payment equal to $300,000 by August 25, 2014, which was the greater of (a) $300,000 and (b) the fair market value of Company’s common stock at the time of the receipt of the shareholder’s redemption request.

F-17

ENERPULSE TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

On August 25, 2014, the Company paid $200,000 to the shareholder of the puttable common stock and entered into a promissory note for the remaining $100,000 with the shareholder to redeem the common stock (see Note 5). The entire amount of the redemption, including the imputed interest on the promissory note, were accounted for as the cost of the shares. The Company simultaneously retired the 131,287 shares of common stock.

As a result of the redemption agreement, the Company classified the puttable common stock as “temporary equity” and valued the shares at the end of each reporting period. The value of the shares was based on the greater of (a) $300,000 and (b) the estimated fair value of its common stock, prior to the shareholder redemption request. The fair value of the Company’s common stock decreased from $3.00 per share as of December 31, 2013 to $0.61 per share as of May 27, 2014, the redemption request date. Accordingly, the Company decreased the value of the puttable common stock from $393,780 as of December 31, 2013 to $300,000 during the year ended December 31, 2014.

In March 2013, the Company sold 451,871 shares of common stock for cash proceeds of $1,010,000, along with warrants to purchase 225,936 shares of common stock (see Note 11) at an exercise price of $2.66 per warrant.

Dividends

The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company other than dividends on shares of common stock payable in shares of common stock.

Note 11 - Warrants

In October 2014, the Company issued 75,000 warrants to a consultant to purchase common stock at an initial exercise price of $0.75 per share. The warrants vested immediately. The warrants expire in 5 years from the date of their issuance. The warrants may also be exercised on a cashless basis if the fair market value of one share of common stock on the calculation date is greater than the exercise price of the warrant, and include net cash settlement for fractional shares. As a result, the warrants are deemed to be subject to potential net cash settlement and must be classified as derivative liabilities.

The form of warrant agreement for the 5,000,000 registered warrants that the Company issued in its May 2014 public offering (the “Publicly Registered Warrants”) generally provides that, in the event a related registration statement or an exemption from registration is not available for the issuance or resale of the warrant shares upon exercise of the warrant, the holder may exercise the warrant on a cashless basis. Notwithstanding the availability of cashless exercise, U.S. GAAP provides that these registered warrants are deemed to be subject to potential net cash settlement and must be classified as derivative liabilities because (i) under federal securities laws, providing freely-tradable shares upon exercise of the warrants may not be within the Company’s control in all circumstances, and (ii) the warrant agreements do not expressly provide that there is no circumstance in which the Company may be required to effect a net cash settlement of the warrants. The accounting guidance expressly precludes an evaluation of the likelihood that cash settlement could occur. The warrant agreement also contains anti-dilutive provisions that adjust the exercise price of the Publically Registered Warrants if the Company issues any common stock, securities convertible into common stock, or other securities (subject to certain exceptions) at a value below the then-existing exercise price of the May 2014 Publically Registered Warrants, which is $1.20 per warrant. Accordingly, the warrants have been classified as a derivative liability and reported, at each balance sheet date, at estimated fair value determined using the quoted market price for the warrants. On reporting dates where there are no active trades, the Company uses the last reported closing sales price of the warrants to determine the fair value. The warrants are exercisable at any time, and from time to time, from the date of issuance.

As part of the Offering, the Company issued its underwriter warrants to purchase up to 100,000 shares of common stock as underwriter compensation for this offering (the “Compensation Warrants”). If these warrants are exercised, each share may be purchased by the underwriters at an exercise price per share equal to $1.00 per share. The warrants expire in 5 years from the date of their issuance. The warrants are exercisable at any time, and from time to time, from and after the 181st day immediately following the date of effectiveness of the Offering’s registration statement. The warrants may also be exercised on a cashless basis if the fair market value of one share of common stock on the calculation date is greater than the exercise price of the warrant. As a result, the Compensation Warrants are deemed to be subject to potential net cash settlement and must be classified as derivative liabilities, for the reasons set forth above.

F-18

ENERPULSE TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

In March 2014, the Company issued 17,334 warrants to debtors to purchase common stock at an initial exercise price of $3.75 per share. The warrants vested upon the closing of the financing from the debtors. The warrants expire in 5 years from the date of their issuance. The warrants included price protection provisions which provided for an adjustment to the per share exercise price of the warrants if the Company issues common stock at effective per share prices lower than the exercise price of the warrants up to and including the Offering closing price. The warrant agreements were revised on June 1, 2014, to remove the price protection provisions and decrease the initial exercise price to $1.00 per share. The warrants may also be exercised on a cashless basis if the fair market value of one share of common stock on the calculation date is greater than the exercise price of the warrant and include net cash settlement for fractional shares.

In March 2014, the Company issued 16,667 warrants to Freepoint to purchase common stock at an initial exercise price of $3.00 per share. The warrants vested upon the closing of the financing from the debtors. The warrants expire in 3 years from the date of their issuance. The warrants included price protection provisions which provided for an adjustment to the per share exercise price of the warrants if the Company issues common stock at effective per share prices lower than the exercise price of the warrants up to and including the Offering closing price. The warrant agreement was cancelled and a new warrant agreement issued effective May 5, 2014. The new agreement is exercisable for 100,000 shares of our common stock at an exercise price of $1.00 per share. The warrants may also be exercised on a cashless basis if the fair market value of one share of common stock on the calculation date is greater than the exercise price of the warrant and include net cash settlement for fractional shares.

On August 16, 2013, Enerpulse entered into a convertible note purchase agreement with Freepoint, pursuant to which Enerpulse agreed to issue and sell, and Freepoint agreed to purchase, a senior convertible promissory note in the principal amount of $1,750,000. In addition, Freepoint received a warrant that became exercisable May 21, 2014, the date the Company completed the Offering and expires on July 1, 2016. The warrant is exercisable for 87,500 shares of the Company’s common stock. The initial exercise price of the warrant was $3.60 per share, 120% of the per share price of the Merger. On May 16, 2014, the warrant agreement was revised to decrease the exercise price to $1.20 per share, which resulted in the Company recording approximately $15,000 of additional amortization expense. The warrant may also be exercised on a cashless basis if the fair market value of one share of common stock on the calculation date is greater than the exercise price of the warrant.

On June 30, 2013, the Company entered into a letter agreement with its advisor, placement agent and underwriter (collectively, “underwriter”) in connection with various proposed transactions. Pursuant to the letter agreement, upon consummation of the Merger, the underwriter received a warrant (the “Resale Warrant”) to purchase 150,000 shares of our common stock. The Resale Warrant was issued as of September 4, 2013 and expires on September 3, 2018. The exercise price of the Resale Warrant is equal to $2.66 per share and the warrant is exercisable at any time, and from time to time, from and after the 181st day immediately following the date of effectiveness of the Offering’s registration statement. The warrant may also be exercised in a cashless basis if the fair market value of one share of common stock on the calculation date is greater than the exercise price of the warrant.

In March 2013, the Company issued 225,936 warrants to investors to purchase common stock at an exercise price of $2.66 per share. The warrants were issued in connection with an offering of common stock to the same investors that purchased the shares of common stock for cash and vested upon the closing of the financing from the investors. The warrants expire in 10 years from the date of their issuance.

In October 2012, the Company issued 508,516 warrants to investors to purchase common stock at an exercise price of $2.66 per share. These warrants were issued in connection with the common stock offering to the same investors that purchased the shares of common stock for cash and vested upon the closing of the financing from the investors. The warrants expire in 10 years from their issuance.

On December 16, 2011, Louis S. Camilli purchased 87,009 shares of common stock and a warrant to purchase up to 15,537 shares of common stock for an aggregate purchase price of $198,822. The warrant is exercisable at an exercise price of $6.3976 and will expire on December 31, 2016. The warrant may also be exercised on a cashless basis if the fair market value of one share of common stock on the calculation date is greater than the exercise price of the warrant. The shares issuable upon exercise of the warrant are subject to adjustment for stock splits, stock dividends, reclassifications, reorganizations or other changes of the outstanding securities of the Company.

F-19

ENERPULSE TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

In May 2011, the Company issued 437,624 and 6,566 (total of 444,190) warrants to investors to purchase common stock at an exercise price of $2.74 and $2.28 per share, respectively. The 437,624 warrants were issued in connection with the common stock offering to the same investors that purchased the shares of common stock for cash and vested upon the closing of the financing from the investors. The warrants expire in 10 years from the date of their issuance. The 6,566 warrants were issued to Silicon Valley Bank in connection with a debt financing and expire in 10 years from the date of their issuance. The fair value of these warrants was determined to be nominal.

In November 2009 and February 2010, the Company issued 416,724 and 99,220 warrants, respectively, to investors to purchase common stock at an exercise price of $2.01 per share. The warrants were issued in connection with offerings of common stock to the same investors that purchased the shares of common stock for cash and vested upon the closing of the financings from the investors. The warrants expire in 10 years from the dates of their issuance.

In January 2007, the Company issued 35,514 warrants to investors to purchase common stock at an exercise price of $5.63 per share. The warrants were issued in connection with an offering of common stock to the same investors that purchased the shares of common stock for cash and vested upon the closing of the financing from the investors. The warrants expire in 10 years from the date of their issuance.

Accounting Standards Codification (“ASC”) 815 - Derivatives and Hedging provides guidance to determine what types of instruments, or embedded features in an instrument, are considered derivatives. This guidance can affect the accounting for convertible instruments that contain provisions to protect holders from a decline in the stock price, referred to as anti-dilution or down-round protection. Down-round provisions reduce the exercise price of a convertible instrument if a company either issues equity shares for a price that is lower than the exercise price of those instruments, or issues new convertible instruments that have a lower exercise price. The Company has determined that the Resale, Compensation, March 2014 and Publicly Registered Warrants, with their related down-round or net cash settlement provisions, should be treated as a derivative and thus classified as warrants liability in the December 31, 2014 consolidated balance sheet. The Company is required to report derivatives at fair value and record the fluctuations in fair value in current operations.

The Company recognizes the warrants liability at their respective fair values at inception and on each reporting date. The Company utilized a binomial option pricing model (“BOPM”) to develop its assumptions for determining the fair value of the warrants. Changes in the fair value of the derivative instrument liabilities and key assumptions at the issue date and each reporting date are as follows:

	March and October	Resale	Compensation	Publicly Registered
	2014 Warrants	Warrants	Warrants	Warrants	Total
Balance at December 31, 2013	$-	$-	$-	$-	$-
Orgination of derivative instrument	49,232	64,410	55,160	350,000	518,802
Loss on modification of derivative liabilities	31,356	-	-	-	31,356
Adjustment resulting from change in value of underlying asset	(52,838)	(44,610)	(35,460)	400,000	267,092

Balance at December 31, 2014	$27,750	$19,800	$19,700	$750,000	$817,250

F-20

ENERPULSE TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

	March and October 2014	Resale	Compensation
	Warrants	Warrants	Warrants
December 31, 2014:
Annual volatility	103% - 105%	103%	103%
Risk-free rate	1.07% - 1.78%	1.78%	1.78%
Dividend rate	-%	-%	-%
Contractual term	2.6 - 5.0	3.9	4.6
Closing price of common stock	$0.24	$0.24	$0.24
Conversion/exercise price	$0.75 - 1.00	$2.66	$1.00
Origination:
Annual volatility	60%	110%	111%
Risk-free rate	0.9% - 1.75%	1.56%	1.56%
Dividend rate	-%	-%	-%
Contractual term	3.0 - 5.0	4.0	5.0
Closing price of common stock	$0.30- 3.00	$0.75	$0.75
Conversion/exercise price	$0.75 - 3.75	$2.66	$1.00

The warrants liability associated with the March, Resale and Compensation warrants is considered a Level 3 liability on the fair value hierarchy as the determination of fair values includes various assumptions about future activities, stock price, and historical volatility inputs. The warrants liability associated with the Publicly Registered Warrants is considered Level 2 liability on the fair value hierarchy as the determination of fair values includes the warrants quoted price, in a market that is not active. Significant unobservable inputs for the Level 3 warrants liability include (1) the estimated probability of the occurrence of a down round financing during the term over which the related warrants are exercisable, (2) the estimated magnitude of the down round and (3) the estimated magnitude of any net cash fractional share settlement. There were no transfers between Levels 1, 2, and 3 during the years ended December 31, 2014 or 2013.

Note 12 - Stock-Based Compensation

The Company provides stock-based compensation to employees, directors and consultants, under the Company’s 2013 Equity Incentive Plan (the “Plan”). In conjunction with the Merger, Enerpulse’s former plan, the 2007 Stock Option Plan was replaced by the Plan.

The Plan permits the grant of share options and shares to the Company’s employees for up to 1.5 million shares of common stock. The Company believes that such awards better align the interests of its employees with those of its shareholders. Option awards are generally granted with an exercise price equal to the market price of the Company’s stock at the date of grant; those option awards generally vest based on three years of continuous service and have 10-year contractual terms. Certain option and share awards provide for accelerated vesting if there is a change in control, as defined in the Plan.

The Company utilized assumptions in the estimation of the fair value of stock options granted for the years ended December 31, 2014 and 2013 as follows:

	Years Ended December 31,
	2014	2013

Annual volatility	103% - 110%	60%
Risk-free rate	1.07% - 2.13%	1.00% - 2.5%
Dividend rate	-%	-%
Expected term	2.6 - 6.5	2.0 - 6.5

F-21

ENERPULSE TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

The following is a summary of stock option activity:

	Shares	Exercise Price
Outstanding at
January 1, 2013	475,270	$0.91 - 1.01
Granted	204,499	$0.91 - 3.00
Exercised	-	$-
Forfeited	-	$-
Outstanding at
December 31, 2013	679,769	$0.91 - 3.00
Granted	523,112	$0.50
Exercised	-	$-
Forfeited	(111,757)	$0.75
Outstanding at
December 31, 2014	1,091,124	$0.50 - 0.75

Summarized information about stock options outstanding as of December 31, 2014 is as follows:

	Options Outstanding			Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Excercisable	Weighted Average Exercise Price

$0.50	523,112	2.67	$0.50	-	$-
$0.75	568,012	2.42	$0.75	568,012	$0.75

A summary of status of the Company’s non-vested stock options for the year ended December 31, 2014 is as follows:

	Nonvested Shares Under Option	Weighted Average Grant Date Fair Value

Nonvested at January 1, 2014	396,087	$0.94
Granted	523,112	$0.43
Vested	(284,330)	$0.10 - 1.88
Forfeited	(111,757)	$0.64

Nonvested at December 31, 2014	523,112	$0.43

F-22

ENERPULSE TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

On June 30, 2014, the board of directors approved the re-pricing and accelerated vesting of all outstanding stock options to purchase approximately 676,000 shares of common stock that were previously granted to officers, directors, employees and consultants pursuant to the 2013 Plan. The options were re-priced at $0.75 per share, the Offering closing price.

The outstanding options as of June 30, 2014 had been issued with exercise prices ranging from $0.91 to $3.00 per share. The vesting schedule for the outstanding options also varied from 1 to 9 years.

The re-pricing and accelerated vesting changes were affected by cancelling the outstanding options and concurrently entering into new stock option agreements with the optionees (the “New Options”) to reflect the new exercise price and accelerated vesting. The Company valued the repricing and accelerated vesting using the Black-Scholes option pricing model, which resulted in the Company recording additional incremental stock-based compensation expense of approximately $32,000, as well as approximately $293,000 associated with accelerating the unvested stock-based awards granted prior to that date.

In 2014, the Company also issued 523,112 stock options to employees to purchase shares of common stock at exercise prices of $0.50 per option. In 2013, the Company issued 204,499 stock options to employees to purchase shares of common stock at exercise prices of $0.91 - $3.00 per option. The options outstanding and options exercisable at December 31, 2014 had no intrinsic value.

The weighted average grant date fair value of options granted during the years ended December 31, 2014 and 2013 were $0.50 and $1.68, respectively. No options were exercised during the years ended December 31, 2014 and 2013.

The Company recorded compensation expense related to employee stock options included in selling, general and administrative expense in the accompanying consolidated statements of operations of $430,071 and $70,156 for the years ended December 31, 2014 and 2013, respectively. As of December 31, 2014, the Company had approximately $191,000 of unrecognized compensation cost related to stock options that is to be recognized over a weighted average period of 2.60 years.

Note 13 – Related Party Transactions

On May 1, 2012, the Company received a note receivable from an owner for $198,822 in exchange for 87,009 shares of common stock. The note is due on May 1, 2018 and carries interest at a variable rate according to the Applicable Federal Rate (1.00% and 1.00% as of December 31, 2014 and 2013). The note is unsecured.

The Company has recorded interest income of $2,028 and $2,000 related to the promissory note for the years ended December 31, 2014 and 2013, respectively. The receivable (which includes accrued interest) has been classified as an addition or reduction, as applicable, of stockholders’ (deficit) equity on the consolidated balance sheets as of December 31, 2014 and 2013.

Note 14 – Concentrations and Commitments

Concentrations

The credit risk for customer accounts is concentrated because the balances due from two of the Company's customers comprise approximately 73% and 83% of the total carrying amount of accounts receivable at December 31, 2014 and 2013, respectively. In addition, two and three customers comprise approximately 23% and 38% of total revenue for the years ended December 31, 2014 and 2013, respectively.

The risk related to vendor accounts is concentrated because the balances due to two of the Company's vendors comprise approximately 37% and 66% of the total carrying amount of accounts payable at December 31, 2014 and 2013, respectively. In addition, four and three vendors comprised approximately 66% and 57% of total purchases for the years ended December 31, 2014 and 2013, respectively.

F-23

ENERPULSE TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

Note 15 – Non-Qualified Deferred Compensation Plan

On October 1, 2011, the Company entered into a grantor Rabbi Trust Agreement (the “Trust”) under a Nonqualified Deferred Compensation Plan (the “NDC Plan”) to establish a contract for the payment of deferred compensation. The bank holds the investments and is also the trustee. It is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the NDC Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974.

The Trust assets are subject to the claims of the creditors of the Company in the event of the Company’s insolvency. All administrative fees of the Trust are paid by the Company. The NDC Plan is an elective plan whereby the participants may elect to defer compensation into the NDC Plan. At the discretion of the Company, additional deposits may be made by the Company for the NDC Plan participants. Upon certain distributable events, the participants of the NDC Plan may receive benefit payments, but the NDC Plan is not guaranteed. Prior to 2012, compensation of $151,308 was elected to be deferred by NDC Plan participants and the Company transferred $5,000 to the Trust. The Company’s books do not reflect a liability for the deferred compensation due to the nature of the contingency contained in the NDC Plan agreement. There was no additional funding during the years ended December 31, 2014 and 2013.

The assets held in the Trust under the NDC Plan as of December 31, 2014 and 2013 are as follows:

	Cost	Gross Cumulative Unrrealized Gains	Gross Cumulative Unrrealized Losses	Fair Market Value

Cash	$5,000	$-	$-	$5,000

Note 16 - Subsequent Event

On February 20, 2015, the Company closed on $3,050,000 in thirty-six month convertible notes at a 6% interest rate and 50% warrant coverage. Warrants were issued for 7,625,000 common shares at an exercise price of $0.20 per share. The notes convert into 15,250,000 shares of the Company’s common stock. In its capacity as placement agent, we paid Roth and/or its designees a commission equal to $210,000 consisting of (i) $50,000 in cash, (ii) 800,000 shares of our common stock and (iii) warrants exercisable for up to 1,050,000 common shares at an exercise price of $0.20 per share.

F-24

Shares of Common Stock

PROSPECTUS

           , 2015

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the approximate amount of expenses in connection with the offering of the securities being registered. All of the amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

Registration fee under the Securities Act of 1933, as amended	$339.65
Legal fees and expenses	20,000.00
Accounting fees and expenses	4,000.00
Miscellaneous fees and expenses	2,000.00
Total	$26,339.65

Item 14. Indemnification of Directors and Officers

Nevada Law

Section 78.7502 of the Nevada Revised Statutes (“NRS”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	is not liable pursuant to NRS 78.138, or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In addition, NRS 78.7502 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	is not liable pursuant to NRS 78.138; or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, the corporation is required to indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

NRS 78.752 allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

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Other financial arrangements made by the corporation pursuant to NRS 78.752 may include the following:

(a)	the creation of a trust fund;

(b)	the establishment of a program of self-insurance;

(c)	the securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation; and

(d)	the establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to NRS 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to an undertaking to repay the amount if it is determined by a court that the indemnified party is not entitled to be indemnified by the corporation, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	by the stockholders;

(b)	by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or

(d)	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Charter Provisions and Other Arrangements of the Registrant

Pursuant to the provisions of the NRS, we have adopted the following provisions in our Articles of Incorporation and our amended and restated bylaws for our directors and officers:

Articles—Our Articles of Incorporation provide that the liability of directors and officers of the Company shall be eliminated or limited to the fullest extent permitted by the NRS.

Bylaws—Our amended and restated bylaws provide that we shall indemnify any director or officer to the fullest extent authorized by the laws of the State of Nevada. The amended and restated bylaws further provide that we shall pay the expenses incurred by an officer or director (acting in his capacity as such) in defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, subject to the delivery to us by or on behalf of such director or officer of an undertaking to repay the amount of such expenses if it shall ultimately be determined that he or she is not entitled to be indemnified by us as authorized in our bylaws or otherwise.

Item 15. Recent Sales of Unregistered Securities

Sale of Shares to Matthew C. Lipton

On May 9, 2012, we entered into a stock purchase agreement with Matthew Lipton pursuant to which Mr. Lipton acquired 9,500,000 million shares of our common stock for $9,500.00, or $.001 per share.

The issuance of the common stock to Mr. Lipton in connection with the stock purchase agreement was exempt from registration in reliance upon Section 4(a)(2) of the Securities Act.

Merger

In connection with the Merger, on September 4, 2013, we issued a total of 9,931,628 shares of our common stock (including shares of the Company’s common stock reserved for issuance upon exercise of warrants and options) to the former stockholders of Enerpulse.

The issuance of the common stock to the former stockholders of Enerpulse in connection with the Merger was exempt from registration in reliance upon Regulation D and/or Regulation S of the Securities Act as the investors are “accredited investors,” as such term is defined in Rule 501(a) under the Securities Act, and in offshore transactions (as defined in Rule 902 under Regulation S of the Securities Act), such determination being based upon representations made by such investors.

Warrants Issued with 2014 Bridge Loans

In connection with the incurrence of the indebtedness under three bridge loans in March 2014, we issued warrants to the lenders, which warrants are exercisable into an aggregate of 17,334 shares of our common stock. Two warrants were issued on March 3, 2014 and the third warrant was issued on March 19, 2014. Each warrant expires on the fifth anniversary of its issuance. The exercise price of the warrants is $3.75 per share and the warrants are exercisable at any time, and from time to time.

The issuance of the warrants to the lenders was exempt from registration in reliance upon Section 4(a)(2) of the Securities Act.

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Warrant Issued to Freepoint

In connection with the incurrence of indebtedness to Freepoint Commerce Marketing LLC, or Freepoint, under a March 27, 2014 promissory note, we contemporaneously issued Freepoint a warrant which is exercisable into an aggregate of 16,667 shares of our common stock. The warrant expires on the third anniversary of its issuance. The exercise price of the warrant is $3.00 per share and the warrant is exercisable at any time and from time to time.

The warrant issued to Freepoint in connection with the financing was subsequently cancelled and we issued a new warrant effective May 5, 2014. The new warrant is exercisable for 100,000 shares of our common stock at an exercise price of $1.00 per share. The warrant expires on the third anniversary of its issuance.

The issuance of the March 2014 warrant was exempt from registration in reliance upon Section 4(a)(2) of the Securities Act. The issuance of the May 2014 warrant was exempt from registration in reliance upon Section 3(a)(9) of the Securities Act.

Repricing of Options

In June 2014, the our Board of Directors approved cancellation of existing options for an aggregate of 676,388 shares of common stock underlying such options with exercise prices between $0.91 and $3.00 per share. Replacement options were authorized for the same aggregate number of underlying shares of our common stock with the same expiration date as the cancelled options. The replacement options provided for immediate vesting of all of the shares of our common stock underlying the cancelled options and an exercise price of $0.75 per share.

The issuance of the replacement options in exchange for the cancellation of existing options was exempt from registration in reliance upon Section 3(a)(9) of the Securities Act.

2015 Private Placement

On February 19, 2015, we sold $3,048,750 in aggregate principal amount of senior secured convertible notes and warrants to purchase up to 7,621,875 shares of our common stock to various institutional and individual accredited investors and certain of our officers and directors (the “Private Placement”).

The convertible notes issued in the Private Placement are convertible into shares of our common stock at a conversion price of $0.20 per share and are convertible at any time and from time to time at the option of the holder. The warrants issued in the Private Placement expire on the fifth anniversary of their issuance. The exercise price of the warrants is $0.20 per share and the warrant is exercisable at any time and from time to time. Roth Capital Partners, LLC acted as the exclusive placement agent for the Private Placement and, as compensation therefor, we paid Roth Capital Partners, LLC and/or its designees placement agent fees of approximately $210,000 in the form of (i) $50,000 in cash, (ii) 800,000 shares of our common stock and (iii) a warrant to purchase up to 1,050,000 shares of our common stock containing the same terms as those sold in the Private Placement.

The issuance of the warrant was exempt from registration in reliance upon Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules.

The following exhibits are included as part of this registration statement on Form S-1 by reference:

Exhibit Number	Description of Document

2.1	Agreement and Plan of Merger dated September 4, 2013 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)

3.1	Articles of Incorporation (incorporated by reference to the Registrant’s Registration Statement on Form 10-12G filed on October 27, 2010)

3.2	Certificate of Correction to Articles of Incorporation (incorporated by reference to the Registrant’s Registration Statement on Form 10-12G filed on October 27, 2010)

3.3	Amendment to Articles of Incorporation (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q/A filed on August 21, 2013)

3.4	Amended to Articles of Incorporation (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on October 4, 2013)

66

3.5	Amended and Restated Bylaws (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)

4.1	Form of Enerpulse, Inc. Series A Warrants (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)

4.2	Form of Enerpulse, Inc. Series B Warrants (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)

4.3	Form of Enerpulse, Inc. Series C Warrants (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)

4.4	Form of Enerpulse, Inc. Series D Warrants (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)

4.5	Warrant dated December 16, 2011 issued by Enerpulse, Inc. to Louis S. Camilli (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)

4.6	Warrant dated August 16, 2013 issued by Enerpulse, Inc. to Freepoint Commerce Marketing LLC (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)

4.7	Warrant dated December 14, 2011 issued by Enerpulse, Inc. to Silicon Valley Bank (incorporated by reference to the Registrant’s Current Report on Form 8-K/A filed on September 20, 2013)

4.8	Amended and Restated Warrant originally issued September 10, 2013 by Enerpulse, Inc. to Roth Capital Partners, LLC (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A filed on February 3, 2014)

4.9	Form of Bridge Warrant (incorporated by reference to the Registrant’s Annual Report on Form 10-K filed on March 13, 2014)

4.10	Warrant Agency Agreement dated May 16, 2014 between Enerpulse Technologies, Inc. and Securities Transfer Corporation (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on May 16, 2014)

4.11	Replacement Warrant dated May 14, 2014 issued by Enerpulse Technologies, Inc. to Freepoint Commerce Marketing, LLC (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed on August 15, 2014)

4.12	Promissory Note dated August 25, 2014 issued to Gordian Group, LLC (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on August 29, 2014)

67

4.13	Promissory Note dated May 1, 2012 issued by Louis S. Camilli to Enerpulse, Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)

4.14	Unsecured Note dated September 5, 2013 issued by Enerpulse, Inc. to LVM, LLC (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)

4.15	Form of Senior Convertible Note (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on February 20, 2015)

4.16	Form of Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on February 20, 2015)

5.1	Opinion of Greenberg Traurig, LLP*

10.1	Amended and Restated Marketing Agreement effective February 12, 2014 by and between Freepoint Commerce Marketing LLC and Enerpulse, Inc. (incorporated by reference to the Registrant’s Annual Report on Form 10-K filed on March 13, 2014)

10.2	Letter dated April 27, 2012 from Valor Motor Company (formerly Vision Motor Company) to Enerpulse, Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)

10.3	Executive Employment Agreement between Enerpulse, Inc. and Louis S. Camilli (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)

10.4	Stock Buyout Agreement effective January 20, 2004 by and between Enerpulse, Inc. and Louis S. Camilli (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)

10.5	Enerpulse Technologies, Inc. 2013 Equity Incentive Plan (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)

10.6	Form of Restricted Stock Award Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)

10.7	Enerpulse, Inc. 2011 Non-Qualified Deferred Compensation Plan (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)

10.8	Trust Agreement dated as of December 20, 2011 by and between Enerpulse, Inc. and The First National Bank of Santa Fe, as trustee (incorporated by reference to the Registrant’s Current Report on Form 8-K/A filed on October 18, 2013)

10.9	Form of Indemnification Agreement for Directors of Enerpulse Technologies, Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)

68

10.10	Indemnity Letter Agreement, dated as of September 4, 2013, between Enerpulse Technologies, Inc. and Matthew C. Lipton (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)

10.11	Commercial Lease Agreement dated March 1, 2014 by and between New Mexico Fluid Systems Tech, LLC, as landlord, and Enerpulse, Inc., as tenant (incorporated by reference to the Registrant’s Annual Report on Form 10-K filed on March 31, 2015)

10.12	Agreement dated September 5, 2013 by and among LVM, LLC, D. Wood Holdings, LLC, Spark Assembly, LLC and Enerpulse, Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 10, 2013)

10.14	Settlement Agreement and Mutual Release dated as of October 10, 2013 by and among Enerpulse, Inc., Federal-Mogul Corporation and Federal-Mogul Worldwide Inc.(incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed on November 19, 2013)

10.15	Note Purchase Agreement dated as of March 3, 2014 between Enerpulse Technologies, Inc. and the purchasers party thereto (incorporated by reference to the Registrant’s Annual Report on Form 10-K filed on March 13, 2014)

10.16	Settlement Agreement dated August 25, 2014 by and between Enerpulse Technologies, Inc. and Gordian Group, LLC (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on August 29, 2014)

10.17	Distributions Agreement date October 1, 2014 between Green Bridge LLC and Enerpulse, Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on November 7, 2014)

10.18	Distribution Agreement date October 1, 2014 between Imega International Group Srl and Enerpulse, Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on November 7, 2014)

10.19	Form of Securities Purchase Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on February 20, 2015)

10.20	Form of Registration Rights Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on February 20, 2015)

10.21	Form of Security Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on February 20, 2015)

10.22	Form of Guaranty (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on February 20, 2015)

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10.23	Form of Lock-Up Agreeement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on February 20, 2015)

21	List of Subsidiaries (incorporated by reference to the Registrant’s Annual Report on Form 10-K filed on March 31, 2015)

23.1	Consent of GHP Horwath, P.C.*

23.2	Consent of Greenberg Traurig, LLP (filed as part of Exhibit 5.1)

24.1	Power of Attorney (included on the signature pages to this Registration Statement)*

101	Interactive Data File*

*	Filed or furnished herewith

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Item 17. Undertakings

The undersigned registrant hereby undertakes to:

(a) Rule 415 Offering:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424 of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 (§239.13 of this chapter) or Form F-3 (§239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

(C) Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 (§ 239.11 of this chapter) or Form S-3 (§ 239.13 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§ 229.1100(c)).

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F (17 CFR 249.220f) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (§239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or §210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i. If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

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(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii. If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(h) Request for acceleration of effective date or filing of registration statement becoming effective upon filing:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albuquerque, State of New Mexico, on the 2nd day of April, 2015.

ENERPULSE TECHNOLOGIES, INC.

/s/ Joseph E. Gonnella

Joseph E. Gonnella

Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

Known All Persons By These Present, that each person whose signature appears below appoints Mr. Joseph E. Gonnella as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, to sign any amendment (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he may do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of his/her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Dated: April 2, 2015	/s/ Joseph E. Gonnella

Joseph E. Gonnella
Chief Executive Officer and Director (Principal Executive Officer)
Dated: April 2, 2015	/s/ Bryan C. Templeton

Bryan C. Templeton
Chief Financial Officer and Treasurer
(Principal Financial Officer and Principal Accounting Officer)
Dated: April 2, 2015	/s/ F. Henry Habicht II

F. Henry Habicht II
Chairman of the Board and Director
Dated: April 2, 2015	/s/ Timothy L. Ford

Timothy L. Ford
Director

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